UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

GLOBAL INDEMNITY plc

(Name of Registrant as Specified in Its Charter)

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GLOBAL INDEMNITY plc

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

MAY 27, 2015

TIME	1:00 P.M. (Bermuda Time) on Wednesday, May 27, 2015.

PLACE

Global Indemnity Reinsurance Company, Ltd., 141 Front Street, Hamilton HM19, Bermuda. You will be able to attend the 2015 Annual General Meeting in person by coming to Global Indemnity Reinsurance Company, Ltd., 141 Front Street, Hamilton HM19, Bermuda. If you plan to attend the annual meeting in person, you will need to bring photo identification and the admission ticket attached to your proxy card. If you hold your shares through a bank, broker or other nominee, in addition to photo identification, please also bring with you a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 3, 2015). You will not be able to vote shares held through a bank, broker or other nominee in person at the 2015 Annual General Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the 2015 Annual General Meeting. For directions to the 2015 Annual General Meeting, please call +1 (441) 294-3962.

ITEMS OF BUSINESS

(1)    By separate resolutions, to elect as directors the following individuals who retire in accordance with the Articles of Association of Global Indemnity plc and, being eligible, offer themselves for election:

(a) Saul A. Fox       (b) Stephen A. Cozen  (c) James W. Crystal  (d) Seth J. Gersch

(e) John H. Howes  (f) Larry N. Port          (g) Cynthia Y. Valko

(2)    To act on a matter concerning Global Indemnity Reinsurance Company, Ltd. and authorization of Global Indemnity plc to vote, as proxy, on such matter.

(3)    To authorize Global Indemnity plc and/or any of its subsidiaries to make open market purchases of Global Indemnity plc A ordinary shares.

(4)    To authorize the reissue price range of A ordinary shares that Global Indemnity plc holds as treasury shares.

(5)    To authorize holding the 2016 Annual General Meeting of shareholders of Global Indemnity plc at a location outside of Ireland.

(6)    To renew the Board of Directors’ authority to issue ordinary shares.

(7)    To renew the Board of Directors’ authority to issue shares for cash, for other property, or for services without first offering shares to existing shareholders.

(8)    To amend the Global Indemnity plc Share Incentive Plan.

(9)    To transact such other business as may properly be brought before the 2015 Annual General Meeting or any adjournments or postponements thereof.

The foregoing items, including the votes required in respect of each item, are more fully described and the full text of the proposals are set forth in the proxy statement accompanying this Notice of Annual General Meeting of Shareholders. Proposals 4 and 7 shall be voted on as a special resolution under Irish law.

RECORD DATE

The Board of Directors has fixed the close of business (Eastern) on April 3, 2015 as the record date for the 2015 Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the 2015 Annual General Meeting or any adjournment or postponement thereof.

VOTING BY PROXY

You may vote your shares in person or by mail, by completing, signing and returning the enclosed proxy card by mail. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee.

During the meeting, management will also present Global Indemnity plc’s Irish Statutory Accounts for the fiscal year ended December 31, 2014.

By Order of the Board of Directors

STEPHEN W. RIES

Secretary

April 30, 2015

Registered Office:

25/28North Wall Quay

Dublin 1

Ireland

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. THE PROXY IS NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. YOU MAY REVOKE A PREVIOUSLY DELIVERED PROXY AT ANY TIME PRIOR TO THE 2015 ANNUAL GENERAL MEETING BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY.

Page
General Information
Company Information	1
Voting and Revocability of Proxies	1

Proposals Requiring Shareholder Vote
Proposal One (A) Through One (G): Election of Directors	5
Proposal Two: Matter Concerning Global Indemnity Reinsurance Company, Ltd. and Authorization of Global Indemnity plc to Vote, as Proxy, on such Matter	8
Proposal Three: Authorization to Make Open Market Purchases of Global Indemnity plc A Ordinary Shares	11
Proposal Four: Authorization of the Reissue Price Range of A Ordinary Shares That Global Indemnity plc Holds as Treasury Shares	13
Proposal Five: Authorization to Hold the 2016 Annual General Meeting of Shareholders at a Location Outside of Ireland	14
Proposal Six: Renew Board of Directors’ Authority to Issue Shares	15
Proposal Seven: Renew Board of Directors’ Authority to Issue Shares for Cash, for Other Property, or for Services Without First Offering Shares to Existing Shareholders	16
Proposal Eight: Amendment to the Global Indemnity plc Share Incentive Plan	17

Board of Directors and Certain Governance Matters
Board Structure	25
Meetings and Independence Requirements	25
Board Committees	25
Shareholder Nominations to Our Board of Directors and Other Shareholder Communications	28
Executive Sessions	28
Code of Business Conduct and Ethics	28
Director Compensation	29
Executive Officers	32

Executive Compensation
Compensation Discussion and Analysis	33
Introduction	33
Committee Activities and Compensation Paid To Named Executive Officers With Respect to 2014	33
Our Compensation Philosophy	33
Other Considerations	43
Conclusion	44
Say-on-Pay and Say-on-Frequency Results	44
Compensation Committee Report	45
Executive Compensation Tables and Employment Agreements	45

Additional Information
Compensation Committee Interlocks and Insider Participation	62
Principal Shareholders and Security Ownership of Management	62
Related Party Transactions	65
Audit Committee Report	68
Independent Auditors	68
Shareholder Proposals	70
Section 16(a) Beneficial Ownership Reporting Compliance	70
Other Matters	70
Householding	71

Amendment No. 1 to the Global Indemnity plc Share Incentive Plan and Share Incentive Plan	EXHIBIT A

i

GLOBAL INDEMNITY plc

25/28 North Wall Quay

Dublin 1

Ireland

www.globalindemnity.ie

+353 (0)1 649 2000

PROXY STATEMENT

The 2015 Annual General Meeting of Shareholders (the “Annual General Meeting”) of Global Indemnity plc will be held at Global Indemnity Reinsurance Company, Ltd., 141 Front Street, Hamilton HM19, Bermuda, at 1:00 P.M. (Bermuda Time) on May 27, 2015. On or about April 30, 2015, we mailed you a proxy card, the proxy statement for the Annual General Meeting (the “Proxy Statement”), our Annual Report on Form 10-K for the year ended December 31, 2014 (the “10-K”) and our financial statements for the year ended December 31, 2014 that were prepared in accordance with Irish law (the “Irish Statutory Accounts”, and together with the proxy card, Proxy Statement and 10-K, the “Proxy Materials.”)

Our Board of Directors has fixed the close of business on April 3, 2015 as the record date for the Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual General Meeting and any adjournments or postponements thereof.

COMPANY INFORMATION

Global Indemnity plc was incorporated on March 9, 2010 and its A ordinary shares began trading on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “GBLI” on July 6, 2010. Our website is www.globalindemnity.ie. Information on our website is not incorporated into this Proxy Statement.

References in this Proxy Statement to “Global Indemnity,” “Company,” “we,” “us,” and “our” refer to Global Indemnity plc and our consolidated subsidiaries.

VOTING AND REVOCABILITY OF PROXIES

If, at the close of business on April 3, 2015, you were a shareholder of record, you may vote your shares by proxy either by mail or by attending the Annual General Meeting, or any adjournments or postponements thereof. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee. You may revoke your proxy or proxies at the times and in the manners described below.

If you are a shareholder of record or hold shares through a bank, broker or other nominee and are voting by proxy, in order to be counted your mailed proxy card must be received by 11:59 p.m. (Bermuda Time) on May 25, 2015.

To Vote By Proxy:

For Shareholders of Record, By Mail:

When you receive the proxy card, mark your selections on the proxy card.

Date and sign your name exactly as it appears on your proxy card.

Mail the proxy card in the postage-paid envelope that will be provided to you.

If Shares Held Through a Bank, Broker, or Other Nominee:

Follow the instructions provided by your bank, broker or other nominee to submit your voting instructions to your bank, broker or other nominee.

To Vote In Person:

For Shareholders of Record:

Although we encourage you to vote by proxy prior to the Annual General Meeting, you can attend the Annual General Meeting and vote your shares in person. If you vote by proxy and also attend the Annual General Meeting, there is no need to vote again at the Annual General Meeting unless you wish to change your vote. To attend the Annual General Meeting in person, you must bring photo identification along with your admission ticket attached to your proxy card.

If Shares Held Through a Bank, Broker, or Other Nominee:

If you hold your shares through a bank, broker or other nominee, in addition to photo identification, please also bring with you a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 3, 2015). You will not be able to vote such shares in person at the Annual General Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the Annual General Meeting.

General:

Failure to bring any of the documentation above may delay your ability to attend, or prevent you from attending, the Annual General Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual General Meeting.

For directions to the Annual General Meeting, please call +1 (441) 294-3962.

The following proposals are scheduled to be voted on at the Annual General Meeting:

•

Proposal One (a) through One (g): By separate resolutions, to elect as directors the following individuals who retire in accordance with our Articles of Association and, being eligible, offer themselves for election:

(a) Saul A. Fox	(b) Stephen A. Cozen	(c) James W. Crystal	(d) Seth J. Gersch
(e) John H. Howes	(f) Larry N. Port	(g) Cynthia Y. Valko

•	Proposal Two: To act on a matter concerning Global Indemnity Reinsurance Company, Ltd. and authorization of Global Indemnity plc to vote, as proxy, on such matter.

•	Proposal Three: To authorize Global Indemnity plc and/or any of its subsidiaries to make open market purchases of Global Indemnity plc A ordinary shares.

•	Proposal Four: To authorize the reissue price range of A ordinary shares that Global Indemnity plc holds as treasury shares.

•	Proposal Five: To authorize holding the 2016 Annual General Meeting of shareholders of Global Indemnity plc at a location outside of Ireland.

•	Proposal Six: To renew the Board of Directors’ authority to issue ordinary shares.

•	Proposal Seven: To renew the Board of Directors’ authority to issue shares for cash, for other property, or for services without first offering shares to existing shareholders.

•	Proposal Eight: To amend the Global Indemnity Share Incentive Plan.

Proposals Four and Seven shall be voted on as a Special Resolution.

In addition, if any other matters are properly brought up at the Annual General Meeting (other than the proposals contained in this Proxy Statement) or any adjournments or postponements thereof, then the individuals named in your proxy card will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board of Directors currently does not know of any matters to be raised at the Annual General Meeting other than the proposals contained in this Proxy Statement.

On the record date, 13,400,079 A ordinary shares and 12,061,370 B ordinary shares of Global Indemnity were issued and outstanding. On each matter voted on at the Annual General Meeting and any adjournment or postponement thereof, each record holder of A ordinary shares will be entitled to one vote per share and each record holder of B ordinary shares will be entitled to ten votes per share. The holders of A ordinary shares and the holders of B ordinary shares will vote together as a single class.

The required quorum for the Annual General Meeting consists of one or more shareholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at the Annual General Meeting. For each of the proposals being considered at the Annual General Meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast, except Proposal Four, determination of the price range at which the Company can reissue shares it holds as treasury shares and Proposal Seven, renewal of the Board of Directors’ authority to issue shares for cash, for other property, or for services without first offering shares to existing shareholders, which requires a special resolution under Irish law and requires the affirmative vote of at least 75% of the votes cast. Proposal Two, the approval of a matter concerning Global Indemnity Reinsurance Company, Ltd., an indirect subsidiary of Global Indemnity (“Global Indemnity Re”), must be submitted for approval by our shareholders pursuant to our Articles of Association, and requires the affirmative vote of a majority of the votes cast by the shareholders entitled to vote and present in person or by proxy at the Annual General Meeting. Our Board of Directors will cause our corporate representative or proxy to vote the shares of Global Indemnity Re at the Global Indemnity Re annual general meeting in the same proportion as the votes received at the Annual General Meeting from our shareholders on this proposal.

If you mark your proxy as “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter and will have no effect on the outcome of such matter, but will be counted in determining whether a quorum is present. Proxies submitted by banks, brokers, or other nominees that do not indicate a vote for one or more of the proposals because the bank, broker, or other nominee does not have discretionary voting authority, but does have discretionary authority to vote on at least one proposal, and has not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

You may vote your shares at the Annual General Meeting in person or by proxy. All valid proxies received before the Annual General Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted as follows at the Annual General Meeting or any adjournments or postponements thereof:

•	“FOR” the election of all nominees for director of Global Indemnity plc named herein.

•	“FOR” the matter concerning Global Indemnity Re, including the election of all nominees for director and alternate directors named herein.

•	“FOR” the authorization of Global Indemnity plc and/or any of its subsidiaries to make open market purchases of Global Indemnity plc A ordinary shares.

•	“FOR” the authorization of the reissue price range of A ordinary shares that Global Indemnity plc acquires as treasury shares.

•	“FOR” the authorization of holding the 2016 Annual General Meeting of shareholders of Global Indemnity plc at a location outside of Ireland.

•	“FOR” the renewal of the Board of Directors’ authority to issue ordinary shares.

•	“FOR” the renewal of the Board of Directors’ authority to issue shares for cash, for other property, or for services without first offering shares to existing shareholders.

•	“FOR” the amendment to the Global Indemnity plc Share Incentive Plan.

Except as discussed under “Proposal Two — Matter Concerning Global Indemnity Reinsurance Company, Ltd.,” if any other business is properly brought before the Annual General Meeting, shares subject to proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), in accordance with the discretion of the persons voting such proxies. If you are a shareholder of record, you may change your vote and revoke your proxy by:

•

Sending a written statement to that effect to our Corporate Secretary c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1 Ireland, provided such statement is received no later than 11:59 p.m. (Bermuda Time) on May 25, 2015;

•	Submitting a properly signed proxy card with a later date that is received no later than 11:59 p.m. (Bermuda Time) on May 25, 2015; or

•	Attending the Annual General Meeting and voting in person.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board of Directors.

Commencement of Irish Companies Act 2014: The Irish Companies Act 2014 (the “Companies Act 2014”) is expected to commence on or following June 1, 2015 and this requires the refreshing at the Annual General Meeting of the Board of Directors’ authorities in respect of Proposal Seven and Proposal Eight, to ensure that they continue following the commencement of the Companies Act 2014. In addition, certain of the proposals contain reference to both the existing statutes and the Companies Act 2014 to ensure the effectiveness of authorities before and post-commencement of the Companies Act 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2015

The Proxy Statement, Annual Report on Form 10-K and Irish Statutory Accounts are available on or about

April 30, 2015 at:

https://www.envisionreports.com/GBLI

PROPOSAL ONE (A) THROUGH ONE (G): ELECTION OF OUR DIRECTORS

Our Articles of Association provide that the size of our Board of Directors shall be determined from time to time by our Board of Directors, but unless such number is so fixed, our Board of Directors will consist of seven directors. Our Board of Directors has nominated seven persons for election as directors whose terms will expire at the 2016 Annual General Meeting of Shareholders, or when their successors are duly elected and qualified. Our current directors are Saul A. Fox, Stephen A. Cozen, James W. Crystal, Seth J. Gersch, John H. Howes, Chad Leat and Cynthia Y. Valko. Our current nominees are Saul A. Fox, Stephen A. Cozen, James W. Crystal, Seth J. Gersch, John H. Howes, Larry N. Port and Cynthia Y. Valko. If any of the nominees becomes unable to or declines to serve as a director prior to election at the Annual General Meeting, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as Fox Paine & Company, LLC (“Fox Paine & Company”) and/or the Board of Directors may nominate.

Under our Articles of Association, Fox Paine & Company, our controlling shareholder, has the right to appoint a number of directors equal in aggregate to the pro rata percentage of the voting shares beneficially held by Fox Paine & Company of Global Indemnity for so long as Fox Paine & Company holds an aggregate of 25% or more of the voting power in Global Indemnity. Fox Paine & Company holds approximately 93% of the voting power of Global Indemnity as of April 3, 2015 and has the right to appoint all of our directors. All of the directors and nominees listed herein have been nominated in accordance with such provisions.

See “Additional Information – Principal Shareholders and Security Ownership of Management.”

Nominees for Director – Proposals One (a) Through One (g)

Proposal One (a) – Saul A. Fox, 61, has served as a director of Global Indemnity and its predecessor companies since August 2003, as Chairman of the Company since September 2003, as the Company’s Chief Executive Officer from February 2007 to June 2007, and as chief executive of Fox Paine & Company, a private equity firm, from its founding in 1996 through to the date hereof. Fox Paine & Company arranged, on behalf of Global Indemnity, the acquisitions of our predecessor companies, United National, Penn America and American Reliable. Over his 30 year career in private equity, Mr. Fox orchestrated numerous other acquisitions, mergers, divestitures and financing transactions, both in financial services, as well in such areas as energy, independent power generation, medical instruments, and energy exploration and production software. Prior to founding Fox Paine & Company, Mr. Fox was a general partner of Kohlberg, Kravis & Roberts & Co. (“KKR”), a global alternative asset manager. During his 13 years with KKR, Mr. Fox led the highly successful acquisitions and divestitures of American Reinsurance, Canadian General Insurance (KKR’s first acquisition outside of the United States), and Motel 6. Prior to joining KKR, Mr. Fox was an attorney at Latham & Watkins LLP, specializing in tax law. Mr. Fox received a B.S. degree in Communications from Temple University in 1975 (summa cum laude) and a degree from the University of Pennsylvania School of Law in 1978 (cum laude). Mr. Fox is currently a member of the board of overseers for the University of Pennsylvania Law School.

Proposal One (b) – Stephen A. Cozen, 75, has served as director on our Board of Directors since September 2012. Mr. Cozen had previously served on the Company’s and its predecessor company’s Board of Directors from May 2004 through December 2010. Mr. Cozen is the founder and Chairman of Cozen O’Connor, an internationally recognized law firm with its base in Philadelphia, Pennsylvania. He is a fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. He also serves on numerous educational and philanthropic boards, including the University of Pennsylvania’s Law School Board of Overseers, the Board of Councilors of the University of Southern California (Shoah Foundation Institute), Assured Guaranty, Ltd., Franklin Square Capital Partners and The Haverford Trust Company.

Proposal One (c) – James W. Crystal, 77, has served as a director on our Board of Directors since July 2010. Mr. Crystal is the long serving chairman and chief executive officer of Crystal & Company, a privately owned insurance brokerage firm. Mr. Crystal serves as a vice chairman, trustee and member of the executive committee and co-chairman of the audit committee of Mt. Sinai Medical Center. He previously served on the board of directors of Blockbuster, Inc. and currently serves on the board of directors of Stewart & Stevenson LLC, Ennia Caribe Holding NA, K2 Global Consulting and serves as chairman of the audit committees of the board of directors for Stewart & Stevenson and Ennia Caribe. Mr. Crystal is a member of the National Association of Casualty and Surety Agents, New York’s Harmonie Club, Century Country Club, and Down Town Association. He received a B.S. from Trinity College.

Proposal One (d) – Seth J. Gersch, 67, has served as a director on our Board of Directors since February 2008. Mr. Gersch is currently on the advisory panel of Fox Paine & Company. He was the chief operating officer of Fox Paine & Company from 2007 through 2009. Prior to joining Fox Paine & Company, Mr. Gersch was the chief operating officer and a member of the executive committee of ThinkEquity Partners, LLC from 2004 through 2007. From 2002 through 2004, Mr. Gersch was president and chief executive officer of Presidio Capital Advisors, LLC. In addition, Mr. Gersch held several positions with Banc of America Securities’ predecessor organization, Montgomery Securities and founded the BrokerDealer Services Division of Banc of America Securities where he served as president and chief executive officer. Mr. Gersch is a member of the board of directors of Cradle Holdings (Cayman) Ltd. and previously served as a member of the board of directors of Paradigm, Ltd. He also serves as a director of the San Francisco 49ers Foundation, the charitable arm of the San Francisco 49ers football organization. Mr. Gersch received a BBA in accounting and electronic data processing from Pace University. The Board of Directors and the Nominating and Governance Committee particularly considered the experience and skills Mr. Gersch acquired through his business and financial background with international companies when determining to nominate him to our Board of Directors.

Proposal One (e) – John H. Howes, 75, has served as a director on our Board of Directors since July 2012. Most recently, Mr. Howes was chairman of the brokers committee of the Aircraft Builders Council and served on the boards of Alliance RE Co. PCL and Charles Taylor Consulting PLC. In the early 2000s, Mr. Howes ran the Aerospace Division of Benfield (now Aon Benfield, a division of AON plc), after it was acquired from EW Blanch before becoming a consultant to Benfield. He joined EW Blanch in 1999 after it acquired Crawley Warren Group PLC. In the early 1980’s he joined Crawley Warren Group PLC becoming group deputy chairman and served in that position until its acquisition. In 1991 he was instrumental in forming Internal Space Brokers by partnering Crawley Warren Group PLC with Frank Crystal & Co. and Le Blanc de Nicolay. In 1978, prior to joining Crawley Warren Group PLC, Mr. Howes was elected to the board of Minet Holdings and was chairman of the group’s worldwide production and marketing division and joint integration group for Minet and Corroon & Black. Mr. Howes began his career with JH Minet & Co., a Lloyds of London Broker, in the late 1960s. Mr. Howes currently serves on the board of directors of Satec srl.

Proposal One (f) – Larry N. Port, 64. Since 2012, Mr. Port has been the Senior Vice President, Corporate Development of Assurant, Inc. (NYSE: AIZ). Prior to joining Assurant, Mr. Port spent twelve years at Massachusetts Mutual Life Insurance Company (“Mass Mutual”). Through a series of promotions and corporate reconfigurations, Mr. Port was responsible for the global corporate development of Mass Mutual, its subsidiaries and affiliates, and its controlled investments in private equity ventures. From 2000 to 2004 he served as Senior Vice President and Deputy General Counsel at Mass Mutual. From 1981-2000 Mr. Port held several positions of increasing responsibility in Texaco, Inc.’s legal department. From 1976 to 1981, Mr. Port was with the law firm Goldberg & Snodgrass. He previously served as the chairman of the governance committee and the compensation committee of the board of directors of Scottish Re Ltd., as a member of the audit committee of the board of directors of Baring Asset Management, a subsidiary of Mass Mutual, and as a member of the board of directors of Mass Mutual Trust Company, as subsidiary of Mass Mutual. Mr. Port received his Juris Doctor from the University of Pittsburgh School of Law in 1976 (cum laude) and his B.A., with distinction, in English literature from the University of Virginia in 1973. Global Indemnity has not decided on which committees of the board of directors Mr. Port will serve.

Proposal One (g) – Cynthia Y. Valko, 60, has served as a director on our Board of Directors since September 2011. Since September 2011, Ms. Valko has also served as our Chief Executive Officer. From February 2010 to September 2011, Ms. Valko served as Senior Vice President – commercial lines at GMAC Insurance. Ms. Valko served as a management consultant for Cerberus Private Equity directing turnaround/sales transactions for their GMAC Insurance Property and Casualty Business from 2007 through 2010. From 1998 through 2006, Ms. Valko was Chief Operating Officer/Executive Vice President of New York Life International. In this capacity, she was a member of the board of directors of New York Life International, a wholly owned subsidiary of New York Life Insurance Company. She chaired the Mexico subsidiary board of directors of Seguros Monterrey and was a member of the board of directors of HSBC/New York Life Argentina. Prior to joining New York Life International, Ms. Valko held numerous positions of increasing responsibility in the insurance industry beginning in 1976. Ms. Valko received a B.S. in Mathematics from Juniata College.

Required Vote

To be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast at the Annual General Meeting in person or by proxy. There is no cumulative voting in the election of directors. Under Irish law, we are required to have at least two directors. If no nominee receives a majority of the votes cast at the Annual General Meeting in person or by proxy, then the two nominees with the highest number of votes will be elected to our Board of Directors until his or her successor shall be elected.

The Board of Directors Recommends Voting “For” Each of the Directors Nominated for Election in Proposal One (a)through One (g).

PROPOSAL TWO: MATTER CONCERNING GLOBAL INDEMNITY REINSURANCE COMPANY, LTD. AND AUTHORIZATION OF GLOBAL INDEMNITY PLC TO VOTE, AS PROXY, ON SUCH MATTER.

General

Under our Articles of Association, if we are required or entitled to vote at a general meeting of certain of our non-U.S. subsidiaries, our Board of Directors must refer the matter to our shareholders and seek authority from our shareholders for our corporate representative or proxy to vote in favor of the resolutions proposed by these subsidiaries. We are submitting the matter described below concerning our subsidiary, Global Indemnity Re, to our shareholders for their approval at the Annual General Meeting. Our Board of Directors will cause our corporate representative or proxy to vote our shares in Global Indemnity Re in the same proportion as the votes received at the Annual General Meeting from our shareholders on the matter proposed by this subsidiary, which require the affirmative vote of a majority of the votes cast by the shareholders entitled to vote and present in person or by proxy at the annual general meeting of Global Indemnity Re.

We are the sole shareholder of Global Indemnity Re. It is proposed that we be authorized to vote in favor of the following matters at the annual general meeting of Global Indemnity Re or any adjournments or postponements thereof.

Proposal Two — Election of Directors and Alternate Directors of Global Indemnity Re

The board of directors of Global Indemnity Re has nominated four persons for election as directors and three persons for election as alternate directors whose terms will expire at the 2015 annual general meeting of shareholders of Global Indemnity Re, or when their successors are duly elected and qualified. If any of the nominees becomes unable to or declines to serve prior to the election at the annual general meeting of Global Indemnity Re, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the board of directors of Global Indemnity Re may nominate.

Set forth below is biographical information concerning the persons nominated for election as directors of Global Indemnity Re:

Alan Bossin, 63, has served on the board of directors of Global Indemnity Re since October 2003 and as partner at Appleby (Bermuda) Limited, a Hamilton, Bermuda based law firm, since 1999. Prior to joining Appleby, Mr. Bossin served as a lawyer at Blaney McMurty Stapells Friedman, a Toronto, Canada based law firm. From 1987 through 1998, Mr. Bossin was employed by the global insurance broker, Johnson & Higgins Ltd. (later Marsh & McLennan), as Canadian general counsel, and from 1983 through 1986, Mr. Bossin served as counsel at Insurance Bureau of Canada, the Toronto, Canada based national property and casualty insurance trade association. Mr. Bossin attended the University of Guelph and obtained an LL.B. from the University of Windsor in 1979. He is a member of both the Law Society of Upper Canada and the Bermuda Bar.

Stephen Green, 52, has served on the board of directors and as President of Global Indemnity Re since January 2012. Prior to joining Global Indemnity Re, Mr. Green spent 25 years with KPMG. From September 2009 to November 2010, he was the chief executive officer of KPMG’s global captive insurer Park Indemnity. He served as the office managing partner for KPMG in Bermuda from July 2004 to September 2009. From 1998 to July 2004, Mr. Green served as KPMG’s head of insurance group. Prior to 1998 Mr. Green served in various positions at KPMG Bermuda and Peat, Marwick Mitchell in the United Kingdom. Mr. Green is a fellow of the institute of chartered accountants in England and Wales. Mr. Green graduated with a B.A. (Hons) in accountancy and finance from Northumberland University in 1985.

Terence J. Power, 62, has served on the board of directors of Global Indemnity Re since October 2013. Since 2003, Mr. Power has served as President of Dyna Management Services, Ltd. Mr. Power has over 30 years of experience in the Bermuda insurance and captive management industry. From 1982 through 2002, Mr. Power was the principal, executive vice president and financial controller for International Advisory Services, Ltd. Prior to that, Mr. Power was with KPMG Bermuda/Moore Stephens & Butterfield. Mr. Power is a Fellow of the Institute of Chartered Accountants in Ireland. Mr. Power received a Bachelor of Commerce from the University College Dublin.

Cynthia Y. Valko, 60, has served on the board of directors of Global Indemnity Re since September 2011. For additional information, see the biographical information for Ms. Valko in Proposal One (g).

Set forth below is biographical information concerning the persons nominated for election as alternate directors of Global Indemnity Re:

Marie-Joelle Chapleau, 35, has served as an alternate director to Stephen Green to the board of directors of Global Indemnity Re and as its Chief Operating Officer since January 2013. Prior to joining Global Indemnity Re, Ms. Chapleau was a senior account manager for JLT Insurance Management (Bermuda) Ltd., where she was responsible for Global Indemnity Re’s outsourced accounting functions. Ms. Chapleau is a certified public accountant, chartered property and casualty underwriter and an associate in reinsurance. Ms. Chapleau graduated with a B.A. in finance and international business from Concordia University and certificate in science of accounting from the University of Quebec in Montreal.

Janita Burke, 39, has served as an alternate director to Alan Bossin to the board of directors of Global Indemnity Re since October 2003 and is a partner at the law firm of Appleby (Bermuda) Limited where she has been employed since 1999. Ms. Burke received a LLB (Honors) Degree from the University of Warwick.

Grainne Richmond, 38, has served as an alternate director to Terence J. Power to the board of directors of Global Indemnity Re since October 2013 and is Vice-President at Dyna Management Services, Ltd. where she has been employed since May 2011. Ms. Richmond has over 17 years of experience in accounting and assurance, with the last 11 years spent working in captive management in Bermuda. From 2008 to April 2011, Ms. Richmond was the vice president — client captive services at Artex Risk Solutions, Inc. and assistant vice president from 2005 to 2008. Prior to that Ms. Richmond worked for International Advisory Services Ltd. in Bermuda, PricewaterhouseCoopers in Dublin and Deloitte Touche. Ms. Richmond is a Fellow of the Institute of Chartered Accountants of Ireland, secretary of the Bermuda Insurance Managers Association and a member of the Association of Anti-Money Laundering Specialists.

Other Matters

In addition to the matter set forth above for which we are soliciting your proxy, we expect that the financial statements of Global Indemnity Re for the year ended December 31, 2014, together with the report of the independent auditors in respect of these financial statements, will be presented for approval at the annual general meeting of Global Indemnity Re in accordance with Bermuda law. We will refer this matter to our shareholders present in person and entitled to vote at the annual general meeting of Global Indemnity Re. We are not asking you for a proxy with respect to this matter and you are requested not to send us a proxy with respect to this matter.

We know of no other specific matter to be brought before the annual general meeting of Global Indemnity Re that is not referred to in this Proxy Statement. If any other matter properly comes before the annual general meeting of Global Indemnity Re, our corporate representative or proxy will vote in accordance with his or her judgment on such matter.

Required Vote

Proposal Two requires the affirmative vote of a majority of the votes cast at the Annual General Meeting in order to ensure passage of the above proposal related to Global Indemnity Re. Our Board of Directors will cause our corporate representative or proxy to vote the shares in Global Indemnity Re in the same proportion as the votes received at the Annual General Meeting or any adjournments or postponements thereof from our shareholders on the above proposal.

The Board of Directors Recommends voting “For” All of the Directors of Global Indemnity Re Nominated for Election in Proposal Two.

PROPOSAL THREE: AUTHORIZATION TO MAKE OPEN MARKET PURCHASES OF GLOBAL INDEMNITY PLC A ORDINARY SHARES

In this proposal, shareholders are being asked to authorize Global Indemnity, or any of its subsidiaries, to make market purchases of up to 50% of Global Indemnity’s A ordinary shares in issue at the time of such market purchases.

If adopted, this authority will expire on the close of business on November 27, 2016 but, subject to the commencement of Chapter 5 of the Companies Act 2014 prior to November 27, 2016, it shall be extended for the maximum period permitted by the Companies Act 2014. Subject to the authorization being sought in this proposed resolution, such purchases would be made only at price levels which the Board of Directors considered to be in the best interests of the shareholders generally, after taking into account Global Indemnity’s overall financial position.

It should be noted that Global Indemnity is permitted to effect repurchases of its shares as redemptions under Article 3(h) of our Articles of Association. Whether or not this proposed resolution is passed, Global Indemnity would retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries would not be able to make open market purchases of our A ordinary shares.

For a subsidiary of Global Indemnity to make open market purchases of Global Indemnity’s A ordinary shares, such shares must be purchased on a “recognized stock exchange”. NASDAQ, the market on which Global Indemnity’s A ordinary shares are listed, is currently specified as a recognized stock exchange for this purpose of Irish law.

The text of the ordinary resolution in respect of Proposal Three is as follows:

“Resolved that Global Indemnity plc and/or any subsidiary of Global Indemnity plc (for the purposes of this resolution, “subsidiary” has the meaning given by Section 155 of the Companies Act of 1963 or, subject to the commencement of Chapter 5 of the Companies Act 2014, Section 7 of the Companies Act 2014) is hereby generally authorized to make overseas market purchases as defined by section 212 of the Companies Act 1990 or, subject to the commencement of Chapter 5 of the Companies Act 2014, Section 1072(2) of the Companies Act 2014, of A ordinary shares, par value of US$0.0001, each in Global Indemnity plc on such terms and conditions and in such manner as the Board of Directors may determine from time to time, but subject to the provisions of the Companies Act 1990 or, subject to its commencement, the Companies Act 2014, and to the following provisions:

(a)

the maximum number of A ordinary shares authorized to be acquired by Global Indemnity plc and any subsidiaries of Global Indemnity plc pursuant to this resolution shall not exceed 50% of A ordinary shares in issue at the time of such market purchases.

(b)

the maximum price to be paid for any A ordinary share shall be an amount equal to 110% of the closing price on NASDAQ for the A ordinary share on the day preceding the day on which the relevant share is purchased by the Company or any of its subsidiaries plus commissions of no more than 1% of that trading price.

(c)

the minimum price to be paid for any A ordinary share shall be an amount equal to 90% of the closing price on the NASDAQ for the shares on the day preceding the day on which the relevant A ordinary share is purchased by Global Indemnity or any of its subsidiaries plus commissions of no more than 1% of that closing price.

(d)

this general authority is to expire on the date that is 18 months from the date of the passing of this resolution unless (i) Chapter 5 of the Companies Act 2014 commences prior to such date in which case this general authority will expire on such other maximum period as is permitted by the Companies Act 2014; or (ii) previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 215 of the Companies Act 1990 or, subject to the commencement of Chapter 5 of the Companies Act 2014, Section 1074 of the Companies Act 2014. Global Indemnity plc and any of its subsidiaries may, before such expiration, enter into a contract for the purchase of A ordinary shares which would or might be executed wholly or partly after such expiration and may complete any such contract as if the authority conferred hereby had not expired.”

Required Vote

The affirmative vote of a majority of the votes cast at the Annual General Meeting will be required to authorize Global Indemnity or, any of its subsidiaries, to make open market purchases of Global Indemnity A ordinary shares.

The Board of Directors Recommends Voting “For” Proposal Three.

PROPOSAL FOUR: AUTHORIZATION OF THE REISSUE PRICE RANGE OF A ORDINARY SHARES THAT GLOBAL INDEMNITY PLC ACQUIRES AS TREASURY SHARES

Global Indemnity may, from time to time, reissue A ordinary shares purchased or redeemed by it and not cancelled (“treasury shares”). Under Irish company law, we are required to seek shareholder approval of a price range in which we may reissue such shares out of treasury in off-market transactions. Accordingly, we are asking our shareholders to approve such a special resolution authorizing Global Indemnity to reissue treasury shares at a maximum price equal to 110% or a minimum price equal to 95% of the closing price as reported on NASDAQ on the reissuance date (unless such treasury shares are issued to satisfy an obligation under an employee share plan in which case the shares may be issued for nominal value).

If adopted, this authority will expire on the close of business on November 27, 2016 unless previously varied, revoked or renewed by special resolution of shareholders. We expect to propose renewal of this authorization at subsequent annual general meetings.

The text of the special resolution in respect of Proposal Four is as follows:

“Resolved that for the purposes of section 209 of the Companies Act 1990 or, subject to the commencement of Chapter 5 of the Companies Act 2014, Section 1078 of the Companies Act 2014, the reissue price range at which any ‘A’ ordinary shares that Global Indemnity plc holds as treasury shares (as defined by section 209 of the Companies Act 1990 or, subject to the commencement of the Companies Act 2014, Section 106 of the Companies Act 2014) for the time being held by Global Indemnity may be issued off-market shall be as follows:

(a)

The maximum price at which a treasury A ordinary share may be reissued off-market shall be an amount equal to 110% of the closing price on NASDAQ for A ordinary shares on the day preceding the day on which the relevant share is reissued by the Global Indemnity plc.

(b)

The minimum price at which a treasury ‘A’ ordinary share may be reissued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme (as defined in section 2(1) of the Companies (Amendment) Act 1983 or, subject to the commencement of the Companies Act 2014, Section 64 of the Companies Act 2014) or any of the share incentive plans operated by Global Indemnity plc or in all other cases an amount equal to 95% of the closing price on NASDAQ for the ‘A’ ordinary shares on the day preceding the day on which the relevant share is reissued by Global Indemnity plc.

(c)

The reissue price range as determined by paragraphs (a) and (b) shall expire on the date that is 18 months from the date of the passing of this resolution unless previously varied, revoked, or renewed in accordance with the provisions of section 209 of the Companies Act 1990 or, subject to the commencement of the Companies Act 2014, Section 1078 of the Companies Act 2014.”

Required Vote

The affirmative vote of at least 75% of the votes cast at the Annual General Meeting will be required for the authorization of the reissue price range of treasury A ordinary shares.

The Board of Directors Recommends Voting “For” Proposal Four.

PROPOSAL FIVE: AUTHORIZATION TO HOLD THE 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS AT A LOCATION OUTSIDE OF IRELAND

In accordance with Article 42 of Global Indemnity’s Memorandum and Articles of Association and under current Irish Law, the shareholders of Global Indemnity must authorize the holding of any annual general meeting of shareholders at a location outside of Ireland. The Board of Directors is therefore asking our shareholders to authorize holding the 2016 Annual General Meeting of shareholders at a location outside of Ireland.

The text of the ordinary resolution in respect of Proposal Five is as follows:

“Resolved, that the annual general meeting of shareholders of Global Indemnity for 2016 may be held at such place outside of Ireland as may be determined by the Board of Directors.”

Required Vote

The affirmative vote of a majority of the votes cast at the Annual General Meeting will be required for the authorization to hold the 2016 annual general meeting of the shareholders at a location outside of Ireland.

Our Board of Directors Recommends that You Vote “FOR” Proposal Five.

PROPOSAL SIX: RENEW BOARD OF DIRECTORS’ AUTHORITY TO ISSUE SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital (As of April 3, 2015, the authorized but unissued share capital was 583,525,921 A ordinary shares, US $0.0001 per share, 287,938,630 B ordinary shares of US $0.0001 per share, and 100,000,000 preferred shares of US $0.0001 per share).

At the 2014 Annual General Meeting of the Company, the shareholders renewed the authority of the Board of Directors to issue shares for a further five year period. On its commencement, however, the Companies Act 2014 will update a number of the statutory references contained in the existing authority. This proposal is being placed before the Annual General Meeting in order to ensure that the authority granted at the 2014 Annual General Meeting continues following the commencement of the Companies Act 2014 and is updated to take effect for a five year period from the date of passing of this proposal.

Renewing this authority is a routine matter for public companies incorporated in Ireland. This authority is fundamental to our business and enables us to issue shares, including in connection with our equity compensation plans and, if applicable, funding acquisitions and raising capital. Approval of this proposal will only renew the authority of the Board of Directors to issue shares that are already authorized under our articles of association. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on U.S. stock exchanges with whom we compete. Accordingly, approval of this resolution would merely place us on par with other U.S. listed companies.

The text of the ordinary resolution in respect of proposal Six is as follows:

“Resolved that without prejudice to any existing authorities granted to the Directors and subject to, and taking effect only from the date of the commencement of Section 1021 of the Companies Act 2014, the Directors be and are further hereby generally and unconditionally authorised pursuant to the said Section 1021 to exercise, on and from that date, all powers of Global Indemnity plc to allot and issue relevant securities (as defined in the said Section 1021) up to an aggregate nominal amount of the authorised but as yet unissued share capital of Global Indemnity plc as at the close of business on the date of the passing of this resolution. The authority hereby conferred shall take effect only from the date of commencement of Section 1021 of the Companies Act 2014 and shall expire on the date that is 5 years from the date of the passing of this resolution unless previously renewed, varied or revoked, provided that Global Indemnity plc may make an offer or agreement before the expiry of either of the authorities conferred by this resolution which would or might require any such relevant securities to be allotted after either such authority has expired, and, in either case, the Directors may allot and issue relevant securities in pursuance of any such offer or agreement as if the relevant authority had not expired.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual General Meeting will be required to renew the Board of Directors Authority to issue shares.

The Board of Directors Recommends voting “For” Proposal Six.

PROPOSAL SEVEN: RENEW BOARD OF DIRECTORS’ AUTHORITY TO ISSUE SHARES FOR CASH, FOR OTHER PROPERTY, OR SERVICES WITHOUT FIRST OFFERING SHARES TO EXISTING SHAREHOLDERS

In general, unless otherwise authorized, before an Irish public limited company can issue shares for cash to any new shareholders, it must first offer the shares to existing shareholders of the company pro-rata to their existing shareholding. The Company’s Articles of Association currently authorize the Board of Directors to issue new shares for cash, up to a maximum of the Company’s authorized but unissued share capital, without first offering them to existing shareholders, thereby opting out of the statutory pre-emptive rights provision (the “opt-out authority”). (As of April 3, 2015, the authorized but unissued share capital was 583,525,921 A ordinary shares, US $0.0001 per share, 287,938,630 B ordinary shares of US $0.0001 per share, and 100,000,000 preferred shares of US $0.0001 per share.). The opt-out authority has been in place since the Company’s redomiciliation to Ireland.

At the 2014 Annual General Meeting of the Company, the shareholders renewed the authority of the Board of Directors to issue shares for cash without first offering shares to existing shareholders for a further five year period. On its commencement, however, the Companies Act 2014 will update a number of the statutory references contained in the existing authority. This proposal is being placed before the Annual General Meeting in order to ensure that the authority granted at the 2014 Annual General Meeting continues following the commencement of the Companies Act 2014 and is updated to take effect for a five year period from the date of passing of this proposal.

Under Irish law, the opt-out authority can be granted for a maximum period of 5 years, at which point it will lapse unless renewed by the shareholders of the Company by a special resolution. If the Directors’ existing opt-out authority is not renewed, shares issued for cash must be offered to existing shareholders of the Company pro-rata to their existing shareholding before the shares can be issued to any new shareholders. This requirement to offer shares to pre-existing holders of the Company does not apply where shares are issued for non-cash consideration and in respect of certain issues of preference shares or pursuant to employee share programs.

The text of the special resolution in respect of proposal Seven is as follows:

“Resolved that without prejudice to any existing authorities granted to the Directors and subject to and taking effect only from the commencement of Section 1022 and Section 1023 of the Companies Act 2014, Section 1022(1) of the Companies Act 2014 is hereby excluded in its application in relation to all allotments of equity securities (as defined by Section 1023 of the Companies Act 2014) for cash, for other property, or for services pursuant to the authority granted by proposal six and that the authority conferred by this resolution shall expire 5 years from the date of passing of this resolution unless previously renewed, varied or revoked by Global Indemnity plc in general meeting or by written resolution, provided, however, that Global Indemnity plc may make an offer or agreement, before the expiry of this authority or under any renewal thereof, which would or might require any such securities to be allotted or issued after the expiry of this authority and the Directors may allot and issue such securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

Required Vote

The affirmative vote of at least 75% of the votes cast at the Annual General Meeting will be required for the renewal of the Board of Directors’ authority to issue shares for cash without first offering shares to existing shareholders.

The Board of Directors Recommends Voting “For” Proposal Seven.

PROPOSAL EIGHT: AMENDMENT TO THE GLOBAL INDEMNITY PLC SHARE INCENTIVE PLAN

On February 8, 2015, our Board adopted, subject to shareholder approval, Amendment No. 1 (the “Share Incentive Plan Amendment”) to the Global Indemnity plc Share Incentive Plan (the “Share Incentive Plan”). We are asking our shareholders to approve the Share Incentive Plan Amendment to increase the maximum number of shares underlying stock options that may be granted to a participant from 100,000 to 300,000 during any fiscal year.

We believe that the proposed increase will provide us with the flexibility we expect we will need in determining the elements of equity compensation for each of our senior executives and directors through February 9, 2019. In addition, the primary purpose of the Share Incentive Plan is to provide Global Indemnity a competitive advantage in attracting, retaining and motivating officers, employees, consultants and non-employee directors, and to provide Global Indemnity with a share plan providing incentives linked to the financial results of the Company’s business and increases in shareholder value. The Share Incentive Plan Amendment helps effectuate this purpose.

We are asking shareholders to approve the Share Incentive Plan Amendment in order, to the extent permitted by law, to preserve the tax deductible status for certain awards granted under the Share Incentive Plan. The Share Incentive Plan would authorize performance-based stock awards that would give the Company the flexibility to structure stock-based awards as performance-based within the meaning of Section 162(m) of the Internal Revenue Code of ` 1986, as amended (the “Code”).

Section 162(m) generally denies a tax deduction to any publicly held corporation for certain compensation paid to the chief executive officer and the three most highly paid executive officers, other than the chief executive officer and the chief financial officer, of the corporation (collectively, the “covered employees”) in a taxable year to the extent that compensation to a covered employee exceeds $1.0 million. However, certain types of compensation, including “qualified performance-based compensation,” are exempt from this deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires, among other things, that (i) the compensation must be paid solely upon account of the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be established by a compensation committee comprised of two or more “outside directors,” (iii) the material terms of the performance goals (including the maximum amount of compensation that could be paid to the employee) must be disclosed to and approved by the Shareholders, and (iv) the compensation committee of “outside directors” must certify that the performance goals have been met prior to payment.

Section 162(m) of the Code contains a special rule for stock options and stock appreciation rights, which provides that stock options and SARs will satisfy the qualified performance-based compensation exception if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date.

The Board of Directors believes that it is in the best interests of the Company and its shareholders for the Company to provide an incentive plan under which compensation awards made to covered employees can be deducted by the Company for federal income tax purposes. If Shareholders do not approve the Amended and Restated Plan, the Company may not be entitled to a tax deduction for some or all of the performance-based compensation paid to its covered employees under Section 162(m) of the Code.

Anticipated Future Equity Awards

The Company has made a contingent grant to our CEO of options to acquire 300,000 A ordinary shares and a contingent grant to an employee of options to acquire 200,000 A ordinary shares. Each grant is subject to shareholder approval of the Share Incentive Plan Amendment as the Annual General Meeting. Other than these contingent grants, the benefits that will be awarded or paid under the Share Incentive Plan in the future cannot currently be determined. The number of awards (if any) that an employee or director may receive under the Share Incentive Plan is in the discretion of the Compensation and Benefits Committee and the committee has not determined future awards or who receive them except for the identified contingent grants. If the Share Incentive Plan Amendment is approved, these contingent grants will be effective. If shareholder approval is not obtained, then these grants will not be effective.

By way of background, please see the “Compensation Discussion and Analysis” and related compensation tables for a discussion of our executive compensation philosophy and for information regarding equity awards to our named executive officers in fiscal year 2014. In addition, the table below sets forth the estimated awards of all types to be made under the Share Incentive Plan during the fiscal year ending December 31, 2015. In addition, as described below under “Director Compensation”, pursuant to our director compensation program, our non-employee directors are eligible to receive an annual retainer to be paid in part in restricted Global Indemnity A ordinary shares, subject to certain parameters.

New Plan Benefits

Share Incentive Plan

Name and Position	Dollar Value ($)		Number of A Ordinary Shares
Cynthia Y. Valko, Chief Executive Officer	2,361,000	(1)	300,000	(1)
Thomas M. McGeehan, Executive Vice President and Chief Financial Officer		(2)		(2)
William J. Devlin, Jr., Executive Vice President and Chief Claims and Operations Officer of Global Indemnity Group		(2)		(2)
Matthew B. Scott, Executive Vice President and Chief Marketing Officer of Global Indemnity Group		(2)		(2)
Stephen Green, President of Global Indemnity Re		(2)		(2)
Executive Group		(2)		(2)
Non-Executive Director Group		(2)		(2)
Non-Executive Officer Employee Group	1,738,000	(3)	200,000	(3)

(1)

Includes options to acquire 300,000 A ordinary shares with an estimated fair value of $7.87 per option. For a discussion of the options, see “Employment Agreements — Agreements and Arrangements — Cynthia Y. Valko” below.

(2)	Not determinable at this time.

(3)	Includes options to acquire 200,000 A ordinary shares with an estimated fair value of $8.69 per option.

Currently Available Shares and Outstanding Awards under the Share Incentive Plan

As of April 3, 2015, 298,894 restricted A ordinary shares and options to acquire 25,000 A ordinary shares had been granted under the Share Incentive Plan since its adoption in 2014, and 1,701,106 A ordinary shares remained available for future grants (not including the identified contingent grants). The 25,000 options to acquire A ordinary shares have been forfeited. After taking into consideration the contingent grants, there would be approximately 1,201,106 A ordinary shares remaining for future grants under the Share Incentive Plan.

The following table shows information regarding the grants of such awards among the persons and groups identified below (not including the identified contingent grants).

Stock-Based Awards Previously Granted

Under the Share Incentive Plan

as of April 3, 2015

Name and Position	Number of Restricted A Ordinary Shares	Number of Shares Underlying Stock Options	Total of All Columns in Table # of Shares Covered
Cynthia Y. Valko, Chief Executive Officer and Director	40,055	—	40,055
Thomas M. McGeehan, Executive Vice President and Chief Financial Officer	23,658	—	23,658
William J. Devlin, Jr., Executive Vice President and Chief Claims and Operations Officer of Global Indemnity Group	16,395	—	16,395
Matthew B. Scott, Executive Vice President and Chief Marketing Officer of Global Indemnity Group	10,334	—	10,334
Stephen Green, President of Global Indemnity Re	10,120	—	10,120
All Current Executive Officers as a Group	100,562	—	100,562
All Current Directors Who are not Executive Officers as a Group	64,693	—	64,693
Each Nominee for Election as a Director:
Saul A. Fox	21,250	—	21,250
Stephen A. Cozen	6,675	—	6,675
James W. Crystal	8,727	—	8,727
Seth J. Gersch	12,774	—	12,774
John H. Howes	7,006	—	7,006
All Employees, including all Current Officers Who are Not Executive Officers as a Group	133,639	—	133,639

Equity Compensation Plan Information

For a discussion of equity compensation plan information, please see the disclosure related to equity compensation under “Equity Compensation Plan Information” below.

The following is a summary of the material terms of the Share Incentive Plan, as amended by the Share Incentive Plan Amendment, and does not include all of the provisions of the Share Incentive Plan so amended. For further information about the Share Incentive Plan as so amended, we refer you to a complete copy of the Share Incentive Plan and the Share Incentive Plan Amendment, which are both attached as Exhibit A to this Proxy Statement.

The Share Incentive Plan provides for the issuance of stock options, restricted shares and other share-based awards and performance-based compensation awards (collectively the “Awards”). The Share Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended. On April 3, 2015, the market value of the shares underlying contingent awards made under the Share Incentive Plan and the shares available for future grants under the Share Incentive Plan was $49,042,885.98.

Administration

The Share Incentive Plan provides that it will be administered by the Compensation & Benefits Committee of our Board, or another committee of the Board constituted so as to permit awards under the Share Incentive Plan to comply with the “non-employee director” provisions of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Section 162(m) of the Code, or, absent a committee to administer the Share Incentive

Plan, the Board. The administrator is empowered to select who may participate in the Share Incentive Plan; determine whether and to what extent Awards are granted; determine the number of A ordinary shares covered by each Award; determine the terms and conditions of any Award, including vesting; subject to the terms of the Share Incentive Plan, modify, amend or adjust the terms and conditions of any Award, including to reduce the exercise price of an outstanding stock option or other share-based award or to cancel and replace stock options with a below Fair Market Value exercise price; determine to what extent and under what circumstances awards or payments thereunder shall be deferred; adopt, alter and repeal administrative rules for the Share Incentive Plan; interpret the terms and provisions of the Share Incentive Plan and any Award issued; adopt any sub-plans as deemed necessary; and otherwise supervise and administer the Share Incentive Plan.

A Ordinary Shares Subject to the Share Incentive Plan; Equity Restructuring Transactions and Acquisition Events

The Share Incentive Plan makes available the number of A ordinary shares described above, subject to adjustments. If any outstanding Award is terminated without being exercised or forfeited, the shares subject to such Awards will again be available for distribution in connection with Awards under the Share Incentive Plan. In addition, in determining the number of A ordinary shares available for Awards other than Incentive Stock Options (“ISOs”), if A ordinary shares have been delivered or exchanged by a participant as full or partial payment to the Company for payment of the exercise price, or for payment of withholding taxes, or if the number of A ordinary shares otherwise deliverable has been reduced for payment of the exercise price or for payment of withholding taxes, the number of A ordinary shares exchanged or reduced as payment in connection with the exercise or for withholding shall again be available for purposes of Awards other than ISOs.

The total number of A ordinary shares subject to any option which may be granted under the Share Incentive Plan to any participant is 300,000 during each fiscal year of Global Indemnity and shall be cumulative; that is, to the extent that A ordinary shares for which options are permitted to be granted during a fiscal year to a participant are not covered by a grant of an option, such A ordinary shares available for grants to such a participant automatically increase in subsequent fiscal years during the term of the Share Incentive Plan until used. The total number of other share based awards, as defined in the Share Incentive Plan, contingent upon the attainment of performance goals granted to any participant in any fiscal year shall not exceed 50,000.

In the event any merger, reorganization, consolidation, recapitalization, spin-off, stock dividend, share split, reverse share split, extraordinary distribution with respect to the A ordinary shares, any sale or transfer of all or part of the Company’s assets or business or other change in corporate structure affecting the A ordinary shares occurs or is proposed (such an event, an “Equity Restructuring”), the administrator shall make such substitution or adjustment in the aggregate number and kind of shares or other property reserved for issuance under the Plan or any limitations under the Plan, in the number, kind and exercise price of shares or other property subject to outstanding Awards, as applicable, and/or such other substitution or adjustments, in each case as the administrator shall determine in its discretion to be appropriate, such that the value of the adjusted shares or other property immediately prior to the Equity Restructuring is the same as the value of such adjusted shares or other property immediately following the Equity Restructuring, provided that, in no case shall such determination adversely affect in any material respect the rights of a participant. In connection with any Equity Restructuring, the administrator may provide, in its sole discretion, for the cancellation of any outstanding stock option and payment in cash or other property in exchange therefor in an amount equal to the excess at such time, if any, of the fair market value of the underlying A ordinary shares over the per share exercise price for such stock options.

In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding A ordinary shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as “Acquisition Events”), then the administrator may, in its sole discretion, terminate all outstanding stock options, subject to certain notice and acceleration provisions set forth in the Share Incentive Plan.

Participants

Persons who are (a) Global Indemnity’s officers, directors, employees and consultants, (b) at the time of grant may be performing services for Global Indemnity, including officers, directors, employees and affiliates (a “Fox Paine Participant”) of Fox Paine; and (c) non-employee directors of Global Indemnity, are eligible to be granted Awards under the Share Incentive Plan. As of April 3, 2015, approximately 40 employees, including all of our executive officers, would be eligible to participate in the programs approved under the Share Incentive Plan. In addition, a small number of other service providers that we may engage from time-to-time and the non-employee members of the Board would be eligible to receive Awards under the Share Incentive Plan.

Stock Options

A stock option granted under the Share Incentive Plan permits the holder to purchase from Global Indemnity a stated number of A ordinary shares at an exercise price established by the administrator. Stock Options shall be evidenced by an option agreement and are subject to the terms of the Share Incentive Plan. Options will be designated as either nonstatutory stock options or incentive stock options. The exercise price of an option may not be less than the fair market value of an A Ordinary Share on the date of the grant. The exercise price of ISOs granted to a 10% or greater shareholder may not be less than 110% of the fair market value on the date of grant. The term of each stock option shall be determined by the administrator on the date of the grant, but may not exceed ten years (or, in the case of an ISO granted to a 10% or greater shareholder, five years). Stock options are non-transferable other than by will or by laws of descent and distribution or as otherwise permitted to a family member, under the holder’s option agreement and, if such holder of stock options is a party to the Management Shareholders Agreement, subject to the restrictions in the Management Shareholders Agreement dated as of September 5, 2003, as amended and/or restated, among Global Indemnity and certain Fox Paine affiliates (the “Management Shareholders Agreement”). The Management Shareholders Agreement contains certain restrictions on the transferability of the Award, and a right of first refusal and purchase right in favor of Global Indemnity with respect to the Award. Payment of the exercise price of stock options may be made by certified or bank check or such other instrument or method of payment as the administrator may accept. Unless otherwise provided in the award agreement, payment may also be made in the form of fully vested A ordinary shares under specified circumstances. Unless otherwise provided in the applicable award agreement, exercise of a stock option through a broker’s cashless exercise or through “net settlement” in A ordinary shares is also permitted. After termination for any reason other than Cause, as defined in the Share Incentive Plan, including death or disability, of a participant, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. In the absence of a specified time in the option agreement, the option will remain exercisable for ninety (90) days following a termination. However, an option generally may not be exercised later than the expiration of its term. If a participant is terminated for Cause, or at the time the such participant voluntarily terminates employment within ninety (90) days after the occurrence of an event that would be grounds for a termination for Cause, the option will be cancelled immediately upon such termination, and will not then be exercisable by such participant.

Restricted Shares

Restricted share awards are A ordinary shares that vest in accordance with terms and conditions established by the administrator. The administrator shall determine to whom and the time at which grants of restricted shares will be awarded, the number of shares to be awarded to any participant, the purchase price, the vesting conditions, the times within which such awards may be subject to cancellation, repurchase and transfer restrictions and any other terms and conditions of the awards, in addition, with respect to each Fox Paine Participant, to those contained in the Management Shareholders Agreement and the Articles of Association. The terms and conditions of each award shall be evidenced by a restricted share agreement. Unless otherwise specified in the restricted share agreement, upon a participant’s termination for any reason during the relevant restriction period, all unvested restricted shares shall be forfeited.

Other Share-Based Awards

The administrator is authorized to grant other share-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to A ordinary shares and to set the terms and conditions of such grants in accordance with the Share Incentive Plan. Other share-based awards may include, but are not limited to, A ordinary shares awarded purely as a bonus and not subject to any restrictions or conditions, A ordinary shares in payment of the amounts due under an incentive or performance plan, share appreciation rights, share equivalent units, and awards valued by reference to book value of A ordinary shares. Unless otherwise provided in the applicable award agreement, the recipient of share-based awards will be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of A ordinary shares covered by the Award, as determined at the time of the award by the administrator, in its sole discretion.

Performance Criteria

The administrator may design any Award so that the amounts or A ordinary shares payable thereunder are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Performance goals established for purposes of an award of performance-based awards intended to comply with Section 162(m) of the Code shall be based on one or more of the following performance criteria: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on shareholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company’s ordinary shares; (x) the growth in the value of an investment in the Company’s ordinary shares assuming the reinvestment of dividends; (xi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs or a reduction of the loss ratio, expense ratio, or combined ratio; (xii) achievement of certain targets with respect to the Company’s book value, assets or liabilities.

Performance goals may be based upon the attainment of specified levels of Global Indemnity performance under one or more measures described above relative to the performance of other companies. To the extent permitted by Section 162(m) of the Code, the administrator may designate additional business criteria on which performance goals may be based or adjust, modify or amend the aforementioned business criteria.

Term, Amendment and Termination

The Share Incentive Plan expires on February 9, 2019, five years from its adoption by the Board. Awards outstanding as of such date shall not be affected or impaired by the expiration of the Share Incentive Plan and shall remain subject to the Share Incentive Plan’s terms.

Subject to applicable law, the Share Incentive Plan may, at any time, be amended, suspended or terminated, prospectively or retroactively, by the administrator; provided, however, that no amendment, suspension or termination shall be made that is adverse to the rights of a participant under an Award without such participant’s consent unless otherwise provided by law or in the Share Incentive Plan. In addition, shareholder approval may be required to satisfy tax rules applicable to performance-based compensation under Section 162(m) of the Code or to subsequent grants of incentive stock options, or to satisfy other applicable legal or regulatory requirements including exchange listing requirements.

Unfunded Status of Plan

It is intended that the Share Incentive Plan constitute an “unfunded” plan for incentive and deferred compensation.

General Provisions

Restricted A ordinary shares and A ordinary shares issued upon exercise of stock options shall be evidenced in such manner as the Committee may deem appropriate, including book entry registration or issuance of one or more share certificates. Any certificate issued shall be registered and shall bear the appropriate legends, if any.

A participant shall make the necessary arrangements to satisfy any payment or withholding of applicable US federal, state, local or foreign taxes, including, if approved by the administrator, by paying with A ordinary shares, including any A ordinary shares that are part of an Award giving rise to the withholding requirement.

The Share Incentive Plan and all Awards shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

No fractional shares shall be issued under the Share Incentive Plan and no cash settlements shall be made with respect to fractional shares eliminated by rounding.

To the extent required by the administrator, the participant may be required to execute and deliver a shareholder’s agreement or such other documentation as a condition to the receipt of an Award, which shall set forth certain restrictions on transferability of the Award, a right of first refusal of Global Indemnity with respect to the Award, the right of Global Indemnity to purchase the Award and other such terms as the administrator shall establish from time to time.

No Award shall be granted, deferred, accelerated, extended, paid out or modified under the Share Incentive Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a participant. If it is reasonably determined by the administrator that, as a result of Section 409A of the Code, payments or deliveries of A ordinary shares awarded under the Share Incentive Plan may not be made at the time without causing the participant to be subject to taxation under Section 409A of the Code, Global Indemnity will make such payment or delivery of A ordinary shares on the first day that would not result in the participant incurring any tax liability under Section 409A of the Code.

U.S. Federal Income Tax Consequences

Stock option grants under the Share Incentive Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the fair market value of the common stock on the exercise date and the stock option exercise price. Global Indemnity will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option provided that the applicable periods for holding the resulting shares of stock are satisfied (except that alternative minimum tax may apply), and Global Indemnity will receive no deduction when an incentive stock option is exercised. The tax treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. Global Indemnity may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

For restricted stock awards, no taxes are due when the award is initially made (unless the recipient makes a timely election under Section 83(b) of the Code), but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid at ordinary rates on the value of the stock when the restrictions lapse, and then at capital gain rates when the shares are sold.

Awards granted under the Share Incentive Plan may qualify as “performance-based compensation” under Section 162(m) of the Code in order to preserve federal income tax deductions by Global Indemnity with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to Global Indemnity’s Chief Executive Officer or any of the three other most highly compensated executive officers (excluding the Chief Financial Officer). The Compensation Committee may grant awards that do not qualify as “performance-based compensation” under Section 162(m) of the Code, which awards would be subject to the $1 million deductibility limit of Code Section 162(m).

The Share Incentive Plan has been drafted with the intention of avoiding the application of taxes under Section 409A of the Code to any participant on account of the grant, vesting, or settlement of awards.

The chief executive officer of Global Indemnity has an interest in this Proposal Eight as the chief executive officer of Global Indemnity will receive a grant under the Share Incentive Plan if approved. For a discussion of the grant that the chief executive officer will receive under the Share Incentive Plan, please see the New Benefits Plan table in this section above and the disclosure related to executive compensation under “Executive Compensation-Compensation Discussion and Analysis” below.

THE COMPANY REGISTERED UNDER THE SECURITIES ACT OF 1933 THE 2,000,000 SHARES OF A ORDINARY SHARES AUTHORIZED FOR ISSUANCE UNDER THE SHARE INCENTIVE PLAN.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual General Meeting will be required to approve the Share Incentive Plan Amendment.

The Board of Directors Recommends voting “For” Proposal Eight.

BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Board Structure

Since June of 2007, it has been our policy to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separating these two positions is the most appropriate for us at this time. In today’s challenging economic and regulatory environment, directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a Chairman independent of the Chief Executive Officer, whose sole job is to lead the Board of Directors, allows our Chief Executive Officer, Ms. Valko, to better focus her time and energy on running the day-to-day operations of Global Indemnity. We believe that our Chief Executive Officer and our Chairman have an excellent working relationship and open lines of communication. The Board of Directors believes that Global Indemnity’s current leadership structure does not affect its role in risk oversight of Global Indemnity.

The Board of Directors exercises its risk oversight responsibilities through its committees, which regularly report to the full Board of Directors. Our Enterprise Risk Management Committee addresses enterprise risk matters, the Audit Committee addresses financial reporting risk, the Compensation and Benefits Committee addresses compensation related matters and the Investment Committee addresses risks related to investing. For a further discussion, see “Board Committees” below.

Our Board of Directors has determined that Seth J. Gersch, James W. Crystal, John H. Howes and Larry N. Port are independent as defined by applicable NASDAQ marketplace rules and SEC rules. Our Audit Committee is made up entirely of independent directors as defined and required by the NASDAQ Marketplace Rules and the rules of SEC, and we believe that the number of independent, experienced directors that make up our Board of Directors, along with the oversight of our Board of Directors by the non-executive Chairman, benefits us and our shareholders.

Meetings and Independence Requirements

Our Board of Directors held five meetings in 2014. In 2014, all of the incumbent members of our Board of Directors, except Mr. Crystal, attended 75% or more of the total number of meetings of our Board of Directors and the total number of meetings held by committees on which they served that were held during the period for which they were directors and served on such committees. Mr. Crystal attended 60% of the meetings of the Board of Directors.

The Annual General Meeting will be our twelfth annual general meeting of shareholders. We do not have a policy about directors’ attendance at our annual meeting of shareholders. No director attended our 2014 Annual General Meeting.

Global Indemnity is a “controlled company” as defined in Rule 5615(c)(1) of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Fox Paine & Company. See “Additional Information — Principal Shareholders and Security Ownership of Management.” Therefore, we are exempt from certain requirements of Rule 5605 with respect to (1) having a majority of independent directors on our Board of Directors, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by either a majority of independent directors or a nominating committee composed solely of independent directors.

Board Committees

The Board of Directors currently has seven members and the following six committees: Audit; Compensation and Benefits; Nominating and Governance; Executive; Investment; and Enterprise Risk Management.

Audit Committee

The Audit Committee held four meetings in 2014. The Audit Committee currently consists of James W. Crystal, John H. Howes, and Seth J. Gersch. Mr. Gersch is currently the Chair of the Audit Committee. Our Board of Directors has determined that Messrs. Crystal, Howes and Gersch each qualify as “independent directors” as that term is defined in the NASDAQ Marketplace Rules and the rules of the SEC. Our Board of Directors has also determined that all three members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ Marketplace Rules and that Mr. Gersch qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

The principal duties of the Audit Committee are to oversee our accounting and financial reporting processes and the audit of our financial statements, to select and retain our independent auditor, to review with management and our independent auditor our annual financial statements and related footnotes, to review our internal audit activities, to review with our independent auditor the planned scope and results of the annual audit and its reports and recommendations, and to review with the independent auditor matters relating to our system of internal controls.

A copy of our Audit Committee Charter is available on our website at www.globalindemnity.ie.

Compensation and Benefits Committee

The Compensation and Benefits Committee (“Compensation Committee”) held three meetings in 2014. The Compensation Committee currently consists of Stephen A. Cozen, John Howes, and Chad A. Leat. Mr. Leat is currently the Chair of the Compensation Committee. Mr. Leat’s service as a director will not continue following the Annual General Meeting.

The primary duties of the Compensation Committee are to formulate, evaluate, and approve the compensation of our executive officers, and to oversee all equity compensation programs including overseeing our policies on structuring compensation programs for executive officers in order to preserve tax deductibility and, as and when required, to establish and certify the attainment of performance goals pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee also reviews and approves any forms of employment contracts, severance arrangements, change in control provisions, and other compensatory arrangements with our executive officers.

The Compensation Committee meets each year in conjunction with regularly-scheduled Board of Directors meetings and as needed at other times. Management participates in meetings at the invitation of the Compensation Committee, providing financial data on which compensation decisions are based, publicly-available compensation data with respect to our competitors, and updates on legal developments affecting compensation. Management may also propose financial targets on which performance will be judged. Generally, at each meeting an executive session is held without members of management present. In the course of its activities, the Compensation Committee may designate or allocate all or any portion of its responsibilities and powers to a subcommittee consisting of one or more of its members, including those responsibilities and powers related to Section 162(m) of the Code.

Further discussion regarding the Compensation Committee’s processes for setting executive compensation, including delegation to the Chief Executive Officer of the authority to approve certain compensation of senior vice presidents and vice presidents, is set forth under “Executive Compensation — Compensation Discussion and Analysis — Committee Activities and Compensation paid to Named Executive Officers with Respect to 2014” and “Our Compensation Philosophy.”

A copy of our Compensation Committee Charter is available on our website at www.globalindemnity.ie.

Nominating and Governance Committee

The Nominating and Governance Committee held one meeting in 2014. The Nominating and Governance Committee currently consists of Stephen A. Cozen, John H. Howes, and Chad A. Leat. Mr. Howes is Chair of the Nominating and Governance Committee. Mr. Leat’s service as a director will not continue following the Annual General Meeting.

The principal duties of the Nominating and Governance Committee are to recommend to the Board of Directors nominees for directors and directors for committee membership, to develop, maintain, and recommend to the Board of Directors a set of corporate governance policies for Global Indemnity, to establish criteria for recommending new directors, and to identify, screen, and recruit new directors, including financially literate director nominees for the Audit Committee. Global Indemnity does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee Global Indemnity’s businesses. The Nominating and Governance Committee also recommends to the Board of Directors the director and committee member compensation for non-employee directors.

A copy of our Nominating and Governance Committee Charter is available on our website at www.globalindemnity.ie.

Executive Committee

The Executive Committee currently consists of Saul A. Fox, Seth J. Gersch and Cynthia Y. Valko. Mr. Fox is Chair of the Executive Committee. The Executive Committee has the authority between meetings of the full Board of Directors to exercise the powers of the Board of Directors as permitted by applicable law and listing standards, other than those reserved for other committees or the full Board of Directors.

A copy of our Executive Committee Charter is available on our website at www.globalindemnity.ie.

Investment Committee

The Investment Committee currently consists of James W. Crystal, Saul A. Fox, and Seth J. Gersch. The principal duties of the Investment Committee are to establish and review our investment guidelines and to review our investments to ensure compliance with our investment guidelines. Mr. Crystal is the Chair of the Investment Committee.

A copy of our Investment Committee Charter is available on our website at www.globalindemnity.ie.

Enterprise Risk Management Committee

The Enterprise Risk Management Committee currently consists of Stephen A. Cozen, James W. Crystal, Saul A Fox, and Chad A. Leat. The principal duties of the Enterprise Risk Management Committee are to periodically report to the Board of Directors regarding material risks to the Company’s capital base, liquidity, information technology, operations, issues which might affect the Company’s credit or other market ratings and to establish a set of key risk indicators against which to measure heightened or decreased risks based upon information and determinations of Company management. Mr. Cozen is the Chair of the Enterprise Risk Management Committee.

A copy of our Enterprise Risk Management Committee Charter is available at www.globalindemnity.ie.

Shareholder Nominations to our Board of Directors and Other Shareholder Communications

Under our Articles of Association, Fox Paine & Company, our controlling shareholder, has the right to appoint all of our directors. Recommendations for director nominees should be sent to the Nominating and Governance Committee c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland or e-mailed to info@globalindemnity.ie.

Our Board of Directors also has implemented a process whereby shareholders may send communications directly to its attention. Any shareholders desiring to communicate with our Board of Directors as a group, or one or more specific members of our Board of Directors, should communicate in writing addressed to the specified names c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland or in an e-mail to info@globalindemnity.ie. Emails addressed to the Board of Directors will be forwarded, as appropriate, to the Board of Directors.

Executive Sessions

At least twice a year, the independent directors meet in executive session.

Code of Business Conduct and Ethics

On January 26, 2004, our Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of the directors, officers, and employees of Global Indemnity and its subsidiaries. A copy of our Code of Business Conduct and Ethics is available on our website at www.globalindemnity.ie. Within the time period specified, and to the extent required, by the SEC and the Nasdaq Marketplace Rules, we will post on our website any amendment to our code of Business Conduct and Ethics and any waiver applicable to our principal executive officer, principal financial officer or principal accounting officer.

DIRECTOR COMPENSATION

General

The form and amount of non-employee director compensation is determined by the Board of Directors based on recommendations by our Nominating and Governance Committee. Our directors that are also employees of the Company are not separately compensated for their service as directors. Cynthia Y. Valko, our Chief Executive Officer, is an employee of the Company and therefore is not separately compensated for her services as a director. We believe that director compensation should not only be competitive within the insurance industry, but also fair and reasonable in light of our directors’ background and experiences, as well as the overall time, effort, and complexity involved in carrying out their responsibilities as directors.

To align the objectives of our directors and our shareholders, as well as to retain directors for an extended period, our non-employee directors receive annual retainers for Board of Directors and committee service and meeting fees payable in cash and in restricted A ordinary shares. The number of restricted A ordinary shares to be issued to a director under the Share Incentive Plan is determined by dividing the amount of compensation to be issued by the closing market price of our A ordinary shares on NASDAQ on the last business day of the calendar quarter in which the compensation was earned.

Restricted A ordinary shares issued to directors vest over a rolling 24 month period. Restricted A ordinary shares received may not be transferred, sold or otherwise disposed of unless and until (1) there is a change in control of Global Indemnity, (2) such director passes away, or (3) 24 months have elapsed since the date the director ceased to serve on the Board of Directors. Restricted A ordinary shares are subject to forfeiture upon a director’s breach of confidentiality, or if within 24 months following a director’s departure from the Board of Directors, the director becomes associated with a property and casualty company that at the time of association or during the restriction period competes with us.

These restrictions on transfer, sale and disposition are designed to ensure that our directors maintain a long-term perspective when overseeing our operations.

Retainer and Fee Schedule

Each non-employee director is required to elect a percentage of their annual retainer to be paid in Restricted A ordinary shares and a percentage of their annual retainer to be paid in cash. This election remains in effect for one year and may be changed upon five days’ prior written notice by the non-employee director.

Non-employee directors who elect to receive 100% of their retainer for services rendered to Global Indemnity plc in Restricted A ordinary shares also receive an additional cash payment equivalent to 100% of their retainer for services rendered to Global Indemnity plc. Non-employee directors who elect to receive 100% of their retainer for services rendered to Global Indemnity Group, Inc. in Restricted A ordinary shares have their compensation increased in cash to provide a gross-up for taxes. Those non-employee directors who do not elect to receive 100% of their retainer for services rendered to Global Indemnity Group, Inc. in Restricted A ordinary shares do not receive the cash payment and do not have their compensation grossed-up for taxes. Each director has elected to receive 100% of their retainer for services rendered to Global Indemnity plc and Global Indemnity Group, Inc. in Restricted A ordinary shares. The Company and Mr. Fox have agreed to defer the vesting of Mr. Fox’s Restricted A ordinary shares granted for services rendered to Global Indemnity Group, Inc. until the earlier of a change in control of the Company or January 1, 2024.

The amount of the annual retainer each non-employee director was eligible to receive for service in fiscal year 2014 was: (1) $80,000 for the Chairman; (2) $37,500 for all non-employee directors (other than the Chairman); (3) an additional $8,500 for each continuous year served as a non-employee director (“Tenure Bonus”); (4) an additional $45,000 for the non-employee director who chairs the Audit Committee (5) an additional $20,000 for non-employee directors who serve on the Audit Committee in a capacity other than Chairperson; (6) an additional $30,000 for the non-employee director who chairs the Investment Committee; (7) an additional $15,000 for non-employee directors who serve on the Investment Committee in a capacity other than Chairperson; (8) an additional $22,500 for the non-employee director who chairs the Compensation Committee; (9) an additional $11,250 for non-employee directors who serve on the Compensation Committee in a capacity other than Chairperson; (10) an additional $80,000 for the non-employee director who chairs the Executive Committee; (11) an additional $40,000 for non-employee directors who serve on the Executive Committee in a capacity other than Chairperson; (12) an additional $30,000 for the non-employee director who chairs the Enterprise Risk Committee; (13) an additional $15,000 for non-employee directors who serve on the Enterprise Risk Committee in a capacity other than Chairperson; (14) an additional $20,000 for the non-employee director who chairs the Nominating and Governance Committee; and (15) an additional $10,000 for the non-employee directors who serves on the Nominating and Governance Committee in a capacity other than Chairperson. These amounts remain in effect for fiscal year 2015.

All non-employee directors are eligible to receive reimbursement for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its Committees. Non-employee directors do not receive attendance fees for meetings.

Non-employee directors forfeit 12.5% of their yearly retainer and tenure bonus for each absence at an in-person meeting of the Board of Directors and will forfeit $5,000 of their yearly retainer and tenure bonus for each non-participation in a telephonic meeting of the Board of Directors.

2014 Non-Employee Director Compensation

The following table provides compensation information for fiscal year 2014 for each non-employee director of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Saul A. Fox	97,812	399,281	—	—	—	335,140	832,233
Stephen A. Cozen	33,834	123,644	—	—	—	67,345	224,823
James W. Crystal	55,678	161,721	—	—	—	95,787	313,186
Seth J. Gersch	90,989	240,043	—	—	—	153,162	484,194
John H. Howes	57,250	131,850	—	—	—	57,969	247,069
Chad A. Leat	37,767	152,721	—	—	—	109,057	299,545

(1)	Includes director fees paid in cash in January 2015 but earned for services rendered in 2014 and excludes the director fees paid in cash in 2014 but earned for services rendered in 2013.

(2)

Represents the aggregate grant date fair value of share-based compensation granted in 2014 as calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718) (“Topic 718”). See Note 14 of our consolidated financial statement contained in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of equity awards. Beginning in the 1st Quarter of 2014, director fees are paid on the last day of the quarter in which the fees are earned (as opposed to the first day following the quarter end), which resulted in five equity grants in 2014. On a going forward basis, there will be four equity grants per year. The grant date fair value for each equity award granted during 2014 is set forth below for each non-employee director:

Service Period to which Grant Relates	4th Quarter 2013	1st Quarter 2014	2nd Quarter 2014	3rd Quarter 2014	4th Quarter 2014	Total
Grant Date	1/1/2014	3/31/2014	6/30/2014	9/30/14	12/31/2014
Director
Saul A. Fox	$78,734	$79,389	$79,789	$80,458	$80,911	$399,281
Stephen A. Cozen	$24,945	$25,576	$19,415	$26,643	$27,065	$123,644
James W. Crystal	$33,042	$24,865	$34,099	$34,565	$35,150	$161,721
Seth J. Gersch	$46,907	$47,517	$47,978	$48,618	$49,023	$240,043
John H. Howes	$25,350	$25,761	$26,432	$26,845	$27,462	$131,850
Chad A. Leat	$31,676	$32,056	$32,695	$22,505	$33,789	$152,721

Totals	$240,654	$235,164	$240,408	$239,634	$253,400	$1,209,260

Due to the expiration of the 2003 Share Incentive Plan on September 5, 2013, the grant of restricted A ordinary shares for the 4th Quarter 2013 and 1st Quarter 2014 were made subject to and contingent upon shareholder approval of the Share Incentive Plan at the 2014 Annual General Meeting. Shareholder approval of the Share Incentive Plan was obtained at the 2014 Annual General Meeting on June 11, 2014. However, the accounting grant date as determined in accordance with Topic 718 is January 1, 2014 for the 4th Quarter 2013 related grant and March 31, 2014 for the 1st Quarter 2014 grant.

(3)

The aggregate number of outstanding, unvested restricted A ordinary shares for each our non-employee directors as of December 31, 2014 are: Mr. Fox — 24,943; Mr. Cozen — 7,702; Mr. Crystal — 10,156; Mr. Gersch — 14,890; Mr. Howes — 7,819; and Mr. Leat — 9,619. These shares were issued for services rendered from the first quarter of 2013 through the fourth quarter of 2014.

(4)	Represents the accrued tax gross-up on restricted A ordinary shares received for services rendered to Global Indemnity Group, Inc.

EXECUTIVE OFFICERS

Set forth below is certain biographical information with respect to the executive officers of Global Indemnity who do not also serve on our Board of Directors or on the board of directors of Global Indemnity Re. The biography for Ms. Valko, our Chief Executive Officer, is set forth above under the caption “Nominees for Director” in Proposal One (g) and the biography for Mr. Green, the President of Global Indemnity Re, is set forth above under Proposal Three (a) — Election of Directors and Alternate Directors. In this Proxy Statement, the terms Global Indemnity Group and Global Indemnity’s US operations include the insurance and related operations conducted by United National Insurance Company, American Insurance Adjustment Agency, Inc., American Reliable Insurance Company (“American Reliable”), Diamond State Insurance Company, J.H. Ferguson and Associates, LLC, Collectibles Insurance Services, LLC, Global Indemnity Insurance Agency, LLC, U.S. Insurance Services, Inc., United National Specialty Insurance Company, Penn-America Insurance Company, Penn-Star Insurance Company and Penn-Patriot Insurance Company.

Thomas M. McGeehan, 57, has served as our Executive Vice President — Finance and Chief Financial Officer since August 2011. From December 2009 until August 2011, Mr. McGeehan was our Senior Vice President and Chief Financial Officer. From May 2008 to December 2009, Mr. McGeehan was our Interim Chief Financial Officer. Prior to that, Mr. McGeehan served as United America Indemnity, Ltd.’s Corporate Controller beginning in September 2005. He joined Global Indemnity plc’s predecessor companies in May 2001 as vice president and controller from Colonial Penn Insurance Company, a subsidiary of General Electric Financial Assurance, where he worked from 1985 until 2001, ultimately serving as assistant vice president finance / marketing & accounting. Mr. McGeehan received a Bachelor’s of Business Administration from Temple University; a Master of Business Administration from La Salle University; and a Master of Taxation from Villanova University.

William J. Devlin, Jr., 59, has served as Executive Vice President and Chief Operations and Claims Officer of Global Indemnity’s US operations since January 2012. From October 2007 through December 2011, Mr. Devlin served as Senior Vice President — Claims. Mr. Devlin was Vice President — Litigation Management from October 2005 to October 2007. From 1998 through October 2005, Mr. Devlin served as the managing attorney of the St. Paul Travelers Companies, a provider of property and casualty insurance. Mr. Devlin served as the managing attorney for the Philadelphia area offices of USF&G, an insurance company, from 1993 through its acquisition by St. Paul Travelers in 1998. Previously, Mr. Devlin worked for the law firms Clark, Ladner, Fortenbaugh & Young and Montgomery, McCracken, Walker & Rhoads, LLP. Mr. Devlin began his career in 1984 serving as a law clerk to the Honorable James McGirr Kelly in the United States District Court for the Eastern District of Pennsylvania. He received his B.B.A. in Accounting from Temple University and his J.D. from Temple University School of Law.

Matthew B. Scott, 55, has served as Executive Vice President and Chief Marketing Officer of Global Indemnity’s US operations since January 2012. From July 2010 through December 2011, he was President of United National Group and from June 2009 through December 2011, he was President of Penn-America Group. From April 2008 through June 2009, Mr. Scott was the Senior Vice President of Casualty Brokerage of Diamond State Group. From October 2007 through April 2008, Mr. Scott was Vice President of Business Development of Diamond State Group. Previously, Mr. Scott served as an executive in the Strategic Markets Unit of White Mountains’ subsidiary, OneBeacon Insurance Company. Mr. Scott began his career in 1986 at Sigel Insurance Group, where he was ultimately appointed vice president, sales. In 1998, Mr. Scott joined CGU Insurance Company as vice president, specialty business development. CGU Insurance Company was acquired by White Mountains Insurance Group in 2001. Mr. Scott previously served on the board of American Centennial Insurance Company, a White Mountains company. He received his Bachelor of Arts from Franklin & Marshall College and his Master of Science in Insurance Management from Boston University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis focuses on the compensation of the executive officers listed in the Summary Compensation Table that follows (our “named executive officers”). Our named executive officers for 2014 were Cynthia Y. Valko, Chief Executive Officer, Global Indemnity plc; Thomas M. McGeehan, Chief Financial Officer and Executive Vice President — Finance, Global Indemnity plc; Joseph R. Lebens, former Executive Vice President and Chief Underwriting and Actuary Officer of Global Indemnity Group; William J. Devlin, Jr., Executive Vice President and Chief Claims and Operations Officer of Global Indemnity Group; Matthew B. Scott, Executive Vice President and Chief Marketing Officer of Global Indemnity Group and Stephen Green, President of Global Indemnity Re. Mr. Lebens resigned effective September 5, 2014.

The following is a discussion of our objectives and philosophies regarding executive officer compensation, as well as the actions taken in 2014 and the compensation awarded to, earned by, or paid to our named executive officers with respect to 2014 performance.

Committee Activities and Compensation Paid to Named Executive Officers With Respect to 2014

The Compensation Committee met three times in 2014. Actions of the Compensation Committee included approving the executive officers’ 2014 salaries and bonus incentives, approving Ms. Valko’s new executive employment agreement and restricted share grants to certain employees who contributed at a high level toward the acquisition of American Reliable. The Compensation Committee or the Board of Directors, after consulting with our Chief Executive Officer (except with respect to matters relating to the Chief Executive Officer), has approved the compensation and the employment agreements and arrangements for all of our named executive officers. However, the Board of Directors has delegated to the Chief Executive Officer the right to approve salaries of up to $250,000 and $200,000 for senior vice presidents and vice presidents, respectively; grants of up to 15,000 and 2,500 shares of A ordinary shares for senior vice presidents and vice presidents, respectively; grants of up to 15,000 and 2,500 options for senior vice presidents and vice presidents, respectively, and up to $50,000 and $35,000 in signing bonuses for senior vice presidents and vice presidents, respectively.

Our Compensation Philosophy

Our primary goals in structuring compensation opportunities for our named executive officers are: (1) fostering achievement of corporate performance objectives; (2) recognizing executives’ contributions to corporate success; and (3) attracting and retaining quality professionals. We apply a consistent compensation philosophy for all named executive officers. This philosophy is based on the premise that our achievements result from the coordinated efforts of all employees, including our named executive officers, working toward our business objectives. The Compensation Committee designed and refines the executive compensation program to support the overall objective of maximizing long-term shareholder value by aligning the interests of executives with the interests of shareholders and by rewarding executives for achieving corporate and individual objectives.

We have entered into employment agreements or arrangements with our named executive officers, as described in more detail below following the Summary Compensation Table. These agreements and arrangements are important to the future of our business because our success depends, in significant part, upon the individual employees who represent us in dealings with our producers and the investment community, execute our business strategy, and identify and pursue strategic opportunities and initiatives. We believe that such agreements and arrangements are helpful in providing our executives with some comfort regarding their duties and compensation in exchange for necessary restrictive covenants with respect to competitive activity, non-solicitation, and confidentiality during and following the executives’ employment with us. These covenants are particularly important in protecting our interests in what is an intensely competitive industry in which leveraging the personal relationships of our executives is critical to our success. The employment agreements and arrangements also dictate the level and extent to which the executives receive post-termination compensation.

To that end, on December 10, 2014, Global Indemnity entered into a new employment agreement with Ms. Valko (“2014 agreement”), which replaced her September 19, 2011 employment arrangement with Global Indemnity (“September 2011 arrangement”) that was set to expire on December 31, 2014. The 2014 agreement retroactively set her base salary as of January 1, 2014 at $600,000 and provided a grant of 300,000 options to purchase A ordinary shares as described below under “Grant of Plan Based Awards in 2014”, “Employment Agreements”, and “Outstanding Equity Awards at December 31, 2014”.

Effective September 5, 2014, Mr. Lebens resigned. On September 10, 2014, Global Indemnity Group, Inc. (“Global Indemnity Group”) entered into an independent contractor agreement with JRL Professional Consulting, LLC (the “Contractor”), of which Mr. Lebens is the principal (the “Consulting Agreement”), that continues until terminated. On December 2, 2014, Global Indemnity Re entered into an independent contractor agreement with the Contractor (the “Bermuda Consulting Agreement”) that continues until terminated. Both agreements may be terminated by either party upon 60 days’ written notice to the other party.

The Consulting Agreement provides that the Contractor shall be available to work eight days per calendar month as mutually agreed upon (not exceeding eight hours actually worked per day) by Global Indemnity Group and the Contractor to provide predictive analytics services and support and actuarial services and support. The services provided under the Consulting Agreement shall be provided at Global Indemnity Group’s principal offices or the offices of the Contractor or as otherwise instructed or agreed.

The Bermuda Consulting Agreement provides that the Contractor shall be available to work three days per calendar month as mutually agreed upon (not exceeding eight hours actually worked per day) by Global Indemnity Re and the Contractor to provide predictive analytics services and support and actuarial services and support. The services provided under the Bermuda Consulting Agreement shall be provided at Global Indemnity Re’s principal offices or the offices of the Contractor or as otherwise instructed or agreed.

The Consulting Agreement and Bermuda Consulting Agreement provide that the Contractor shall be paid a flat hourly rate of $475 and shall reimburse the Contractor for out-of-pocket expenses to the extent that such out of pocket expenses are reasonable, necessary and incurred solely in connection with the performance of services provided under either the Consulting Agreement or Bermuda Consulting Agreement, respectively. Subject to the satisfaction with the timing, quality and results of the services provided under the Consulting Agreement and subject to Global Indemnity’s approval, Mr. Lebens existing A ordinary shares may vest if approved by the Company.

Generally, we structure our total compensation packages for our named executive officers to be competitive with respect to compensation paid by our peer companies to their executives. We utilized one industry compensation survey in 2014 that was not specifically prepared for us. The following companies participated in that survey: AAA Insurance Exchange; Accident Fund Company; ACE, Ltd.; ACUITY; AIPSO; Allied World Assurance Company, Inc.; Allstate Corporation; American Family Insurance; American International Group; Ameriprise Financial, Inc.; Amerisure Insurance; Amica Mutual Insurance Company; AON-Hewitt; Argo Group International Holdings, Ltd.; Aspen Insurance; Casualty Group; Canal Insurance Company; Capitol Insurance Companies; CNA Insurance; The Cincinnati Insurance Companies; Farmers Insurance; FBL Financial Group, Inc.; Employers Mutual Group; Erie Insurance Group; FCCI Insurance Group; Fireman’s Fund Insurance Company; Frankenmuth Insurance; GEICO; Great American Insurance; Hanover; The Hartford; ICW Group; Indiana Farm Bureau, Inc.; Ironshore; Kemper Corporation; Lancer Financial Group; Liberty Mutual; Maiden Reinsurance; Main Street America Group; Mapfre USA; Markel Corporation; Merchants Insurance; Mercury Insurance; Munich Reinsurance America, Inc.; Nationwide Mutual Insurance Co.; NCCI Holdings; Norcal Group; North Carolina Joint Underwriting Association; OdysseyRe; OneBeacon Insurance Group, Ltd.; Philadelphia Insurance;; QBE the Americas; RLI Corporation; SAIF Corporation; Selective Insurance Company of America; Sentry Insurance; State Auto Insurance Company; Strickland insurance Group; Sublimity Insurance Group; Swiss Re; TDIC & TDIC Insurance Solutions; Texas Windstorm Insurance Association; Utica National Insurance Group; Virginia Farm Bureau & Countryway Insurance; WCRIBMA; Western National Insurance Group; Westfield Group; XL America; Zenith National Insurance Corporation; and Zurich North America

(collectively, the “Peer Group”). We believe that use of such peer and competitor comparison provides a suitable basis for addressing and balancing between the competitive nature of our business and the attendant need to recruit and retain talented executives by providing competitive compensation against the Compensation Committee’s strong desire to ensure that our executives do not receive excessive compensation in relation to their peers or disproportionate to their contributions to our long-term success and shareholder value. We believe, however, that our emphasis on performance and shareholder return with a long-term perspective may result in compensation opportunities that differentiate our practices from those of our peers. In short, our compensation program has been structured so that our executives will be well compensated if, and only if, they create value for our shareholders over a period of several years.

We use two primary components of executive compensation to satisfy our compensation objectives: base salary and long-term incentive opportunities including performance-based annual bonus incentives payable in cash and restricted shares. Our policies with respect to these components are discussed below.

Base Salary

The Compensation Committee uses base salary to compensate executives at salary levels that are competitive with and comparable to the levels used by other companies within our Peer Group, but does not target any specific percentiles. The Compensation Committee reviews base salaries on an annual basis to determine whether such salaries remain competitive relative to the Peer Group. Base salaries for our named executive officers were initially set in the executives’ employment agreements or arrangements with us and have been increased in subsequent years in connection with merit increases, which generally relate to individual past performance, enhanced professional responsibilities and the review of Peer Group compensation. In setting the Chief Executive Officer’s base salary and in evaluating the Chief Executive Officer’s recommendations for the base salaries of the other named executive officers, the Compensation Committee generally weighs a variety of factors, including individual past performance, potential for future successful performance with us, level and scope of responsibility and relative fairness among our executive officers. The Compensation Committee reviewed and approved executive base salaries in February 2014.

Long-Term Incentives and Annual Bonus Incentives

Because short-term results do not, by themselves, accurately reflect the performance of a company in our industry or the return realized by our shareholders, our named executive officers are eligible to receive equity awards, such as the annual equity bonus awards as described below. Equity awards are an important component of our compensation policies and are designed to motivate recipients to act from the perspective of a long-term owner. We also believe that providing our named executive officers with equity ownership: (1) serves to align the interests of our named executive officers with shareholders by creating a direct link between compensation and long-term shareholder return, (2) creates a significant, long-term interest in our success and (3) aids in the retention of key executive officers in a competitive market for executive talent.

The Compensation Committee approves all grants of equity compensation to our named executive officers as it deems appropriate to achieve the goals set forth above and establishes the time or times at which equity will be awarded. To promote our goals of attracting and retaining talented executives, equity awards usually vest over certain periods of time subject to continued employment in good standing, with vesting contingent in certain instances on the attainment of performance goals as described above. Equity awards that are made upon an executive’s commencement of employment may also be contingent on the executive’s purchase of restricted stock to ensure that the executive is a shareholder with a significant personal investment in Global Indemnity.

As described below under “Employment Agreements,” each of Ms. Valko and Mr. Lebens received options to acquire our A ordinary shares in connection with either their commencement of their employment or the entering into of a new employment agreement. These options vest pro-rata over three years for Ms. Valko and pro-rata over four years for Mr. Lebens. Also, as described below under “2013 Bonus Opportunity” Mr. Lebens received options to acquire our A ordinary shares as part of a discretionary bonus award. Mr. Lebens forfeited all unvested options upon his resignation effective on September 5, 2014.

As described below each of Ms. Valko and Messrs. McGeehan, Lebens, Scott, Devlin and Green is eligible to receive restricted shares pursuant to the Share Incentive Plan in connection with his or her annual bonus opportunity.

With respect to stock options, the Compensation Committee sets the exercise price per share at the closing price of our shares on the date of grant. In accordance with our Share Incentive Plan, stock options may be repriced without shareholder approval. For details regarding the grant and vesting terms of outstanding stock options, see the descriptions below under “Employment Agreements” and “Outstanding Equity Awards at December 31, 2014.”

Our annual bonus opportunities, which are payable in cash and restricted shares, are generally designed to motivate executives to focus on the performance of the division, subsidiary, or unit for which they have primary responsibility. In the first quarter of each year, our Compensation Committee establishes the criteria and objectives that must be met during the applicable performance period for a named executive officer to earn an annual bonus. These bonus targets reflect each executive’s responsibilities and a day-to-day emphasis on generating profits and are set in light of Peer Group compensation. If bonuses are earned, a portion will be paid in cash and the remaining portion in restricted shares. The allocation of annual bonuses earned provides both an incentive for the named executive officer to continue to perform at a high level and to reward the named executive officer for his performance during an applicable performance period. All equity grants to our named executive officers are made pursuant to our Share Incentive Plan. Restricted shares granted as part of our annual bonus awards generally vest pro-rata over three or four years.

As described below, the amounts of the annual bonuses payable to our named executive officers are dependent, in large measure, on our performance in relation to performance targets. The extent to which actual performance exceeds or falls short of target performance directly results in a corresponding increase or decrease in the bonus amounts payable.

The criteria for our annual bonus incentives relate to certain objective performance goals, such as gross written premium, net income, operating income and the US GAAP accident year combined ratio as well as individual performance expectations. Operating income is a non-US GAAP financial measure used by management as a measure of performance. It is calculated as net income less after-tax net realized investment gains (losses), less after-tax gain and one-time charges from discontinued operations, less any after-tax extraordinary gains or losses. Operating income is not a substitute for net income determined in accordance with US GAAP, and investors should not place undue reliance on this measure. The US GAAP accident year combined ratio is the ratio of the sum of losses, acquisition costs and other underwriting expenses to net premiums earned. The US GAAP accident year combined ratio is a financial measure that is generally viewed in the insurance industry as an indicator of underwriting profitability.

Ms. Valko

Ms. Valko’s 2014 agreement sets a yearly target bonus opportunity of $500,000, which is payable 50% in cash and 50% in restricted shares. Ms. Valko’s yearly bonus payment is based on achieving underwriting income, premium volume, such as gross written premium, and underwriting profitability targets, such as US GAAP accident year combined ratio, as established yearly by the Compensation Committee, and subject to a truing up as described below. Restricted stock awards vest one-third per year over three years, subject to an accident year true-up of bonus year underwriting results as of the third anniversary of the stock award. The yearly bonus opportunity is subject to continued employment.

For a discussion of her 2013 bonus opportunity and 2014 bonus opportunity, please see the disclosure related to Ms. Valko under “2013 Bonus Opportunity” and “2014 Bonus Opportunity” below.

Mr. Lebens

Prior to his resignation in September 2014, Mr. Lebens’ employment arrangement set a yearly target bonus opportunity of $200,000, which was payable 50% in cash and 50% in restricted shares. Mr. Lebens’ yearly bonus payment was based on achieving underwriting income, premium volume, such as gross written premiums, and underwriting profitability targets, such as US GAAP accident year combined ratio, as established yearly by the Compensation Committee, and subject to a truing up as described below. Restricted stock awards vested one-third per year over three years, subject to an accident year true-up of bonus year underwriting results as of the third anniversary of the share award. For 2013 and 2014, Mr. Lebens bonus opportunity and targets were tailored to be in line with the bonus opportunities and targets described below for Messrs. McGeehan, Scott, Devlin and Green in “— Cash Bonus Opportunity” and “— Equity Bonus Opportunity” in “2013 Bonus Opportunity” and “2014 Bonus Opportunity,” below. Yearly bonus opportunity was subject to continued employment as the time of payment and, as a result, Mr. Lebens did not receive any bonus, either cash or equity, with respect to his service in 2014 prior to his resignation.

For a discussion of his 2013 bonus opportunity and 2014 bonus opportunity, please see the disclosure related to Mr. Lebens under “2013 Bonus Opportunity” and “2014 Bonus Opportunity” below.

Messrs. McGeehan, Scott, and Devlin

Under their employment agreements, Messrs. McGeehan and Devlin are eligible to receive cash and equity bonus awards under criteria developed annually by the Board of Directors and Compensation Committee. Mr. Scott has a bonus target in his employment agreement, but the performance criteria are established annually by our Board of Directors and Compensation Committee. Mr. Scott’s bonus target for 2013 and 2014 was in line with the targets developed by the Board of Directors and Compensation Committee for the other executive officers and was based on the US GAAP accident year combined ratio and gross written premiums for 2013 and 2014, respectively. The employment agreement for Mr. Scott is structured so that one-third of his bonus would be paid in restricted shares and two-thirds would be paid in cash or structured as determined by the Company.

For a discussion of their 2013 and 2014 bonus opportunity, please see the disclosure related to them under “2013 Bonus Opportunity” and “2014 Bonus Opportunity” below.

Mr. Green

Mr. Green’s employment arrangement in effect during 2013 and 2014 did not provide specific performance criteria for a bonus opportunity. Performance criteria for Mr. Green was established annually by our Board of Directors and Compensation Committee. Mr. Green’s bonus target for 2013 and 2014 was in line with the targets developed by the Board of Directors and Compensation Committee for the other executive officers and was based on the US GAAP accident year combined ratio and gross written premiums for Global Indemnity Re for 2013 and 2014, respectively.

Under his current employment arrangement, Mr. Green is eligible to receive a cash and equity bonus under criteria developed annually by the Board of Directors and Compensation Committee. All awards are based on Global Indemnity Re’s results, including but not limited to, premium, income, loss ratio and expense ratio. The employment agreement for Mr. Green is structured so that the cash component target is 50% of Mr. Green’s annual base salary and the restricted share component target value is 50% of Mr. Green’s annual base salary or structured as determined by the Company. 50% of a restricted share award vests ratably over three years. The remaining 50% of a restricted share award is subject to re-measurement of the US GAAP accident year combined ratio of Global Indemnity Re, excluding corporate expenses, three years after the grant. To qualify for the award, the US GAAP accident year combined ratio of Global Indemnity Re, excluding corporate expenses cannot be greater than that was originally presented to and approved by the Board of Directors such vesting will occur no later than March 15th of the re-measurement year.

For a discussion of Mr. Green’s 2013 and 2014 bonus opportunity, please see the disclosure related to him under “2013 Bonus Opportunity” and “2014 Bonus Opportunity” below.

2013 Bonus Opportunity

For 2013, Ms. Valko and Messrs. McGeehan, Lebens, Scott, Devlin and Green were provided an opportunity to earn both a cash bonus and an equity bonus based on the US GAAP accident year combined ratio and gross written premiums for the applicable year.

Cash Bonus Opportunity

Ms. Valko was eligible for a cash bonus target of $250,000 upon the achievement of a US GAAP accident year combined ratio of Global Indemnity in 2013 of equal to or less than 99.9 and gross written premiums of at least $278.3 million. Messrs. McGeehan and Lebens were eligible for a cash bonus in an amount between 50% and 70% of their annual base salary if the US GAAP accident year combined ratio of Global Indemnity in 2013 was between no greater than 99.9 points and 97.9 points or less and gross written premiums for Global Indemnity were between at least $278.3 million and up to or greater $306.1 million. The combined ratio criteria is weighted at 75% and the gross written premium is weighted at 25%. Actual performance results between the specified goal amounts are subject to interpolation. To qualify for a bonus, the respective combined ratio target must be met. If the respective combined ratio target is not met, the gross written premium criteria is not considered.

Messrs. Scott and Devlin were eligible for a cash bonus in an amount between 50% and 70% of their annual base salary if the US GAAP accident year combined ratio of Global Indemnity’s US Operations in 2013 was between no greater than 107.3 points and 105.3 points or less and gross written premiums for Global Indemnity’s US Operations were between at least $215.8 million and up to or greater than $237.4 million. The combined ratio criteria is weighted at 75% and the gross written premium is weighted at 25%. Actual performance results between the specified goal amounts are subject to interpolation. To qualify for a bonus, the respective combined ratio target must be met. If the respective combined ratio target is not met, the gross written premium criteria is not considered.

Mr. Green was eligible for a cash bonus of $100,000 if the US GAAP accident year combined ratio of Global Indemnity Re was equal to or less than 72.8 points and gross written premiums for Global Indemnity Re were equal to or greater than $62.5 million. To qualify for a bonus, the combined ratio target must be met or exceed. If the combined ratio target is not met, the gross written premium criteria is not considered.

Accordingly, on March 7, 2014, Ms. Valko received a cash bonus of $300,000, Mr. McGeehan received a cash bonus of $200,000, Mr. Lebens received a cash bonus of $200,000 based on the results that US GAAP accident year combined ratio of Global Indemnity in 2013 was 96.0 points, the gross written premiums of Global Indemnity in 2013 were $290.1 million and based on the attainment of certain other individual performance criteria. For Ms. Valko, the Compensation Committee considered the overall performance of the Company, including Global Indemnity’s exceeding the US GAAP accident year combined ratio goal of 97.9 points and the overall performance of her management staff in determining the amount of her cash bonus. For Mr. McGeehan, the Compensation Committee considered his successful management of liquidity for Global Indemnity’s operational needs, Global Indemnity’s achievement of operating net income of $40.5 million, and his management of Sarbanes Oxley and other audits in determining the amount of his cash bonus. For Mr. Lebens, the Compensation Committee considered the achievement of a 59.5% loss ratio for Global Indemnity’s US Operations and a 30.8% loss ratio for Global Indemnity Re, the achievement of certain pricing targets for each of Global Indemnity’s lines of business, and the successful management of Global Indemnity’s catastrophe exposures in determining the amount of his cash bonus.

Mr. Scott received a cash bonus of $225,000 and Mr. Devlin received a cash bonus of $150,000 based on the results that US GAAP accident year combined ratio of Global Indemnity’s US operations in 2013 was 104 points, the gross written premiums of Global Indemnity’s US Operations in 2013 were $232.4 million and based on the attainment of certain other individual performance criteria. For Mr. Scott, the Compensation Committee considered the achievement of a 59.5% loss ratio for Global Indemnity’s US Operations and his management of Global Indemnity’s agency customer relationships in determining the amount of his cash bonus. For Mr. Devlin, the Compensation Committee considered the improved efficiencies achieved throughout Global Indemnity’s Information Technologies and Operations units in 2013 and the achievement of a 59.5% loss ratio for Global Indemnity’s US Operations in determining the amount of his cash bonus.

Mr. Green received a cash bonus of $100,000 based on the results that US GAAP accident year combined ratio of Global Indemnity Re in 2013 was 64.8 points and the growth in gross written premium. As gross written premiums for Global Indemnity Re were $58.3 million the gross written premium target was not achieved. However, the Compensation Committee considered how much the combined ratio exceeded the target of 72.8 points and the increase of gross written premium since 2012 in determining the amount of Mr. Green’s cash bonus.

Equity Bonus Opportunity

Ms. Valko was eligible for an equity bonus target of $250,000 upon the achievement of a US GAAP accident year combined ratio of Global Indemnity in 2013 of equal to or less than 99.9. Messrs. McGeehan, Lebens, Scott and Devlin were eligible for an equity bonus in an amount between 50% and 75% of their annual base salary, payable in our A ordinary shares, if the US GAAP accident year combined ratio of Global Indemnity in 2013 was between no greater than 99.9 points and 97.9 points or less, with an actual equity bonus payable at 50% of their respective base salaries if the actual combined ratio is equal to, and not greater than, 99.9 points and at 75% if that actual combined ratio is equal to or less than 97.9 points. For US GAAP accident year combined ratios that fall between the specified performance levels, the payout percentages are adjusted on a linear basis. Upon achievement of these eligibility requirements, each named executive officer’s bonus would be further adjusted based on a 2013 gross written premium target for Global Indemnity of $278.3 million. The actual 2013 gross written premium for Global Indemnity is divided by the target gross written premium. The result is multiplied by the bonus amount calculated for the US GAAP accident year combined ratio portion of the bonus to achieve an adjusted bonus amount. The maximum adjustment is +/- 20%. Fifty percent of any such award would vest ratably over a three-year period. The other fifty percent of any such award is subject to re-measurement of the US GAAP accident year combined ratio by an independent actuary. To qualify for the award the US GAAP accident year combined ratio, as of December 31, 2016, cannot be greater than the ratio originally presented to and approved by the Board of Directors on or before March 1, 2013.

Mr. Green was eligible for an equity bonus of $100,000 if the US GAAP accident year combined ratio of Global Indemnity Re was equal to or less than 72.8 points and gross written premiums for Global Indemnity Re were equal to or greater than $62.5 million. To qualify for a bonus, the combined ratio target must be met or exceed. If the combined ratio target is not met, the gross written premium criteria is not considered. Fifty percent of any such award would vest ratably over a three-year period. The other fifty percent of any such award is subject to re-measurement of the US GAAP accident year combined ratio of Global Indemnity Re by an independent actuary. To qualify for the award the US GAAP accident year combined ratio of Global Indemnity Re, as of December 31, 2016, cannot be greater than the ratio originally presented to and approved by the Board of Directors on or before March 1, 2014.

Accordingly, Ms. Valko qualified for an equity bonus with a value of $300,000 and Messrs. McGeehan, Lebens, Scott and Devlin qualified for an equity bonus of 75% of their respective base salaries based on a US GAAP accident year combined ratio of Global Indemnity in 2013 equal to 96.0 points, gross written premiums of Global Indemnity in 2013 equal to $290.1 million and the Compensation Committee’s consideration of the individual performance criteria discussed in “Cash Bonus Opportunity” above. Mr. Green qualified for an equity bonus with a value of $300,000 based on the results that US GAAP accident year combined ratio of Global Indemnity Re in 2013 was 64.8 points and the growth in gross written premium. As gross written premiums for Global Indemnity Re were $58.3 million the gross written premium target was not achieved. However, the Compensation Committee considered the extent to which the combined ratio exceeded the target of 72.8 points and the increase of gross written premium since 2012 in determining the amount of Mr. Green’s equity bonus.

Based on the above-described results, on June 12, 2014, Ms. Valko received a restricted share award of 11,857 A ordinary shares, which vest over three years, subject to an accident year true-up of bonus year underwriting results as of the third anniversary of the award. On June 12, 2014, Mr. McGeehan received a restricted share award of 6,916 A ordinary shares; Mr. Lebens received a restricted share award of 5,928 A ordinary shares; Mr. Scott received a restricted share award of 5,928 A ordinary shares; and Mr. Devlin received a restricted share award of 4,940 A ordinary shares. Fifty percent of Messrs. McGeehan’s, Lebens’, Scott’s and Devlin’s restricted share awards vest ratably over three years on January 1, 2015, January 1, 2016, and January 1, 2017. The remaining fifty percent of the restricted share awards vest after a re-measurement of Global Indemnity’s 2013 US GAAP accident year combined ratio, three years after the grant by an independent actuary. The shares will vest if the re-measured US GAAP accident year combined ratio is not greater than the original 2013 US GAAP accident year combined ratio. Mr. Lebens’ Consulting Agreement modifies the vesting terms of his restricted share award. Subject to the satisfaction with the timing, quality and results of the services provided under the Consulting Agreement and subject to Global Indemnity’s approval, Mr. Lebens existing A ordinary shares may vest if approved by the Company. Mr. Green received a restricted share award of 3,952 restricted A ordinary shares, fifty percent of the restricted share award vests ratably over three years on January 1, 2015, January 1, 2016 and January 1, 2017. The remaining fifty percent of the restricted share award vests after a re-measurement of Global Indemnity Re’s 2013 US GAAP accident year combined ratio, three years after the grant by an independent actuary. The shares will vest if the re-measured US GAAP accident year combined ratio of Global Indemnity Re is not greater than the original 2013 US GAAP accident year combined ratio for Global Indemnity Re.

To provide continued incentive in 2014, the Compensation Committee awarded, subject to and contingent upon shareholder approval of the Share Incentive Plan, which occurred at the 2014 Annual General Meeting, an additional discretionary bonus on February 9, 2014 to Mr. Lebens of options to acquire 25,000 A ordinary shares with an exercise price equal to $24.00. The contingent options would vest on the third anniversary of the award if Mr. Lebens was an employee of Global Indemnity at such time. Mr. Lebens forfeited these options upon his September 5, 2014 resignation.

2014 Bonus Opportunity

For 2014, Ms. Valko and Messrs. McGeehan, Lebens, Scott, Devlin and Green were provided an opportunity to earn both a cash bonus and an equity bonus based on the US GAAP accident year combined ratio and gross written premiums for the applicable year. Mr. Lebens became ineligible for either a cash bonus or an equity bonus upon his September 5, 2014 resignation.

Cash Bonus Opportunity

Ms. Valko was eligible for a cash bonus target of $250,000 upon the achievement of a US GAAP accident year combined ratio of Global Indemnity in 2014 of equal to or less than 96.5 and gross written premiums of at least $310.0 million. Messrs. McGeehan and Lebens were eligible for a cash bonus in an amount between 50% and 70% of their annual base salary if the US GAAP accident year combined ratio of Global Indemnity in 2014 was between no greater than 96.5 points and 94.5 points or less and gross written premiums for Global Indemnity were between at least $310.0 million and up to or greater than $341 million. The combined ratio criteria is weighted at 75% and the gross written premium is weighted at 25%. Actual performance results between the specified goal amounts are subject to interpolation. To qualify for a bonus, the respective combined ratio target must be met. If the respective combined ratio target is not met, the gross written premium criteria is not considered. Mr. Lebens resigned effective September 5, 2014 and was not eligible for a cash bonus.

Messrs. Scott and Devlin were eligible for a cash bonus in an amount between 50% and 70% of their annual base salary if the US GAAP accident year combined ratio of Global Indemnity’s US Operations in 2014 was between no greater than 102.7 points and 100.7 points or less and gross written premiums for Global Indemnity’s US Operations were between at least $242.4 million and up to or greater than $266.6 million. The combined ratio criteria is weighted at 75% and the gross written premium is weighted at 25%. Actual performance results between the specified goal amounts are subject to interpolation. To qualify for a bonus, the respective combined ratio target must be met. If the respective combined ratio target is not met, the gross written premium criteria is not considered.

Mr. Green was eligible for a cash bonus target of 50% his annual base salary if the US GAAP accident year combined ratio of Global Indemnity Re in 2014 was no greater than 73.4 points and the gross written premiums for Global Indemnity Re were at least $68 million.

Accordingly, on March 7, 2015, Ms. Valko received a cash bonus of $300,000 and Mr. McGeehan received a cash bonus of $225,000, based on the results that US GAAP accident year combined ratio of Global Indemnity in 2014 was 92.0 points and based on the attainment of certain other individual performance criteria. The gross written premium criteria was not met as gross written premiums for Global Indemnity in 2014 were $291.3 million. For Ms. Valko, the Compensation Committee considered the overall performance of the Company, including Global Indemnity’s exceeding the US GAAP accident year combined ratio goal of 96.5 points; Global Indemnity Re exceeding its underwriting income goals; Global Indemnity’s vacant property, property brokerage, and collectibles products exceeding their loss ratio targets; the addition of new, key staff members; and the successful acquisition of American Reliable in determining the amount of her cash bonus. For Mr. McGeehan, the Compensation Committee considered his successful management of certain financial audits; the upgrade in financial systems; the assumption of certain investment functions; capital management; and the successful acquisition of American Reliable in determining the amount of his cash bonus.

Mr. Scott received a cash bonus of $175,000 and Mr. Devlin received a cash bonus of $175,000 based on the results that US GAAP accident year combined ratio of Global Indemnity’s US operations in 2014 was 97.2 points and based on the attainment of certain other individual performance criteria. The gross written premium criteria was not met as gross written premiums for Global Indemnity’s US Operations in 2014 was $230 million. For Mr. Scott, the Compensation Committee considered Global Indemnity’s small business binding authority and vacant property products meeting their underwriting goals and the improvement of certain program products in terms of both growth and profits over 2013 in determining the amount of his cash bonus. For Mr. Devlin, the Compensation Committee considered information technology infrastructure upgrades and development projects completed in 2014, the completion of a new business continuity plan, successful claim and litigation management and the successful acquisition of American Reliable in determining the amount of his cash bonus.

Mr. Green received a cash bonus of $125,000 based on the results the US GAAP accident year combined ratio of Global Indemnity Re in 2014 was 70.8 points and based on the attainment of certain other individual performance criteria. The gross written premium criteria for Global Indemnity Re in 2014 was $61.3 million. For Mr. Green, the Compensation Committee considered his contributions to Global Indemnity Re exceeding its underwriting income goals, his efforts to rebrand Global Indemnity Re, the growth of the professional lines business at Global Indemnity Re and the renewal of Global Indemnity Re’s catastrophe treaties.

Equity Bonus Opportunity

Ms. Valko was eligible for an equity bonus target of $250,000 upon the achievement of a US GAAP accident year combined ratio of Global Indemnity in 2014 of equal to or less than 96.5. Messrs. McGeehan, Lebens, Scott and Devlin were eligible for an equity bonus in an amount between 50% and 75% of their annual base salary, payable in our A ordinary shares, if the US GAAP accident year combined ratio of Global Indemnity in 2014 was between no greater than 96.5 points and 94.5 points or less, with an actual equity bonus payable at 50% of their respective base salaries if the actual combined ratio is equal to, and not greater than, 96.5 points and at 75% if that actual combined ratio is equal to or less than 94.5 points. For US GAAP accident year combined ratios that fall between the specified performance levels, the payout percentages are adjusted on a linear basis. Upon achievement of these eligibility requirements, each named executive officer’s bonus would be further adjusted based on a 2014 gross written premium target for Global Indemnity of $310.0 million. The actual 2014 gross written premium for Global Indemnity is divided by the target gross written premium. The result is multiplied by the bonus amount calculated for the US GAAP accident year combined ratio portion of the bonus to achieve an adjusted bonus amount. The maximum adjustment is +/- 20%. Fifty percent of any such award would vest ratably over a three-year period. The other fifty percent of any such award is subject to re-measurement of the US GAAP accident year combined ratio by an independent actuary. To qualify for the award the US GAAP accident year combined ratio, as of December 31, 2017, cannot be greater than the ratio originally presented to and approved by the Board of Directors on or before March 1, 2015. Mr. Lebens resigned effective September 5, 2014 and was not eligible for an equity bonus.

Mr. Green was eligible for an equity bonus target of 50% of his annual base salary if the US GAAP accident year combined ratio of Global Indemnity Re in 2014 was no greater than 73.4 points and the gross written premiums for Global Indemnity Re were at least $68 million.

Accordingly, Ms. Valko qualified for an equity bonus with a value of $300,000, Mr. McGeehan qualified for an equity bonus with a value of $225,000, Mr. Scott qualified for an equity bonus of $125,000 and Mr. Devlin qualified for an equity bonus of $175,000 based on a US GAAP accident year combined ratio of Global Indemnity in 2014 equal to 92.0 points and the Compensation Committee’s consideration of the individual performance criteria discussed in “Cash Bonus Opportunity” above. Mr. Green qualified for an equity bonus with a value of $175,000 based on the results of the US GAAP accident year combined ratio of Global Indemnity Re in 2014 was 70.8 points and the Compensation Committee’s consideration of the individual performance criteria discussed in “Cash Bonus Opportunity” above.

Based on the above-described results, Ms. Valko received a restricted share award of 10,574 A ordinary shares, which vest over three years, subject to an accident year true-up of bonus year underwriting results as of the third anniversary of the award. Mr. McGeehan received a restricted share award of 7,930 A ordinary shares; Mr. Scott received a restricted share award of 4,406 A ordinary shares; and Mr. Devlin received a restricted share award of 6,168 A ordinary shares. Fifty percent of Messrs. McGeehan’s, Scott’s and Devlin’s restricted share awards vest ratably over three years on January 1, 2016, January 1, 2017, and January 1, 2018. The remaining fifty percent of the restricted share awards vest after a re-measurement of Global Indemnity’s 2014 US GAAP accident year combined ratio, three years after the grant by an independent actuary. The shares will vest if the re-measured US GAAP accident year combined ratio is not greater than the original 2014 US GAAP accident year combined ratio. Mr. Green received a restricted share award of 6,168 A ordinary shares, fifty percent of the restricted share award vests ratably over three years on January 1, 2016, January 1, 2017 and January 1, 2018. The remaining fifty percent of the restricted share award vests after a re-measurement of Global Indemnity Re’s 2014 US GAAP accident year combined ratio, three years after the grant by an independent actuary. The shares will vest if the re-measured US GAAP accident year combined ratio of Global Indemnity Re is not greater than the original 2014 US GAAP accident year combined ratio for Global Indemnity Re.

American Reliable Equity Bonus

Ms. Valko and Messrs. McGeehan and Devlin received discretionary equity bonuses on January 1, 2015 in recognition for their contributions in 2014 to the successful acquisition of American Reliable on January 1, 2015. On January 1, 2015, Ms. Valko received an equity bonus with a value of $500,000 via a restricted share award of 17,624 A ordinary shares; Mr. McGeehan received an equity bonus with a value of $250,000 via a restricted share award of 8,812 A ordinary shares; and Mr. Devlin received an equity bonus with a value of $150,000 via a restricted share award of 5,287 A ordinary shares. The restricted share awards vest on January 1, 2018 subject to continue employment.

The Compensation Committee believes that the targets it sets annually for cash and equity bonuses are challenging but within reach for a talented executive team. The Compensation Committee is also empowered to exercise negative discretion and reduce the bonuses otherwise payable to any of our employees if the Compensation Committee determines that particular corporate results were achieved without significant personal contributions by the particular employee. In addition, certain awards are subject to true-ups at the conclusion of applicable performance periods, which may result in forfeiture of the awards or a portion thereof. The Compensation Committee may also claw back bonuses if our financial statements are restated.

Other Considerations

Equity Ownership Generally

We have adopted certain policies with respect to equity compensation, all of which apply to our named executive officers, such as policies regarding insider trading which prohibit trading during periods immediately preceding the release of material non-public information. We also permit our named executive officers to establish Rule 10b5-1 trading plans, subject to the prior approval of our in-house legal department.

We expect our named executive officers to maintain a significant personal ownership stake in our company. While we have not established share ownership guidelines that are applicable to every executive, as noted above, equity awards that are made upon an executive’s commencement of employment are also often contingent on the executive’s purchase of restricted stock, and we may consider adopting such guidelines in the future.

Other Benefits

Our named executive officers are entitled to participate in the various benefits made available to our employees generally, including retirement plans, group health plans, paid vacation and sick leave, basic life insurance, and short-term and long-term disability benefits. Furthermore, all of our and our subsidiaries’ directors and officers are covered by our directors’ and officers’ liability insurance.

Post-Employment Benefits, Severance and Change in Control Policy

The post-employment benefits available to our named executive officers are subject to the terms of the executives’ employment agreements and arrangements. Our named executive officers are not provided with a supplemental retirement benefit plan or other pension beyond that of our 401(k) plan and matching contributions available to all of our employees.

The Compensation Committee and our Board of Directors approve appropriate severance policies for each executive officer designed to (1) compensate an executive who is involuntarily separated from us for reasons other than for “cause” and (2) compensate the executive to the extent the executive is subject to a post-termination non-compete agreement.

We have adopted a limited change in control policy designed to incentivize our executive officers to pursue transactions which benefit our shareholders. The entitlement to accelerated vesting of restricted shares and options in the event that we undergo a change in control varies from executive officer to executive officer. For details regarding the potential for accelerated vesting of restricted share and options, see the descriptions below under “Employment Agreements.”

Impact of Accounting, Tax and Legal Considerations

With respect to taxes, Section 162(m) of the Code imposes a $1 million limit on the deduction that we may claim in any tax year with respect to compensation paid to the Chief Executive Officer and certain other named executive officers. Accordingly, the Compensation Committee monitors compensation paid to such executives so it may consider whether steps may be taken to ensure that it is deductible under Section 162(m).

Certain types of “performance-based compensation” are exempted from the $1 million limit. Performance-based compensation can include income from stock options, performance-based restricted shares, and certain formula driven compensation that meets the requirements of Section 162(m) of the Code. The Compensation Committee considers whether to structure performance-based and equity compensation for our named executive officers in a manner that complies with Section 162(m) of the Code in order to provide for the deductibility of such compensation. However, the Compensation Committee may authorize compensation in excess of $1 million that is not performance-based under Section 162(m) of the Code if it believes doing so is in our best interest.

We also take into account Sections 280G and 4999 of the Code when structuring compensation. These two sections relate to the imposition of excise taxes on executives who receive, and the loss of deductibility for employers who pay, “excess parachute payments” made in connection with a change in control. We often structure our compensation opportunities in a manner that reduces the impact of Sections 280G and 4999 of the Code.

Conclusion

We believe that each element of compensation and the total compensation provided to each of our named executive officers is reasonable and appropriate. The value of the compensation payable to our executives is heavily dependent on our performance and the investment return realized by our shareholders. Furthermore, we believe our executives’ total compensation opportunities are competitive with those that our competitors offer to their executives. We believe these compensation opportunities allow us to attract and retain talented executives.

Say-on-Pay and Say-on-Frequency

The Compensation Committee has considered the result of the 2014 advisory, non-binding “say-on-pay” vote in connection with the discharge of its responsibilities. A substantial majority of our shareholders approved the compensation of our named executive officers described in our proxy statement in 2014. As this level of support was high, the Compensation Committee decided not to make any changes to our executive compensation programs.

In light of the voting results with respect to the frequency of shareholder votes on named executive officer compensation at the 2011 Annual General Meeting in which a substantial majority of our shareholders voted for “say-on-pay” proposals to occur every three years, the Board of Directors decided that it currently intends to hold, in accordance with the results of such vote, a triennial advisory vote on the compensation of named executive officers until the next required vote on the frequency of shareholder votes on named executive officer compensation. Accordingly, we currently expect to hold a “say-on-pay” vote at the Company’s 2017 Annual General Meeting. We currently expect the next advisory vote on the frequency of shareholder votes on named executive officer compensation to occur at the Company’s 2017 Annual General Meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Compensation and Benefits Committee

Chad A. Leat, Chairman

Stephen A. Cozen

John Howes

SUMMARY COMPENSATION TABLE

The following table shows information concerning the compensation of our named executive officers for the 2012, 2013, and 2014 fiscal years.

Name and Principal Position	Year		Salary($)	Bonus($)	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation		Total($)
Cynthia Y. Valko,	2014		600,000	—	300,000	2,361,000	300,000	—	15,984	(3)	3,576,984
Chief Executive Officer, Global Indemnity	2013		400,000	—	250,000	—	300,000	—	16,074		966,074
	2012		400,000	—	72,000	—	250,000	—	15,774		737,774
Thomas M. McGeehan	2014		375,000	—	175,000	—	225,000	—	15,984	(4)	790,984
Executive Vice President-Finance and	2013		375,000	—	100,000	—	200,000	—	16,074		691,074
Chief Financial Officer, Global Indemnity	2012		375,000	—	100,000	—	125,000	—	15,953		615,953
Joseph R. Lebens,	2014	(5)	245,769	—	150,000	213,636	—	—	79,065	(6)	688,470
Former Exec. Vice Pres., Chief Underwriting	2013		341,538	—	125,000	—	200,000	—	88,451		754,989
and Actuary Officer, Global Indemnity Group	2012	(7)	330,000	—	100,000	—	175,000	—	80,484		685,484
Matthew B. Scott,	2014		319,231	—	150,000	—	175,000	—	15,984	(8)	660,215
Exec. Vice Pres. and Chief Marketing	2013		300,000	—	150,000	—	225,000	—	15,714		690,714
Officer, Global Indemnity Group	2012		300,000	—	100,000	—	200,000	—	15,742		615,742
William J. Devlin, Jr.	2014		325,000	—	125,000	—	175,000	—	15,984	(9)	640,984
Exec. Vice Pres. and Chief Operations and	2013		325,000	—	125,000	—	150,000	—	16,074		616,074
Claims Officer, Global Indemnity Group	2012		313,462	—	150,000	—	125,000	—	15,515		603,977
Stephen Green.	2014		269,167	—	100,000	—	125,000	—	—		494,167
President, Global Indemnity Re	2013		240,000	—	—	—	100,000	—	—		340,000
	2012		240,000	—	—	—	—	—	—		240,000

(1)

The amounts listed represent the aggregate grant date fair value of restricted stock granted in 2014 and prior fiscal years for the named executive officers in accordance with Topic 718. See Note 14 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of equity awards.

(2)

The amounts listed represent the aggregate grant date fair value of stock options granted in 2014 for the named executive officers in accordance with Topic 718. See Note 14 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying valuation of equity awards.

(3)

For 2014, amount includes matching contributions under our 401(k) plan in the amount of $15,600 and $384 in life insurance premiums. For 2013, amount includes matching contributions under our 401(k) plan in the amount of $15,300 and $774 in life insurance premiums. For 2012, amount includes matching contributions under our 401(k) plan in the amount of $15,000 and $774 in life insurance premiums.

(4)

For 2014, amount includes matching contributions under our 401(k) plan in the amount of $15,600 and $384 in life insurance premiums. For 2013, amount includes matching contributions under our 401(k) plan in the amount of $15,300 and $774 in life insurance premiums. For 2012, amount includes matching contributions under our 401(k) plan in the amount of $15,000, $179 in medical loss ratio rebate, and $774 in life insurance premiums.

(5)	Mr. Lebens resigned effective as of September 5, 2014.

(6)

For 2014, amount includes matching contributions under our 401(k) plan in the amount of $14,746, $27,433 in housing allowance, $20,329 in gross-up for commuting and living expenses, $288 in life insurance premiums and $16,269 in fees for services rendered as a consultant after his resignation. For 2013, amount includes matching contributions under our 401(k) plan in the amount of $15,300, $42,275 in housing allowance, $30,287 in gross-up for commuting and living expenses, and $589 in life insurance premium. For 2012, amount includes matching contributions under our 401(k) plan in the amount of $15,000, $38,500 in housing allowance, $26,483 in gross-up for commuting and living expenses, $7 in medical loss ratio rebate, and $494 in life insurance premium. See “Employment Agreements — Employment Agreements and Arrangements — Joseph R. Lebens” for further discussion.

(8)

Mr. Lebens’ employment arrangement set a signing bonus, payable in March 2012, of $200,000. This signing bonus was payable 50% in cash and 50% in restricted shares. If Mr. Lebens left within 12 months, he would have forfeited the shares and been required to repay the $100,000 cash portion of the signing bonus. The restricted shares awarded pursuant to the signing bonus vested in March 2013.

(8)

For 2014, amount includes matching contributions under our 401(k) plan in the amount of $15,600 and $384 in life insurance premiums. For 2013, amount includes matching contributions under our 401(k) plan in the amount of $15,300 and $414 in life insurance premium. For 2012, amount includes matching contributions under our 401(k) plan in the amount of $15,000, $328 in medical loss ratio rebate, and $414 in life insurance premium.

(9)

For 2014, amount includes matching contributions under our 401(k) plan in the amount of $15,600 and $384 in life insurance premiums. For 2013, amount includes matching contributions under our 401(k) plan in the amount of $15,300 and $774 in life insurance premiums. For 2012, amount includes matching contributions under our 401(k) plan in the amount of $14,615, $125 in medical loss ratio rebate, and $774 in life insurance premiums.

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table shows information concerning grants of plan-based awards made by us in 2014 to our named executive officers. The equity awards reflected in the table were granted under our Share Incentive Plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards(2)
Name		Threshold($)	Target($)	Maximum($)	Threshold	Target		Maximum
Cynthia Y. Valko	2/0914	—	—	—	—	—		—	—		300,000	(3)	32.38	$2,361,000
	6/12/14	—	—	—	—	—		—	11,857	(4)	—		—	300,000
	3/07/14	—	250,000	—	—	—		—	—		—		—	—
Thomas M. McGeehan	6/12/14	—	—	—	—	3,458	(5)	—	3,458	(6)	—		—	175,000
	3/07/14	187,500	—	262,500	—	—		—	—		—		—	—
Joseph R. Lebens	2/09/14	—	—	—	—	—		—	—		25,000	(7)	24.00	213,636
	6/12/14	—	—	—	—	2,964	(8)	—	2,964	(9)	—		—	150,000
	3/07/14	172,500	—	241,500	—	—		—	—		—		—	—
Matthew B. Scott	6/12/14	—	—	—	—	2,964	(10)	—	2,964	(11)	—		—	150,000
	3/07/14	159,615	—	223,462	—	—		—	—		—		—	—
William J. Devlin, Jr.	6/12/14	—	—	—	—	2,470	(12)	—	2,470	(13)	—		—	125,000
	3/07/14	162,500	—	227,500	—	—		—	—		—		—	—
Stephen Green.	6/12/14	—	—	—	—	1,976	(14)	—	1,976	(15)	—		—	100,000
	3/07/14	—	137,500	—	—	—		—	—		—		—	—

(1)

For additional information on our named executive officers’ cash incentive bonus opportunities and actual amounts earned see the discussion under the “Annual Bonus Incentives” and the amounts disclosed under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2)	Grant date fair value calculated pursuant to Topic 718.

(3)

Represents an award of options to acquire A ordinary shares granted to Ms. Valko on February 9, 2014, which vest as follows: 20% on the last day of calendar year 2015; 30% on the last day of calendar year 2016; and the remaining 50% on the last day of calendar year 2017, solely to the extent in respect of each such year or cumulatively over the vesting period, we achieve Board of Director approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the 3rd anniversary of each such year, subject to Ms. Valko’s continued employment through each such vesting date. The exercise price of the options is equal to $25.00 plus (i) our average year-end tangible book value per share for the period commencing with calendar year-end 2014 and ending on the date the options are exercised, (ii) multiplied by the average interest rate of Treasury bonds having a 7-year remaining term over the same period referenced in (i) above and (iii) multiplied by the number of years commencing with calendar year 2014 and ending on the date the options are exercised; provided, however, that in no event shall the exercise price applicable to the options be below the fair market value of our A ordinary shares on the date of the grant. The grant of the options to acquire A ordinary shares has been made subject to and contingent upon shareholder approval of the Share Incentive Plan Amendment. The accounting grant date of these options is February 9, 2014. For a discussion of the Share Incentive Plan Amendment, see “Proposal Eight: Amendment to the Global Indemnity plc Share Incentive Plan” above.

(4)

Represents a restricted share award of A ordinary shares granted to Ms. Valko on June 12, 2014, which vest over three years, subject to an accident year true-up of bonus year underwriting results as of the third anniversary of the award and are subject to the approval of the Board of Directors.

(5)

Represents half of a restricted share award of A ordinary shares granted to Mr. McGeehan on June 12, 2014. These A ordinary shares vest after a re-measurement of the 2013 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2013 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2017.

(6)

Represents half of a restricted share award of A ordinary shares granted to Mr. McGeehan on June 12, 2014. On January 1, 2015, 1,141 A ordinary shares vested. 1,141 A ordinary shares will vest on January 1, 2016 and 1,176 A ordinary shares will vest on January 1, 2017.

(7)

Represents an award of options to acquire A ordinary shares granted to Mr. Lebens on February 9, 2015. The options vest on the third anniversary of the award if Mr. Lebens is employed with us at such time. Mr. Lebens forfeited these options upon his resignation.

(8)

Represents half of a restricted share award of A ordinary shares granted to Mr. Lebens on June 12, 2014. These A ordinary shares vest after a re-measurement of the 2013 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2013 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2017. Mr. Lebens’ Consulting Agreement modifies the vesting terms of this restricted share award. Subject to the satisfaction with the timing, quality and results of the services provided under the Consulting Agreement and subject to Global Indemnity’s approval, Mr. Lebens existing A ordinary shares may vest if approved by the Company.

(9)

Represents half of a restricted share award of A ordinary shares granted to Mr. Lebens on June 12, 2014. On January 1, 2015, 978 A ordinary shares vested. 978 A ordinary shares will vest on January 1, 2016 and 1,008 A ordinary shares will vest on January 1, 2017. Mr. Lebens’ Consulting Agreement modifies the vesting terms of this restricted share award. Subject to the satisfaction with the timing, quality and results of the services provided under the Consulting Agreement and subject to Global Indemnity’s approval, Mr. Lebens existing A ordinary shares may vest if approved by the Company.

(10)

Represents half of a restricted share award of A ordinary shares granted to Mr. Scott on June 12, 2014. These A ordinary shares vest after a re-measurement of the 2013 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2013 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2017.

(11)

Represents half of a restricted share award of A ordinary shares granted to Mr. Scott on June 12, 2014. On January 1, 2015, 978 A ordinary shares vested. 978 A ordinary shares will vest on January 1, 2016 and 1,008 A ordinary shares will vest on January 1, 2017.

(12)

Represents half of a restricted share award of A ordinary shares granted to Mr. Devlin on June 12, 2014. These A ordinary shares vest after a re-measurement of the 2013 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2013 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2017.

(13)

Represents half of a restricted share award of A ordinary shares granted to Mr. Devlin on June 12, 2014. On January 1, 2015, 815 A ordinary shares vested. 815 A ordinary shares will vest on January 1, 2016 and 840 A ordinary shares will vest on January 1, 2017.

(14)

Represents half of a restricted share award of A ordinary shares granted to Mr. Green on June 12, 2014. These A ordinary shares vest after a re-measurement of the 2013 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2013 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2017.

(15)

Represents half of a restricted share award of A ordinary shares granted to Mr. Green on June 12, 2014. On January 1, 2015, 652 A ordinary shares vested. 652 A ordinary shares will vest on January 1, 2016 and 672 A ordinary shares will vest on January 1, 2017.

EMPLOYMENT AGREEMENTS

Employment Agreements and Arrangements

Cynthia Y. Valko

On December 10, 2014, Ms. Valko entered into the 2014 agreement, which replaced the September 2011 arrangement. The initial employment term of the 2014 agreement is from January 1, 2014 through December 31, 2017.

The 2014 agreement provides that Ms. Valko is entitled to an annual base salary of not less than $600,000 and reflected an award of 300,000 options to acquire our A ordinary shares (“2014 Stock Options”). The 2014 Stock Options vest as follows: 20% on the last day of calendar year 2015; 30% on the last day of calendar year 2016; and the remaining 50% on the last day of calendar year 2017, solely to the extent in respect of each such year or cumulatively over the vesting period, we achieve Board of Director approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the 3rd anniversary of each such year, subject to Ms. Valko’s continued employment through each such vesting date. The exercise price of the 2014 Stock Options is equal to $25.00 plus (i) our average year-end tangible book value per share for the period commencing with calendar year-end 2014 and ending on the date the 2014 Stock Options are exercised, (ii) multiplied by the average interest rate of Treasury bonds having a 7-year remaining term over the same period referenced in (i) above and (iii) multiplied by the number of year commencing with calendar year 2014 and ending on the date the 2014 Stock Options are exercised; provided, however, that in no event shall the exercise price applicable to the 2014 Stock Options be below the fair market value of our shares on the date of the grant.

For a discussion on Ms. Valko’s bonus opportunities, see the discussion related to Ms. Valko under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Ms. Valko’s employment arrangement, please see the disclosure related to Ms. Valko under “Potential Payments Upon Termination or Change in Control” below.

Thomas M. McGeehan

Mr. McGeehan has an executive employment agreement with United America Indemnity, Ltd., Global Indemnity’s direct subsidiary. The initial employment term was from December 8, 2009 through December 31, 2012, and has since been renewed annually. The agreement contains additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other.

The employment agreement provides that Mr. McGeehan is entitled to an annual base salary of not less than $300,000, which is subject to review each year the agreement is in effect, commencing with calendar year 2010, and provided an initial award of 16,000 restricted Class A Common shares, vesting in one-fourth equal installments on each anniversary of the date of grant. After the July 2, 2010 one-for-two reverse stock split, Mr. McGeehan’s awarded shares were adjusted accordingly to reflect an award of 8,000 of our A ordinary shares. For information on Mr. McGeehan’s bonus opportunities see the discussion related to Mr. McGeehan under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. McGeehan’s employment agreement, please see the disclosure related to Mr. McGeehan under “Potential Payments Upon Termination or Change in Control” below.

Joseph R. Lebens

Mr. Lebens resigned effective September 5, 2014. Mr. Lebens had an employment arrangement with Global Indemnity. The initial employment term was from December 6, 2011 through December 31, 2015.

The employment arrangement provided that Mr. Lebens was entitled to an annual base salary of not less than $330,000 and an award of options to acquire 100,000 of our A ordinary shares, with an exercise price equal to $18.50. The options vested at a one-fourth rate on each of December 31, 2012, December 31, 2013, December 31, 2014, and December 31, 2015, with 25,000 options to acquire our A ordinary shares having vested on December 31, 2012 and 25,000 options to acquire our A ordinary shares having vested on December 31, 2013. The shares issuable upon exercise of the options are subject to forfeiture based on a true up on the third anniversary of such vesting year. Upon his resignation, Mr. Lebens forfeited the remaining options. His 50,000 vested options were not exercised and lapsed ninety days after his resignation. For 2013 and 2014, Mr. Lebens’ bonus opportunity and targets were tailored to be in line with the bonus opportunities and targets as described above for Messrs. McGeehan, Scott and Devlin in “—Cash Bonus Opportunity” and “—Equity Bonus Opportunity” in “2013 Bonus Opportunity,” and “2014 Bonus Opportunity” above. For more information on Mr. Lebens’ bonus opportunities, see the discussion related to Mr. Lebens under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above. In addition, Mr. Lebens was entitled to receive an allowance for commuting from Connecticut to our Philadelphia area offices and for housing in the Philadelphia area.

For a discussion of Consulting Agreement and Bermuda Consulting Agreement, please see the disclosure related to Mr. Lebens under “Our Compensation Philosophy” above.

For a discussion of the consequences of termination or change in control under Mr. Lebens’ employment arrangement, the Consulting Agreement, and the Bermuda Agreement please see the disclosure related to Mr. Lebens under “Potential Payments Upon Termination or Change in Control” below.

Matthew B. Scott

Mr. Scott has an executive employment agreement with Penn-America Insurance Company (“PAIC”), a subsidiary of the Company. The initial term of the agreement was from June 8, 2009 through December 31, 2012, and has since been renewed. The agreement contains additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other.

The employment agreement provides that Mr. Scott is entitled to an annual direct salary of not less than $250,000 and an award of 10,000 restricted Class A common shares, vesting in one-fourth equal installments on each anniversary of the date of employment. After the July 2, 2010 one-for-two reverse stock split, Mr. Scott’s awarded shares were adjusted accordingly to reflect an award of 5,000 of our A ordinary shares. Commencing with 2010, Mr. Scott is eligible for an annual bonus opportunity conditioned on the achievement of accident year and/or other performance criteria. For information on Mr. Scott’s bonus opportunities, see the discussion related to Mr. Scott under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Scott’s employment agreement, please see the disclosure related to Mr. Scott under “Potential Payments Upon Termination or Change in Control” below.

William J. Devlin, Jr.

Mr. Devlin has an executive employment agreement with Global Indemnity Group, Inc. The initial term of the agreement was from October 24, 2005 through December 31, 2008, and has since been renewed annually. The agreement contains additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other.

The employment agreement provides that Devlin is entitled to an annual direct salary of not less than $275,000. For information on Mr. Devlin’s bonus opportunities, see the discussion related to Mr. Devlin under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Devlin’s employment agreement, please see the disclosure related to Mr. Devlin under “Potential Payments Upon Termination or Change in Control” below.

Stephen Green

Effective January 1, 2015, Mr. Green entered into an executive employment arrangement with Global Indemnity (the “2015 Employment Arrangement”) which replaced his January 11, 2012 employment arrangement with Global Indemnity Re (the “2012 Employment Arrangement”). The initial term of the 2015 Employment Arrangement is January 1, 2015 through January 1, 2020.

The 2015 Employment Arrangement provides that Mr. Green is entitled to an annual direct salary of not less than $275,000 and Global Indemnity pays 100% of the Bermuda government social insurance contribution and government payroll tax. The 2012 Employment Arrangement provided for an annual direct salary of $240,000 and Global Indemnity agreed to pay 100% of the Bermuda government social insurance contribution and government payroll tax. For information on Mr. Green’s bonus opportunities, see the discussion related to Mr. Green under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Green’s 2015 Employment Arrangement and 2012 Employment Arrangement, please see the disclosure related to Mr. Green under “Potential Payments Upon Termination or Change in Control” below.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table shows information concerning outstanding equity awards held by our named executive officers as of December 31, 2014.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Cynthia Y. Valko	300,000	(2)	—		—	17.87	9/19/21	1,290	(3)	36,597	—		—
	—		300,000	(4)	—	32.38	2/09/24	11,296	(5)	320,468	—		—
	—		—		—	—	—	11,857	(6)	336,383	—		—
Thomas M. McGeehan	—		—		—	—	—	1,792	(7)	50,839	—		—
	—		—		—	—	—	1,514	(8)	57,152	2,259	(9)	64,088
	—		—		—	—	—	3,458	(10)	98,103	3,458	(11)	98,103
Joseph R. Lebens	—		—		—	—	—	1,892	(12)	53,676	2,824	(13)	71,447
	—		—		—	—	—	2,964	(14)	84,089	2,964	(15)	84,089
Matthew B. Scott	—		—		—	—	—	1,792	(16)	50,839	—		—
	—		—		—	—	—	2,271	(17)	64,428	3,389	(18)	96,146
	—		—		—	—	—	2,964	(19)	84,089	2,964	(20)	84,089
William J. Devlin, Jr.	—		—		—	—	—	2,688	(21)	76,259	—		—
	—		—		—	—	—	1,892	(22)	53,676	2,824	(23)	80,117
	—		—		—	—	—	2,470	(24)	70,074	2,470	(25)	70,074
Stephen Green.	—		—		—	—	—	1,976	(26)	56,059	1,976	(27)	56,059

(1)	Value based on December 31, 2014 closing share price of $28.37.

(2)

Represents vested options to purchase restricted A ordinary shares. These options were granted in September 2011, with an exercise price equal to the lesser of $17.87 and the trade weighted average price of our shares on the first day of trading following the expiration of our black-out period in respect of the release of our third quarter 2011 earnings. The first day of trading following the expiration of our black-out period in respect of the release of our third quarter 2011 earnings was November 2, 2011 and the trade weighted average price of our shares was $19.55. These options vested pro rata in three equal installments on each of December 31, 2012, December 31, 2013, and December 31, 2014, subject to Ms. Valko’s continued employment through each such vesting date, with 100,000 options to acquire GBLI A ordinary shares having vested on December 31, 2012; 100,000 options to acquire GBLI A ordinary shares having vested on December 31, 2013; and 100,000 options to acquire GBLI A ordinary shares having vested on December 31, 2014. The shares issuable under the 2011 Stock Options are subject to forfeiture based on a true up on the third anniversary of such vesting year.

(3)	These Restricted A ordinary shares vested on March 12, 2015.

(4)

Represents unvested contingently granted options that vest as follows: 20% on the last day of calendar year 2015; 30% on the last day of calendar year 2016; and the remaining 50% on the last day of calendar year 2017, solely to the extent in respect of each such year or cumulatively over the vesting period, we achieve Board of Director approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the 3rd anniversary of each such year, subject to Ms. Valko’s continued employment through each such vesting date. The exercise price of the options is equal to $25.00 plus (i) our average year-end tangible book value per share for the period commencing with calendar year-end 2014 and ending on the date the options are exercised, (ii) multiplied by the average interest rate of Treasury bonds having a 7-year remaining term over the same period referenced in (i) above and (iii) multiplied by the number of years commencing with calendar year 2014 and ending on the date the options are exercised; provided, however, that in no event shall the exercise price applicable to the options be below the fair market value of our A ordinary shares on the date of the grant. The grant of the options to acquire A ordinary shares has been made subject to and contingent upon shareholder approval of the Share Incentive Plan Amendment. For a discussion of the Share Incentive Plan Amendment, see “Proposal Eight: Amendment to the Global Indemnity plc Share Incentive Plan” above.

(5)	Ms. Valko has 11,296 A ordinary shares that vest on the third anniversary of grant subject to accident year true-up of bonus year underwriting results and the approval of the Board of Directors.

(6)	Ms. Valko has 11,857 A ordinary shares that vest on the third anniversary of grant subject to accident year true-up of bonus year underwriting results and the approval of the Board of Directors.

(7)	Mr. McGeehan has 1,792 A ordinary shares that vested on March 12, 2015.

(8)	Mr. McGeehan has 746 A ordinary shares that vested on January 1, 2015 and 768 A ordinary shares that will vest on January 1, 2016.

(9)

Represents A ordinary shares that vest after a re-measurement of the 2012 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2012 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2016.

(10)	Mr. McGeehan has 1,141 A ordinary shares that vested on January 1, 2015, 1,141 A ordinary shares that will vest on January 1, 2016 and 1,176 A ordinary shares that will vest on January 1, 2017.

(11)

Represents A ordinary shares that vest after a re-measurement of the 2013 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2013 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2017.

(12)

Mr. Lebens has 932 A ordinary shares that vested on January 1, 2015 and 960 A ordinary shares that will vest on January 1, 2016. Mr. Lebens’ Consulting Agreement modifies the vesting terms of this restricted share award. Subject to the satisfaction with the timing, quality and results of the services provided under the Consulting Agreement and subject to Global Indemnity’s approval, Mr. Lebens existing A ordinary shares may vest if approved by the Company.

(13)

Represents A ordinary shares that vest after a re-measurement of the 2012 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2012 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2016. Mr. Lebens’ Consulting Agreement modifies the vesting terms of this restricted share award. Subject to the satisfaction with the timing, quality and results of the services provided under the Consulting Agreement and subject to Global Indemnity’s approval, Mr. Lebens existing A ordinary shares may vest if approved by the Company.

(14)

Mr. Lebens has 978 A ordinary shares that vested on January 1, 2015, 978 A ordinary shares that will vest on January 1, 2016 and 1,008 A ordinary shares that will vest on January 1, 2017. Mr. Lebens’ Consulting Agreement modifies the vesting terms of this restricted share award. Subject to the satisfaction with the timing, quality and results of the services provided under the Consulting Agreement and subject to Global Indemnity’s approval, Mr. Lebens existing A ordinary shares may vest if approved by the Company.

(15)

Represents A ordinary shares that vest after a re-measurement of the 2013 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2013 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2017. Mr. Lebens’ Consulting Agreement modifies the vesting terms of this restricted share award. Subject to the satisfaction with the timing, quality and results of the services provided under the Consulting Agreement and subject to Global Indemnity’s approval, Mr. Lebens existing A ordinary shares may vest if approved by the Company.

(16)	Mr. Scott has 1,792 A ordinary shares that vested on March 12, 2015.

(17)	Mr. Scott has 1,119 A ordinary shares that vested on January 1, 2015 and 1,152 A ordinary shares that will vest on January 1, 2016.

(18)

Represents A ordinary shares that vest after a re-measurement of the 2012 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2012 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2016.

(19)	Mr. Scott has 978 A ordinary shares that vested on January 1, 2015, 978 A ordinary shares that will vest on January 1, 2016, and 1,008 A ordinary shares that will vest on January 1, 2017.

(20)

Represents A ordinary shares that vest after a re-measurement of the 2013 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2013 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2017.

(21)	Mr. Devlin has 2,688 A ordinary shares that vested on March 12, 2015.

(22)	Mr. Devlin has 932 A ordinary shares that vested on January 1, 2015 and 960 A ordinary shares that will vest on January 1, 2016.

(23)

Represents A ordinary shares that vest after a re-measurement of the 2012 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2012 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2016.

(24)	Mr. Devlin has 815 A ordinary shares that vested on January 1, 2015, 815 A ordinary shares that will vest on January 1, 2016 and 840 A ordinary shares that will vest on January 1, 2017.

(25)

Represents A ordinary shares that vest after a re-measurement of the 2013 GAAP accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio is not greater than the 2013 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2017.

(26)	Mr. Green has 652 A ordinary shares that vested on January 1, 2015, 652 A ordinary shares that will vest on January 1, 2016, and 672 A ordinary shares that will vest on January 1, 2017.

(27)

Represents A ordinary shares that vest after a re-measurement of the 2013 GAAP accident year combined ratio of Global Indemnity Re, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured GAAP accident year combined ratio of Global Indemnity Re is not greater than the 2013 GAAP accident year combined ratio and such vesting will occur no later than March 15, 2017.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table shows the stock vested in 2014 for our named executive officers. The value realized on vesting is calculated by multiplying the shares vested by our stock price on the day of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Cynthia Y. Valko(1)	—	—	1,290	33,837
Thomas M. McGeehan(2)	—	—	2,537	65,853
Joseph R. Lebens(3)	—	—	932	23,580
Matthew B. Scott(4)	—	—	3,699	94,226
William J. Devlin, Jr.(5)	—	—	3,620	94,086
Stephen Green	—	—	—	—

(1)	Pertains to March 12, 2014 vesting of 1,290 A ordinary shares.

(2)	Pertains to the January 1, 2014 vesting of 745 A ordinary shares and the March 12, 2014 vesting of 1,792 A ordinary shares.

(3)	Pertains to the March 12, 2014 vesting of 932 A ordinary shares.

(4)	Pertains to the January 1, 2014 vesting of 1,118 A ordinary shares, the February 9, 2014 vesting of 789 A ordinary shares, and the March 12, 2014 vesting of 1,792 A ordinary shares.

(5)	Pertains to the January 1, 2014 vesting of 932 A ordinary shares and the March 12, 2014 vesting of 2,680 A ordinary shares.

PENSION BENEFITS IN 2014

None of our named executive officers participate in or have account balances in any defined benefit plans sponsored by us.

NONQUALIFIED DEFERRED COMPENSATION IN 2014

None of our named executive officers participate in any nonqualified deferred compensation plans maintained by us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary of the agreements, plans, and arrangements that provide for payment to our current named executive officers at, following, or in connection with any termination, including resignation, severance, retirement or constructive termination, or with a change in control or a change in the named executive officer’s responsibilities, as of December 31, 2014.

The amounts reflected below do not include life insurance payouts that would have been made to our named executive officers upon death on December 31, 2014. These payments would have been equal to one and one-half times the base salary of each named executive officer with a cap of $200,000. Mr. Scott has an additional voluntary life insurance policy that provides $250,000 in coverage. Mr. Devlin has an additional voluntary life insurance policy that provides $300,000 in coverage and an additional voluntary accidental death and dismemberment insurance policy that provides $300,000 in coverage.

Cynthia Y. Valko

Under Ms. Valko’s 2014 agreement, Ms. Valko’s employment may be terminated at any time by us with or without cause or by Ms. Valko at any time.

•

Termination by Us for Cause,. If Ms. Valko’s employment is terminated for cause, Ms. Valko would receive all accrued, but unpaid, base salary through the termination date and any vesting of restricted shares and/or options would cease.

Under the 2014 agreement, “cause” means (1) the engaging by Ms. Valko in any malfeasance, incompetence, gross misconduct, gross negligence, fraud or dishonesty, (2) Ms. Valko is officially charged with or indicted for a felony criminal offense involving moral turpitude, (3) Ms. Valko failing to follow the lawful written instructions of the Board of Directors, including a committee thereof and the Chairman of the Board, and (4) violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interest policies and code of conduct and similar policies applicable to all of our employees and senior executives.

•

Termination by Us Without Cause. If we terminate Ms. Valko without cause, Ms. Valko is entitled to severance payments equal to one month of base salary for each 12 months of employment prior to the date of termination subject to the execution of a general release, with such amount payable in a lump sum on the 60th day following Ms. Valko’s termination date.

•

Change in Control. All of Ms. Valko’s unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Ms. Valko’s unvested options, if any, see the description related to Ms. Valko in the “Outstanding Equity Awards at December 31, 2014” table above.

Assuming Ms. Valko’s employment was terminated under any of these circumstances or a change of control occurred on December 31, 2014, such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
With Cause(1)	—	—	—	—	—
Without Cause	600,000	—	—	—	600,000
Change in Control(2)	—	3,150,000	—	—	3,150,000

(1)	We would have no further obligation to Ms. Valko except to pay her for all accrued, but unpaid, base salary through the termination date.

(2)	The option amount represents the value of the spread between the $17.87 exercise price and the closing price of $28.37 on December 31, 2014.

Thomas M. McGeehan

Under Mr. McGeehan’s employment agreement with us, Mr. McGeehan’s employment may be terminated at any time by us with or without cause, or upon his death or disability, or by Mr. McGeehan upon 90 days’ written notice. For 12 months following Mr. McGeehan’s termination for any reason, Mr. McGeehan shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by Us for Cause, Death, Disability or Resignation. If Mr. McGeehan’s employment is terminated because of death, disability, Mr. McGeehan’s resignation (other than as a result of our failure to offer a reasonable relocation package due to our relocation) or for cause, Mr. McGeehan would receive all accrued, but unpaid, base salary, and any vesting of restricted shares and/or options would cease.

Under Mr. McGeehan’s employment agreement, “cause” means (1) Mr. McGeehan substantially failing to perform his material duties after notice from us and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. McGeehan in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. McGeehan of certain provisions of his employment agreement or share/option agreements after notice from us and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. McGeehan of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by the Board of Directors that Mr. McGeehan has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. McGeehan, or (7) Mr. McGeehan being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. McGeehan is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by Us Without Cause or Termination by the Executive as a Result of Certain Relocation. If we terminate Mr. McGeehan without cause or he resigns as a result of the relocation of our principal executive offices or the business relocation of Mr. McGeehan (in both cases without us offering Mr. McGeehan a reasonable relocation package), Mr. McGeehan is entitled to severance payments equal to his monthly base salary multiplied by 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we are also obligated to maintain any medical and dental plan in which Mr. McGeehan participates until the earlier of the end of the severance period or Mr. McGeehan becoming eligible for coverage by another employer and subject to Mr. McGeehan continuing to bear his share of coverage costs.

•

Change in Control. All of Mr. McGeehan’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. McGeehan’s unvested options and restricted shares, if any, see the description related to Mr. McGeehan in the “Outstanding Equity Awards at December 31, 2014” table above.

Assuming Mr. McGeehan’s employment was terminated under any of these circumstances or a change in control occurred on December 31, 2014, and without taking into account any value assigned to Mr. McGeehan’s covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)		Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—		—
Without Cause or as a Result of Certain Relocation	375,000	—	—	21,792	(2)	396,792
Change in Control(3)	—	—	354,086	—		354,086

(1)	We would have no further obligation to Mr. McGeehan, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The current value of medical and dental benefits was used to calculate this amount.

(3)

Assumes continued employment following a change in control. If Mr. McGeehan were to be terminated without cause or if Mr. McGeehan terminates due to certain relocation within 12 months following a change in control, Mr. McGeehan would be entitled to the amount set forth above in “Change in Control” as well as the “Medical and Dental Benefits” amount set forth above in “Without Cause or as a Result of Certain Relocation.” The restricted shares amount represents all unvested restricted shares multiplied by the closing price of $28.37 on December 31, 2014.

Joseph R. Lebens

Mr. Lebens resigned effective September 5, 2014. Under Mr. Lebens’ employment arrangement with us we had no further obligation to Mr. Lebens, except to pay him for all accrued, but unpaid, base salary through September 5, 2014.

Under the Consulting Agreement, Global Indemnity Group or the Contractor may terminate the Consulting Agreement, or any services thereunder, at any time by giving sixty days’ written notice to the other party. If Mr. Lebens is convicted of any crime or offense, fails or refuses to comply with the terms of the Consulting Agreement or the written policies or reasonable directive of Global Indemnity Group, is guilty of serious misconduct in connection with performance under the Consulting Agreement, or materially breaches the Consulting Agreement, Mr. Lebens shall immediately notify Global Indemnity Group and Global Indemnity Group may at any time thereafter terminate the Consulting Agreement immediately and with written notice. Mr. Lebens’ Consulting Agreement modifies the vesting terms of his unvested, restricted share awards. Subject to the satisfaction with the timing, quality and results of the services provided under the Consulting Agreement and subject to Global Indemnity’s approval, Mr. Lebens existing A ordinary shares may vest if approved by the Company.

Under the Bermuda Consulting Agreement, Global Indemnity Re or the Contractor may terminate the Bermuda Consulting Agreement, or any services thereunder, at any time by giving sixty days’ written notice to the other party. If Mr. Lebens is convicted of any crime or offense, fails or refuses to comply with the terms of the Bermuda Consulting Agreement or the written policies or reasonable directive of Global Indemnity Re, is guilty of serious misconduct in connection with performance under the Bermuda Consulting Agreement, or materially breaches the Bermuda Consulting Agreement, Mr. Lebens shall immediately notify Global Indemnity Re and Global Indemnity Re may at any time thereafter terminate the Bermuda Consulting Agreement immediately and with written notice.

Matthew B. Scott

Under Mr. Scott’s employment agreement with PAIC, Mr. Scott’s employment may be terminated by PAIC with or without cause, or upon his death or disability or by Mr. Scott upon 90 days’ written notice. For a period of 12 months following Mr. Scott’s termination for any reason, Mr. Scott shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by PAIC for Cause, Death, Disability or Resignation. If Mr. Scott’s employment is terminated because of death, disability, Mr. Scott’s resignation or for cause, Mr. Scott would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares and/or options shall cease.

Under Mr. Scott’s employment agreement, “cause” means (1) Mr. Scott substantially failing to perform his duties after notice from PAIC and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. Scott in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. Scott of certain provisions of his employment agreement or share/option agreements after notice from PAIC and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. Scott of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by PAIC’s Board of Directors that Mr. Scott has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. Scott, or (7) Mr. Scott being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. Scott is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by PAIC Without Cause. If PAIC terminates Mr. Scott without cause, Mr. Scott is entitled to severance pay of 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we would also be obligated to maintain any medical, health, and accident plan or arrangement in which Mr. Scott participates until the earlier of the end of the severance period or Mr. Scott becoming eligible for coverage by another employer, subject to Mr. Scott continuing to bear his share of coverage costs.

•

Change in Control. All of Mr. Scott’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Scott’s unvested options and restricted shares, if any, see the description related to Mr. Scott in the “Outstanding Equity Awards at December 31, 2014” table.

Assuming Mr. Scott’s employment was terminated under any of these circumstances or a change in control occurred on December 30, 2014, and without taking into account any value assigned to Mr. Scott’s covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)		Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—		—
Without Cause	325,000	—	—	21,792	(2)	346,792
Change in Control(3)	—	—	379,591	—		379,591

(1)	We would have no further obligation to Mr. Scott, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The current value of medical and dental benefits was used to calculate this amount.

(3)

Assumes continued employment following a change in control. If Mr. Scott were to be terminated without cause, Mr. Scott would be entitled to the restricted shares amount set forth above in “Change in Control” as well as the “Medical and Dental Benefits” set forth above in “Without Cause.” The restricted shares amount represents all unvested restricted shares multiplied by the closing price of $28.37 on December 31, 2014.

William J. Devlin, Jr.

Under Mr. Devlin’s employment agreement with Global Indemnity Group, Mr. Devlin’s employment may be terminated by Global Indemnity Group with or without cause, or upon his death or disability or by Mr. Devlin upon 90 days’ written notice. For a period of 12 months following Mr. Devlin’s termination for any reason, Mr. Devlin would be subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by Global Indemnity Group for Cause, Death, Disability or Resignation. If Mr. Devlin’s employment is terminated because of death, disability, Mr. Devlin’s resignation or for cause, Mr. Devlin would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares and/or options shall cease.

Under Mr. Devlin’s employment agreement, “cause” means (1) Mr. Devlin substantially failing to perform his duties after notice from PAIC and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. Devlin in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. Devlin of certain provisions of his employment agreement or share/option agreements after notice from Global Indemnity Group and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. Devlin of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by Global Indemnity Group’s Board of Directors that Mr. Devlin has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. Devlin, or (7) Mr. Devlin being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. Devlin is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by Global Indemnity Group Without Cause. If we terminate Devlin without cause or he resigns as a result of the relocation of our principal executive offices or the business relocation of Mr. Devlin (in both cases without us offering Mr. Devlin a reasonable relocation package), Mr. Devlin is entitled to severance payments equal to his monthly base salary multiplied by 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we are also obligated to maintain any medical and dental plan in which Mr. Devlin participates until the earlier of the end of the severance period or Mr. Devlin becoming eligible for coverage by another employer and subject to Mr. Devlin continuing to bear his share of coverage costs.

Assuming Mr. Devlin’s employment was terminated under any of these circumstances or a change in control occurred on December 31, 2014, and without taking into account any value assigned to Mr. Devlin’s covenant not to compete, such payments and benefits would have had an estimated value of:

Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)		Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—		—
Without Cause or as a Result of Certain Relocation	325,000	—	—	16,932	(2)	341,932
Change in Control	—	—	—	—		—

(1)	We would have no further obligation to Mr. Devlin, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The current value of medical and dental benefits was used to calculate this amount.

Stephen Green

Under Mr. Green’s 2012 Employment Arrangement, Mr. Green’s employment may have been terminated by Global Indemnity with or without cause, or upon his death or disability or by Mr. Green upon 30 days’ notice. Global Indemnity would have no further obligation to Mr. Green, except to pay him for all accrued, but unpaid, base salary through the termination date.

Under Mr. Green’s 2015 Employment Arrangement, Mr. Green’s employment may be terminated by Global Indemnity with or without cause or upon his death, disability or by Mr. Green upon three months’ notice. If Mr. Green is terminated without cause he shall receive one month severance for each year worked with Global Indemnity up to a maximum of twelve months’ severance and subject to the execution of a general release. If Mr. Green resigns for any reason, dies or becomes disabled and cannot continue to perform the functions of his job or Mr. Green is terminated for cause Mr. Green is not entitled to any severance. All unvested A ordinary shares are forfeited upon termination.

Assuming Mr. Green’s 2015 Employment Arrangement was in effect and employment was terminated under any of these circumstances or a change in control occurred on December 31, 2014 such payments and benefits would have had an estimated value of:

Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause	67,292	—	—	—	67,292
Change in Control	—	—	—	—	—

(1)	We would have no further obligation to Mr. Green, except to pay him for all accrued, but unpaid, base salary through the termination date.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2014 regarding the Company’s equity compensation plans. The only plan pursuant to which the Company may currently make additional equity grants is the Global Indemnity plc Share Incentive Plan, which upon the approval by the Company’s shareholders in June 2014, replaced the Global Indemnity plc 2003 Share Incentive Plan. The Global Indemnity plc 2003 Share Incentive Plan had expired per its terms on September 5, 2013. Outstanding grants were not affected by the expiration of the Global Indemnity plc 2003 Share Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	612,500	(2)	$25.38	1,848,860
Equity compensation plans not approved by security holders	—		—	—
Total	612,500	(2)	$25.38	1,848,860

(1)	Does not include securities reflected in the column entitled “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”

(2)

Includes 312,500 options to acquire A ordinary shares granted under the 2003 Global Indemnity plc Share Incentive Plan and the 300,000 options to acquire A ordinary shares contingently granted upon shareholder approval of the Share Incentive Plan Amendment at the Annual General Meeting.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

During 2014, our Compensation Committee consisted of Stephen A. Cozen, John H. Howes, and Chad A. Leat. In 2014, the Company incurred $0.2 million for legal services rendered by Cozen O’Connor, of which Mr. Cozen was the Chairman. No member of the Compensation Committee during 2014 was an employee or an officer of Global Indemnity or its subsidiaries at any time during 2014 nor has any such person formerly been an officer of the Company. No executive officer of Global Indemnity served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board of Directors or the Compensation Committee during 2014.

Principal Shareholders and Security Ownership of Management

The table on the following page sets forth certain information concerning the beneficial ownership of our A and B ordinary shares as of April 3, 2015, including the percentage of our total voting power such shares represent on an actual basis, by:

•	each of our named executive officers;

•	each of our directors and director nominees;

•	each holder known to us to hold beneficially more than 5% of any class of our shares; and

•	all of our current executive officers and directors as a group.

As of April 3, 2015, the following share capital of Global Indemnity plc was issued and outstanding:

•	13,400,079 A ordinary shares; and

•	12,061,370 B ordinary shares, each of which is convertible at any time at the option of the holder into one A ordinary share.

Based on the foregoing, and assuming each B ordinary share is converted into one A ordinary share in accordance with the Articles of Association, as of April 3, 2015, there would have been 25,461,449 A ordinary shares issued and outstanding.

Except as otherwise set forth in the footnotes to the table, each beneficial owner has the sole power to vote and dispose of all shares held by that beneficial owner.

Principal Shareholders and Security Ownership of Management(1)

	A Ordinary Shares		B Ordinary Shares		Total Voting Power(2)	% As- Converted Ownership(3)
Name and address of
Beneficial Owner**	Shares	%	Shares	%	%	%
Saul A. Fox(4)	16,566,305	65.1	12,061,370	100	93.4	65.1
Fox Paine & Company(5)	15,832,294	62.2	12,061,370	100	92.8	62.2
Richmond Hill Investments, LLC(6)	1,400,038	10.5	—	—	1.0	5.5
Hotchkis & Wiley Capital Management(7)	1,169,667	8.8	—	—	*	4.6
Richmond Hill Investment Co., LP(8)	1,004,821	7.6	—	—	*	3.9
Dimensional Fund Advisors LP(9)	884,005	6.6	—	—	*	3.5
Cynthia Y. Valko(10).	355,222	2.7	—	—	*	1.4
Seth J. Gersch	90,130	*	—	—	*	*
Chad A. Leat	60,854	*	—	—	*	*
Thomas M. McGeehan	48,129	*	—	—	*	*
William J. Devlin, Jr.	37,483	*	—	—	*	*
Matthew B. Scott.	25,742	*	—	—	*	*
James W. Crystal	23,724	*	—	—	*	*
Joseph R. Lebens(11).	16,952	*	—	—	*	*
Stephen A. Cozen	14,255	*	—	—	*	*
John H. Howes	11,328	*	—	—	*	*
Stephen Green	10,120	*	—	—	*	*
Larry N. Port	0	*	—	—	*	*
All directors nominees and executive officers as a group (consists of 12 persons)(12)	17,243,292	67.7	12,061,370	100	93.9	67.7

*	The percentage of shares beneficially owned does not exceed 1%.

**	Unless otherwise indicated, the address for each beneficial owner is c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland

(1)

The numbers of shares set forth in these columns are calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934. As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of April 3, 2015. In particular, A ordinary shares that may be acquired by a particular beneficial owner upon the conversion of B ordinary shares are deemed to be outstanding for the purpose of computing the percentage of the A ordinary shares owned by such beneficial owner, but are not deemed to be outstanding for the purpose of computing the percentage of the A ordinary shares owned by any other beneficial owner.

(2)

The percentages in this column represent the percentage of the total outstanding voting power of Global Indemnity plc that the particular beneficial owner holds. The numerator used in this calculation is the total votes to which each beneficial owner is entitled, taking into account that each B ordinary share has ten votes, and the denominator is the total number of votes to which all outstanding shares of Global Indemnity plc are entitled, again taking into account that each B ordinary share has ten votes.

(3)

The percentages in this column represent the percentage of the total outstanding share capital of Global Indemnity plc that a particular beneficial owner holds on an as-converted basis, assuming that each B ordinary share is converted into one A ordinary share. As of April 3, 2015 there were 25,461,449 A ordinary shares outstanding on an as-converted basis. The numerator used in this calculation is the total number of A ordinary shares each beneficial owner holds on an as-converted basis and the denominator is the total number of A ordinary shares on an as-converted basis.

(4)

Mr. Fox is a shareholder of Fox Paine International GP, Ltd., which acts through its board of directors, which includes Mr. Fox. In addition, Mr. Fox is a member of Fox Paine & Company, LLC. 734,011 of the A ordinary shares listed are held by Mercury Assets Delaware LLC. The sole member of Mercury Assets Delaware LLC is Benjerome Trust.

(5)

The security holders are: U.N. Holdings (Cayman), Ltd.; U.N. Holdings (Cayman) II, Ltd.; and U.N. Co-Investment Fund I (Cayman), L.P.; U.N. Co-Investment Fund II (Cayman), L.P.; U.N. Co-Investment Fund III (Cayman), L.P.; U.N. Co-Investment Fund IV (Cayman), L.P.; U.N. Co-Investment Fund V (Cayman), L.P.; U.N. Co-Investment Fund VI (Cayman), L.P.; U.N. Co-Investment Fund (Cayman) VII, L.P.; U.N. Co-Investment Fund VIII (Cayman), L.P.; and U.N. Co-Investment Fund IX (Cayman), L.P. (collectively, the “Co-Investment Funds”). A majority of the outstanding share capital of U.N. Holdings (Cayman), Ltd. and U.N. Holdings (Cayman) II, Ltd. are held by Fox Paine Capital Fund II International, L.P. The sole managing general partner of Fox Paine Capital Fund II International, L.P. is Fox Paine Capital International GP, L.P. The sole general partner of Fox Paine Capital International GP, L.P. is Fox Paine International GP, Ltd. As a result, each of Fox Paine Capital Fund II International, L.P., Fox Paine Capital International Fund GP, L.P., and Fox Paine International GP, Ltd. may be deemed to control U.N. Holdings (Cayman), Ltd. and U.N. Holdings (Cayman) II, Ltd. The sole general partner of each of the Co-Investment Funds is Fox Paine Capital Co-Investors International GP, Ltd., which, together with Fox Paine Capital International GP, L.P., as its sole shareholder, and Fox Paine International GP, Ltd., as the sole general partner of Fox Paine Capital International GP, L.P., may be deemed to control such funds. In addition, pursuant to a management agreement with Fox Paine Capital International GP, Ltd. and Fox Paine Capital Fund II International, L.P., Fox Paine & Company, LLC may be deemed to be the indirect beneficial owner of such securities. Fox Paine International GP, Ltd., as the general partner of Fox Paine Capital International GP, L.P., may terminate that management agreement at any time in its sole discretion.

(6)

Based on information provided pursuant to a Schedule 13G/A filed on February 17, 2015 with the Securities and Exchange Commission, which reported that Richmond Hill Investments, LLC, (“Richmond Hill”), an investment advisor, has shared dispositive power and shared power to direct the vote of 1,400,038 A ordinary shares with Essex Equity Joint Investment Vehicle, LLC (“Essex”). Essex, the security holder of the securities identified herein, acts and holds such securities directly. The address for Essex and Richmond Hill is 375 Hudson Street, 12th Floor, New York, NY 10014.

(7)

Based on information provided pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015, which reported that Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), an investment advisor, has sole dispositive power as to 1,169,667 A ordinary shares, has the power to direct the vote of 937,900 A ordinary shares and has no shared dispositive or voting power over the remaining A ordinary shares. The address for Hotchkis is 725 S. Figueroa Street, 39th Floor, Los Angeles, California 90017.

(8)

Based on information provided pursuant to a Schedule 13G/A filed on February 17, 2015 with the Securities and Exchange Commission, which reported that Richmond Hill Investment Co., LP, (“Richmond Hill Investment”), an investment advisor, has shared dispositive power and shared power to direct the vote of

1,004,821 A ordinary shares with Richmond Hill Capital Partners, LP (“Richmond Hill Capital”). Richmond Hill Capital, the security holder of the securities identified herein, acts and holds such securities directly. The address for Richmond Hill Investment and Richmond Hill Capital is 375 Hudson Street, 12th Floor, New York, NY 10014.

(9)

Based on information provided pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2015, which reported that Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, has sole dispositive power as to 884,005 A ordinary shares, has the power to direct the vote of 866,171 A ordinary shares, and has no shared dispositive or voting power over the remaining A ordinary shares. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)	Includes 300,000 A ordinary shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(11)	Based on the most recent information available to the Company. Mr. Lebens resigned effective September 5, 2014.

(12)	Does not include the A ordinary shares attributable to Mr. Lebens since he resigned effective September 5, 2014.

Related Party Transactions

The Audit Committee of our Board of Directors is responsible for reviewing and approving related party transactions and making recommendations with respect to related party transactions to our Board of Directors for its formal approval. If a member of the Audit Committee or our Board of Directors is a party to the transaction, he will not vote on the approval of the transaction.

Generally, the Audit Committee reviews all transactions with related parties, including those transactions that are required to be disclosed in our proxy statement or in the notes to our audited financial statements. A “related party” generally includes any executive officer, director, nominee for director or beneficial holder of more than 5% of our A ordinary shares or B ordinary shares, any immediate family member of those persons and any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer.

The Charter of our Audit Committee provides that the Audit Committee shall (a) review and discuss with management and our outside auditors all related party transactions that are relevant to an understanding of our financial statements, (b) any of our material financial or non-financial arrangements that do not appear in our financial statements and (c) develop policies and procedures for ongoing review of related party transactions and review and approve all related party transactions. In addition, management prepares a report that is provided to our Board of Directors at each of their meetings, which details each related party transaction that was entered into since the prior meeting and the status of each related party transaction that is currently active.

Our Relationship with Fox Paine & Company

As used herein, unless the context requires otherwise, the term “Fox Paine & Company” refers to Fox Paine & Company, LLC and affiliated investment funds. Saul A. Fox, our Chairman, is the founder and chief executive of Fox Paine & Company, LLC.

Memorandum and Articles of Association

Pursuant to our Memorandum and Articles of Association, adopted as of June 12, 2013, Fox Paine & Company has the right to appoint a number of directors equal in aggregate to the pro rata percentage of the voting shares beneficially held by Fox Paine & Company of Global Indemnity for so long as Fox Paine & Company holds an aggregate of 25% or more of the voting power in Global Indemnity. Fox Paine & Company holds approximately 93% of the voting power of Global Indemnity as of April 7, 2014 and has the right to appoint all of our directors. All of the directors and nominees listed herein have been nominated in accordance with such provisions.

Management Agreement

On October 31, 2013, Global Indemnity (Cayman), Ltd. (“Global Indemnity Cayman”), a wholly owned subsidiary of the Company, entered into an Amendment and Restatement of the Management Agreement with Fox Paine & Company (the “Amended and Restated Agreement”). The Amended and Restated Agreement reflects the fourth amendment to the original management agreement, which was entered into on September 5, 2003 when Fox Paine & Company made its initial investment in the predecessor companies of the Company. The Company’s subsidiaries, United America Indemnity, Ltd. (“United America”), Global Indemnity Reinsurance Company, Ltd., and Global Indemnity Group, Inc., have guaranteed Global Indemnity Cayman’s payment obligations under the Amended and Restated Agreement

Prior to entering into the Amended and Restated Agreement, Global Indemnity Cayman paid Fox Paine & Company a $1.5 million annual management fee (“Annual Service Fee”) in exchange for Fox Paine & Company, LLC’s ongoing provision of management services to Global Indemnity Cayman and its affiliates. With the Amended and Restated Agreement, the $1.5 million Annual Service Fee is adjusted to reflect the aggregate increase in the CPI-U from August 31, 2003 to August 31, 2013, to $1.9 million. The Annual Service Fee will be adjusted on an ongoing basis annually to reflect the year over year change in the CPI-U. Beginning on September 5, 2014, payment of the Annual Service Fee is deferred until a change of control or September, 2018, whichever occurs first, in exchange for an annual adjustment equal to the percentage rate of return the Company earns on its investment portfolio multiplied by the aggregate Annual Service Fees and adjustment amounts accumulated and unpaid through such date.

In addition, upon the consummation of a “change of control” transaction in connection with the termination of management services, Global Indemnity Cayman will pay Fox Paine & Company a cash fee in an amount to be agreed upon, plus reimbursement of expenses. Fox Paine & Company will also receive a cash transaction fee in amount to be agreed upon, plus reimbursement of expenses, upon the consummation of a “change of control” transaction.

Global Indemnity Cayman has agreed to indemnify Fox Paine & Company and other indemnified parties against various liabilities that may arise as a result of the management services and advisory services they have provided or will provide.

Indemnification Agreement

Pursuant to our redomestication to Ireland, United America Indemnity entered into an indemnification agreement with one of the Affiliated Investment Funds of Fox Paine & Company (collectively, the “Fox Paine Entities”) with respect to certain potential U.S. and Irish tax liabilities. In general, no gain should be recognized for U.S. federal income tax purposes by the indirect owners of the Fox Paine Entities solely as a result of the redomestication transaction. Nevertheless, we may engage in certain internal restructuring transactions involving transfers of assets to subsidiaries of the Company, which, under U.S. tax law, could require certain indirect owners of the Fox Paine Entities to enter into an agreement with the U.S. Internal Revenue Service in order not to recognize gain. Under the agreement with the U.S. Internal Revenue Service, the affected indirect owners of the Fox Paine Entities would agree to pay tax on their gain not taxed at the time of the redomestication to Ireland, together with interest on such tax, if a “triggering event” occurs. A triggering event would be deemed to occur if, among other things, we dispose of shares of any such transferee subsidiaries or dispose of substantially all the transferred assets, including potentially in other internal reorganizations, to the extent such indirect owners have not previously disposed of our shares in a taxable transaction. In connection with our agreement with the Fox Paine Entities, we will have to indemnify the affected indirect owners of the Fox Paine Entities for any tax cost to them (including interest on tax and penalties, if any) of any triggering event and such affected indirect owners will pay us an amount equal to any tax benefits, if any, realized by them as a result of a triggering event for which they were indemnified, provided that the indirect owners will not be required to pay any amount of tax benefits in excess of the tax costs for which we have indemnified them. A sale or other disposition by these indirect owners of our ordinary shares will not constitute a triggering event for this purpose. In addition, the indemnification agreement with the Fox Paine Entities will provide that, under certain circumstances, in the event the conversion of our Class B ordinary shares to Class A ordinary shares or a sale or other disposition of our ordinary shares by any of the Fox Paine Entities is subject to Irish stamp duty, we (or a foreign subsidiary of the Company) will indemnify the Fox Paine Entities and their transferees against such Irish stamp duty. To date, the Company has not been made aware by Fox Paine & Company that it has incurred any Irish stamp duty.

Investment with Fox Paine & Company

Global Indemnity Re is a limited partner in Fox Paine Capital Fund II International, L.P., a private equity fund managed by Fox Paine & Company. The investment pre-dated the September 5, 2003 acquisition of Global Indemnity’s predecessor company by Fox Paine & Company. The Company’s interest in the partnership is valued, as of December 31, 2014, at $3.4 million, and the Company has a remaining capital commitment to the partnership of approximately $2.4 million.

American Reliable Related Fees

In connection with the acquisition of American Reliable, the Company has agreed to pay to Fox Paine & Company an investment banking fee of 3% of the amount paid plus the capital required to operate American Reliable on a standalone basis and a $1.5 million investment advisory fee. 267,702 A ordinary shares will be issued to pay these fees. The issuance of these shares will be registered but cannot be sold until the earlier of five years after the January 1, 2015 or a change of control.

Certain Other Relationships and Related Transactions

In 2014, the Company paid $0.2 million in brokerage fees to Crystal & Company, an insurance broker. James W. Crystal, the chairman and chief executive officer of Crystal & Company, is a member of our Board of Directors.

In 2014, the Company incurred $0.2 million for legal services rendered by Cozen O’Connor. Stephen A. Cozen, the chairman of Cozen O’Connor, is a member of our Board of Directors.

Global Indemnity Re is a participant in a reinsurance agreement with Hiscox Insurance Company (Bermuda) Ltd. (“Hiscox Bermuda”) effective January 1, 2013. Stephen Green, President of Global Indemnity Re, was a member of Hiscox Bermuda’s Board of Directors until May, 2014. The Company estimated that the following earned premium and incurred losses related to the agreement have been assumed by Global Indemnity Re from Hiscox Bermuda:

	Years Ended December 31,
(Dollars in thousands)	2014	2013
Assumed earned premium	$6,383	$3,053
Assumed losses and loss adjustment expenses	763	987

Net balances due to Global Indemnity Re under this agreement are as follows:

	As of December 31,
(Dollars in thousands)	2014	2013
Net receivable balance	$2,897	$3,337

Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2014.

The Audit Committee operates under a charter adopted by our Board of Directors. A copy of our Audit Committee Charter is available on our website at www.globalindemnity.ie. In performing all of its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditor who, in their report, express an opinion on the conformity of our financial statements to United States generally accepted accounting principles.

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2014.

The Audit Committee discussed with PwC, our independent auditor, the matters required to be discussed by Public Company Accounting Oversight Board in Auditing Standard No. 16 “Communicating with Audit Committees.”

The Audit Committee received written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

The Audit Committee

Seth J. Gersch, Chairman

James W. Crystal

John H. Howes

Independent Auditors

The Audit Committee has not selected an independent registered accounting firm as the Company’s independent auditor for the fiscal year ended December 31, 2015 and as such does not propose that one be ratified at the Annual General Meeting. The Annual General Meeting is scheduled to occur before the Audit Committee completes its evaluation and selection of the Company’s independent auditor. The Company’s independent auditor for the fiscal year ended December 31, 2014 was PricewaterhouseCoopers LLP (“PwC”) and PwC continues to perform audit functions for the Company.

A representative of PwC is expected to be available telephonically to respond to appropriate questions from shareholders at the Annual General Meeting. The representative will also have the opportunity to make a statement if he or she desires.

Information Regarding Our Independent Auditors

The following table shows the fees that were billed to us by PwC for professional services rendered for the fiscal years ended December 31, 2014 and December 31, 2013.

Fee Category	2014	2013
Audit Fees	$1,275,296	$1,204,835
Audit-Related Fees	4,897	32,396
Tax Fees	826,185	400,530
All Other Fees	95,095	3,600

Total Fees	$2,201,473	$1,641,361

Audit Fees

This category includes fees for the audit of our annual financial statements and review of interim quarterly financial statements included on our quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” For 2014 we paid PwC $4,897 in fees for Form S-8 Registration Statement consent procedures. For 2013 we paid PwC $32,396 in fees for coordination and provision of audit work papers related to the routine, periodic examination of our insurance companies by their regulators.

Tax Fees

This category includes fees for tax compliance, tax advice, and tax planning. The services provided included tax advice and assistance with tax compliance and reporting to federal, state and foreign taxing authorities. In addition, we paid tax fees in 2014 totaling $544,256 in conjunction with our acquisition of American Reliable.

All Other Fees

This category includes fees for products and services provided by PwC that are not included in the categories described above. For 2014 we paid PwC $91,495 for financial due diligence relating to our acquisition of American Reliable and $3,600 in fees for on-line accounting research services. For 2013, we paid PwC $3,600 in fees for on-line accounting research services.

The Audit Committee considered whether providing the non-audit services shown in the table above was compatible with maintaining PwC independence and concluded that it was.

Pre-Approval of Services

To ensure that our independent auditor maintains the highest level of independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services performed by our independent auditors. The Audit Committee pre-approved 100% of the fees for audit and non-audit services performed by PwC during the year ended December 31, 2014. To ensure that the provision of these services does not impair the independence of our independent auditor, unless a type of service to be provided by our independent auditor and the associated fees have been pre-approved in accordance with the Audit Committee Pre-Approval Policy, the Audit Committee’s separate pre-approval of any proposed services and the associated fees is required. The Audit Committee Pre-Approval Policy only applies to services provided to us by our independent auditor; it does not apply to similar services performed by persons other than our independent auditor. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically, or more often as it deems necessary in its judgment, reassess and revise the Audit Committee Pre-Approval Policy. The Audit Committee most recently reassessed and approved its Audit Committee Pre-Approval Policy in February 2012.

Shareholder Proposals

Under the rules and regulations promulgated by the SEC, certain shareholder proposals may be included in our proxy statement. Any shareholder desiring to have such a proposal included in our proxy statement for the annual general meeting to be held in 2016 must deliver a proposal that complies with Rule 14a-8 under the Exchange Act to our Chief Executive Officer c/o Global Indemnity plc, on or before January 1, 2016.

Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by our Chief Executive Officer c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland on or before March 16, 2016 or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, our form of proxy will confer discretionary authority to vote on any such proposal with respect to all proxies submitted to the Company.

Irish law provides that shareholders holding not less than 10% of the total voting rights may requisition the Board of Directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit a written notice to our registered office, which is signed by the shareholders requisitioning the meeting and states the objects of the meeting. If the directors do not, within 21 days of the date of deposit of the requisition proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the rights of a shareholder to have a proposal included in the proxy statement in accordance with the rules of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of the reports that we have received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made by the reporting persons for 2014 were made on a timely basis except for the following: Mr. McGeehan was late in making one Form 4 filing with respect to one transaction. Mr. Scott was late making two Form 4 filings with respect to two transactions.

Other Matters

The Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2014, including the reports of the directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by our Board of Directors. There is no requirement under Irish law that such statements be approved by the shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts were mailed with this Proxy Statement, the Annual Report on Form 10-K on or about April 30, 2015.

Our management knows of no matters to be presented at the Annual General Meeting or any adjournments or postponements thereof other than those set forth above and customary procedural matters. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretionary authority with respect to these matters and the persons voting the shares subject to such proxies will vote on such matters in accordance with their discretion.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement, Annual Report on Form 10-K, and Irish Statutory Accounts may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you send a written request to our Chief Executive Officer c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland or request copies by calling +353 (0)1 649 2000. If you want to receive separate copies of our Proxy Statement, Annual Report, 10-K, and Irish Statutory Accounts in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee.

* * *

Upon request, we will furnish to record and beneficial owners of our A and B ordinary shares, free of charge, a copy of our Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for the fiscal year ended December 31, 2014. Copies of the exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to our Chief Executive Officer c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland or e-mailed to info@globalindemnity.ie. These items are also available at our website: www.globalindemnity.ie.

AMENDMENT NO. 1

GLOBAL INDEMNITY PLC

SHARE INCENTIVE PLAN

This AMENDMENT No. 1 (the “Amendment”) effective 8 February 2015 amends, subject to the receipt of the approval of the Shareholders of Global Indemnity plc (the “Company”), the terms and conditions of the Global Indemnity Share Incentive Plan dated 9 February 2014 (the “Plan”). Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Plan.

Whereas, at the 9 February 2014 meeting of the Directors of the Company, the Plan was approved by the Directors of the Company; and

Whereas, at the 11 June 2014 meeting of the Shareholders of the Company, the Plan was approved by the Shareholders of the Company;

Whereas, the Company desires to effect the revisions to the Plan set forth herein effective as of 8 February 2015, subject to the receipt of the approval of the Shareholders of the Company: and;

Whereas, the Company intends to submit the Amendment to the Shareholders of the Company for approval at its 2015 Annual General Meeting of Shareholders.

NOW, THEREFORE, the Plan is amended as follows:

1. The first sentence of the third paragraph of Section 3 of the Plan is amended in its entirety as follows:

“The total number of Ordinary Shares subject to any Stock Option which may be granted under this Plan to any Participant shall not exceed 300,000 shares (subject to any increase or decrease pursuant to this Section 3) during each fiscal year of the Company.”

2. Except as expressly amended hereby, the Plan remains unmodified and in full force and effect.

3. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

GLOBAL INDEMNITY PLC

SHARE INCENTIVE PLAN

Section 1. Purpose; Definitions

The purpose of the Plan is to give Global Indemnity plc, a public limited company established in Ireland with registered number 481805 having its registered office at 25/28 North Wall Quay, Dublin 1 (the “Company”), and its Affiliates (as defined below) a competitive advantage in attracting, retaining and motivating officers, employees, consultants and non-employee directors, and to provide the Company and its Affiliates with a share plan providing incentives linked to the financial results of the Company’s businesses and increases in shareholder value.

For purposes of the Plan, the following terms are defined as set forth below:

“Affiliate” of a Person means a Person, directly or indirectly, controlled by, controlling or under common control with such Person and with respect to the Company, includes without limitation its Subsidiaries and its Parent.

“Award” means any award under this Plan of any Stock Option, Restricted Share, or Other Share-Based Award.

“Award Agreement” means a Restricted Share Agreement or an Option Agreement. An Award Agreement may include provisions included in an employment or consulting agreement of the Company or any of its Affiliates.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided in the Participant’s employment or consulting agreement with the Company or any of its Affiliates, that (i) the Participant is charged with or has committed a felony or other crime involving moral turpitude or conduct adverse to the interests of the Company, (ii) the Participant commits fraud, embezzlement or other conduct adverse to the interests of the Company or its Affiliates,(iii) the Participant substantially fails to perform his duties or obligations to the Company or its Affiliates, provided that he has been given notice and an opportunity to cure not to exceed thirty (30) days under circumstances in which the Board determines, in its sole discretion, that such failure to perform is in fact curable, or (iv) the Participant violates Company policies or policies of its Affiliates or materially breaches any representation made to the Company or its Affiliates.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Committee” means (a) the Compensation & Benefits Committee of the Board; or (b)a committee (or subcommittee) of the Board that the Board may designate to administer or make decisions required to be made under the Plan, whose membership shall be composed of not less than two directors who are intended to qualify as Non-Employee Directors and, to the extent required by Section 162(m) of the Code and any regulations thereunder, “outside directors” as defined under Section 162(m) of the Code, each of whom shall be appointed by and serve at the pleasure of the Board or (c) if at any time no such committee of the Board under (a) or (b) is so designated by the Board, the Board.

“Company” has the meaning set forth in the preamble hereto and any successors by operation of law.

“Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability.

“Employment” means, unless otherwise defined in an applicable Award Agreement or employment or consulting agreement, employment with, or service as a director or officer of, or as a consultant to, the Company or any of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Exercise Price” has the meaning set forth in Section 5(a).

“Fair Market Value” of the Ordinary Shares means (unless otherwise provided in the applicable Award Agreement), as of any given date, the closing price on the applicable date of the Ordinary Shares on the Nasdaq National Market or, if not listed on such market, on any other national securities exchange on which the Ordinary Shares are listed or, if not so listed, on The Nasdaq Stock Market, Inc. and, if not so quoted, the average of the closing bid and ask prices for the Ordinary Shares in the over-the-counter market on which the Ordinary Shares are actively traded. If such sales prices are not so available or the Ordinary Shares are not actively traded, as determined by the Committee in its sole discretion, the Fair Market Value of the Ordinary Shares shall mean the fair value as determined by the Committee in light of all circumstances, including comparable recent bona fide sales of applicable or similar securities. For purposes of the grant of any Stock Option, the applicable date shall be the date on which the Stock Option is granted.

“Family Member” means, solely to the extent provided for in Rule 701 under the Securities Act or, following the filing of a Securities Act Form S-8 with respect to the Plan, solely to the extent provided for in Securities Act Form S-8, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent (50%) of the voting interests or as otherwise defined in Rule 701 under the Securities Act or Securities Act Form S-8, as applicable.

“FPC” means Fox Paine & Company, LLC, its subsidiaries and related entities (including without limitation Fox Paine Capital, LLC, Fox Paine Capital Fund, L.P., Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II L.P., Fox Paine Capital Fund II International, L.P., Fox Paine Capital Fund II Co-Investors International, LP.), and all Persons that are partners or shareholders or members in any such related entities) and all partners, members, directors, employees, shareholders and agents of any of the foregoing.

“Incentive Stock Option” means a Stock Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Management Shareholders’ Agreement” means the Management Shareholders’ Agreement, dated as of September 5, 2003, among the Company, the FPC Stockholder, and the Management Investors, as defined therein, as amended and/or restated from time to time.

“Non-Employee Director” means a member of the Board who qualifies as a Non-Employee Director (as defined in Rule 16b-3(b)(3) as promulgated by the SEC under the Exchange Act, or any successor definition adopted by the SEC).

“Nonstatutory Stock Option” means a Stock Option not intended to qualify as an Incentive Stock Option. “Option Agreement” means an agreement setting forth the terms and conditions of a Stock Option Award. “Other Share-Based Award” means any Award granted under Section 7.

“Ordinary Shares” means the Class A Ordinary shares, par value $0.0001 per share, of the Company having the rights, preferences and privileges set out in the Company’s Articles of Association, as amended from time to time.

“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

“Participant” has the meaning set forth in Section 4.

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“Performance Criteria” has the meaning set forth in Exhibit A.

“Performance Goal means the objective performance goals established by the Committee and, if desirable for purposes of Section 162(m) of the Code, based on one or more Performance Criteria.

“Performance Period” means three consecutive fiscal years of the Company, or such shorter period as determined by the Committee in its discretion.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

“Plan” means the Global Indemnity plc Share Incentive Plan, as set forth herein and as hereinafter amended from time to time.

“Plan Shares” has the meaning set forth in Section l0(a).

“Restricted Shares” means an Award of Ordinary Shares granted under Section 6.

“Restricted Share Purchase Agreement” means an agreement setting forth the terms and conditions of an Award of Restricted Shares.

“Retirement” means a Participant’s Termination of Employment without Cause at or after age fifty-five (55).

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor thereto.

“Share Award” means an Award consisting of either shares of Ordinary Shares or a right to receive Ordinary Shares in the future, each pursuant to Section 6 of the Plan.

“Stock Option” means any Nonstatutory Stock Option or Incentive Stock Option.

“Subsidiary’ means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

“Termination of Employment” means (i) a termination of service (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company or an Affiliate, unless the Participant thereupon becomes employed by the Company or another affiliate.

In addition, certain other terms used herein have definitions otherwise ascribed to them herein.

Section 2. Administration

This Plan shall be administered by the Committee.

Among other things, the Committee shall have the authority, subject to the terms of the Plan, to:

(a) select the Participants to whom Awards may from time to time be granted and designate the Affiliates of the Company for purposes of the Plan;

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(b) determine whether and to what extent Awards are to be granted hereunder,

(c) determine the number of shares of Ordinary Shares to be covered by each Award granted hereunder;

(d) determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Exercise Price (subject to Section 5(a)), any vesting conditions, restrictions or limitations (which may be related to the performance of the Participant, the Company or any of its Affiliates)) and any acceleration of vesting or waiver or cancellation regarding any Award and the shares of Ordinary Shares relating thereto, based on such factors as the Committee shall determine;

(e) subject to Section 8 hereof, modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, the authority to either (1) reduce the Exercise Price of an outstanding Stock Option or Other Share Based Award or (2) simultaneously cancel Stock Options for which the Exercise Price exceeds the then current Fair Market Value of the underlying Ordinary Shares and grant a new Award with an Exercise Price equal to or greater than the then current Fair Market Value of the underlying Ordinary Shares.

(f) determine to what extent and under what circumstances Ordinary Shares and other amounts payable with respect to an Award shall be deferred;

(g) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(h) interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement, including, but not limited to, an Award Agreement relating thereto);

(i) adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax laws or other laws applicable to the Company, its Affiliates, or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Awards or Plan Shares acquired upon exercise of Awards; and

(j) otherwise supervise and administer of the Plan.

The Committee may act only by a majority of its members then serving thereon, except that, if permissible under applicable law, the Committee may designate or allocate all or any portion of its responsibilities and powers to any one or more of their number or any officer of the Company. Any such designation or allocation may be revoked by the Committee at any time.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of the Plan or an Award (or related Award Agreement) granted hereunder shall be determined and resolved by the Committee. Any determination or resolution made by the Committee pursuant to the provisions of the Plan with respect to the Plan, any Award or Award Agreement shall be made in the sole discretion of the Committee and, with respect to an Award, at the time of the grant of the Award or, unless in contravention of any express term of the Plan or the Award Agreement, at any time thereafter. Except as otherwise set forth herein or in any Award Agreement, all decisions made by the Committee in accordance with the terms of this Plan or the Award Agreements shall be final, conclusive and binding on all Persons, including the Company, its Affiliates and the Participants.

To the maximum extent permitted by applicable law and the Articles of Association of the Company and to the extent not covered by insurance directly insuring such person, each officer and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees and expenses of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts

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necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Articles of Association of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under this Plan.

Section 3. Ordinary Shares Subject to Plan

The total number of Ordinary Shares reserved and available for grant under the Plan shall be 2,000,000 (subject to any increase or decrease pursuant to this Section 3). Shares subject to an Award under the Plan may be authorized and unissued shares of Ordinary Shares or Ordinary Shares held in or acquired for the treasury of the Company or both.

If any Restricted Shares or Other Share-Based Awards are forfeited to the Company or if any Stock Option terminates without being exercised, the shares subject to such Awards shall again be available for distribution in connection with Awards under the Plan. In addition, in determining the number of Ordinary Shares available for Awards other than Incentive Stock Options, if Ordinary Shares have been delivered or exchanged by a Participant as full or partial payment to the Company for payment of the exercise price, or for payment of withholding taxes, or if the number of Ordinary Shares otherwise deliverable has been reduced for payment of the exercise price or for payment of withholding taxes, the number of Ordinary Shares exchanged or reduced as payment in connection with the exercise or for withholding shall again be available for purposes of Awards other than Incentive Stock Options under this Plan.

The total number of Ordinary Shares subject to any Stock Option which may be granted under this Plan to each Participant shall not exceed 100,000 shares (subject to any increase or decrease pursuant to this Section 3 ) during each fiscal year of the Company. The individual Participant limitations set forth in this Section 3 shall be cumulative; that is, to the extent that Ordinary Shares for which Options are permitted to be granted to a Participant pursuant to this Section during a fiscal year of the Company are not covered by a grant of an Option in the Company’s fiscal year, such Ordinary Shares available for grants to such Participant automatically increase in the subsequent fiscal years during the term of the Plan until used.

No individual may be granted in any fiscal year of the Company Other Share-Based Awards that are contingent upon the attainment of Performance Goals covering more than 50,000 Shares.

In the event any merger, reorganization, consolidation, recapitalization, spin-off, stock dividend, share split, reverse share split, extraordinary distribution with respect to the Ordinary Shares, any sale or transfer of all or part of the Company’s assets or business or other change in corporate structure affecting the Ordinary Shares occurs or is proposed (such an event, an “Equity Restructuring”), the Committee or the Board shall, effective as of the time of the Equity Restructuring, make such substitution or adjustment in the aggregate number and kind of shares or other property reserved for issuance under the Plan or any limitations under the Plan, in the number, kind and Exercise Price (as defined herein) of shares or other property subject to outstanding Stock Options, in the number and kind of shares or other property subject to Restricted Share Awards or other Awards, and/or such other substitution or adjustments, in each case as the Committee or the Board shall determine in its discretion to be appropriate, such that the value of the adjusted shares or other property immediately prior to the Equity Restructuring is the same as the value of such adjusted shares or other property immediately following the Equity Restructuring, provided that, in no case shall such determination adversely affect in any material respect the rights of a Participant hereunder or under any Award Agreement. In connection with any event described in this paragraph, the Committee may provide, in its sole discretion, for the cancellation of any outstanding Stock Option and payment in cash or other property in exchange therefor in an amount equal to the excess at such time, if any, of the Fair Market Value of the underlying Ordinary Shares over the per share exercise price for such Stock Options.

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In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Ordinary Shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as “Acquisition Events”), then the Committee may, in its sole discretion, terminate all outstanding Stock Options, effective as of the date of the Acquisition Event, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of his or her Stock Options that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Stock Option agreements), but any such exercise shall be contingent upon and subject to the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

Section 4. Participants

The following persons shall be “Participants” eligible to be granted Awards under the Plan: (i) Persons who are officers, directors, employees or consultants of the Company and/or any of its Affiliates; (ii) Persons who at the time of grant may be performing (or subject to being required to perform) services for the Company or any of its Affiliates (including, without limitation, officers, directors, employees, Affiliates and consultants of FPC); and (iii) Non-Employee Directors of the Company and its Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company and its Affiliates. However, Incentive Stock Options may be granted only to employees of the Company its Subsidiaries or its Parent.

Section 5. Stock Options

The Board or the Committee as its duly authorized delegate shall have the authority to grant to Participants Stock Options. Stock Options shall be evidenced by Option Agreements, which shall include such terms and provisions as the Committee may determine from time to time. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to receive a grant of a Stock Option, determines the number of Ordinary Shares to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option, or on such other date as the Committee may determine. The Company shall notify a Participant of any grant of a Stock Option, and a written Option Agreement shall be duly executed and delivered by the Company to the Participant. Such Option Agreement shall become effective upon execution and delivery by the Participant to the Company.

Stock Options shall be subject to the following terms and conditions, and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a) Exercise Price. The price per Ordinary Share purchasable under a Stock Option shall be such price as determined by the Committee and set forth in the Option Agreement (the “Exercise Price”); provided that the Exercise Price shall not be less than the grant date Fair Market Value of the Ordinary Shares, and:

(i) In the case of an Incentive Stock Option

(A) granted to an employee of the Company, its Subsidiaries or its Parent who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all share classes of the Company or its Subsidiaries or its Parent (a “Ten Percent Shareholder”), the per share Exercise Price shall be no less than one hundred ten percent (110%) of the Fair Market Value per share on the date of grant; and

(B) granted to any employee of the Company, its Subsidiaries or its Parent other than a Ten Percent Shareholder, the per share Exercise Price shall be no less ‘than one hundred percent (100%) of the Fair Market Value per share on the date of grant.

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(ii) in the case of any other Stock Option granted, including Nonstatutory Stock Options, the per share Exercise Price as determined by the Committee.

(b) Option Term. The term of each Stock Option shall be fixed by the Committee provided, however, that no Stock Option shall be exercisable more than ten (10) years after the date such Stock Option is granted. Absent any such term being fixed by the Committee, pursuant to an Option Agreement or otherwise, such term shall be ten (10) years; provided, however, that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five (5) years.

(c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at anytime waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

(d) Method of Exercise. Subject to the provisions of this Section 5, vested Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of Ordinary Shares subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the Exercise Price per share by certified or bank check or such other instrument or method of payment as the Committee may accept. Unless determined otherwise by the Committee at the time of grant and set forth in the Option Agreement, payment, in full or in part, may also be made in the form of fully vested Ordinary Shares (other than Restricted Shares) already owned by the Participant (for at least six months or such other period necessary to avoid a charge, for accounting purposes, against the Company’s earnings as reported in the Company’s financial statements if acquired upon exercise of a Stock Option or received upon the lapse of restrictions on an Award of Restricted Shares) of the same class as the Ordinary Shares subject to the Stock Option (based on the Fair Market Value of the Ordinary Shares on the date the Stock Option is exercised) or, if the Ordinary Shares are traded on a national securities exchange, The Nasdaq Stock Market, Inc. or quoted on a national quotation system sponsored by the National Association of Securities Dealers, and the Committee authorizes, to the extent permitted by law, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price or through “net settlement” in Ordinary Shares.

No Ordinary Shares shall be issued until full payment therefore has been made. Except as otherwise provided in the Management Shareholders’ Agreement, if the Participant is a party to the Management Shareholders’ Agreement, and subject to Sections 10(b), 10(e) and 10(h) hereof and the applicable Option Agreement, a Participant shall have all of the rights of a shareholder of the Company holding the class or series of Ordinary Shares that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends and distributions), when the Participant has given written notice of exercise, has paid in full for such shares and, if requested, has given the representations referred to in Section 10(b) or as may otherwise be required in accordance with Sections 10(e) and 10(h).

(e) Nontransferability of Stock Options. No Stock Option shall be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as otherwise expressly permitted under the applicable Option Agreement, to a Family Member, subject to the restrictions in the Management Shareholders’ Agreement. All Stock Options granted to an individual shall be exercisable, subject to the terms of the Plan, during the Participant’s lifetime, only by the Participant or any Person to whom such Stock Option is transferred pursuant to the preceding sentence, including such Participant’s guardian, legal representative and other transferee. The term “Participant” includes the estate of the Participant or the Legal representative of the Participant named in the Option Agreement and any Person to whom an Option is otherwise transferred in accordance with this Section 5(e), by will or the laws of descent and distribution; provided, however, that references herein to Employment of a Participant or termination of Employment of a Participant shall continue to refer to the Employment or termination of Employment of the applicable grantee of an Award hereunder.

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(f) Termination of Employment.

(i) Termination for Any Reason (other than Cause). Except as otherwise determined by the Committee and expressly provided in the applicable Option Agreement or applicable employment or consulting agreement, upon the termination of the Participant’s Employment for any reason (other than Cause), including death or Disability, vesting ceases, the term of unvested stock options lapses and vested and unvested options will become unexercisable, except that such Participant shall have ninety (90) days to exercise the portion of the Participant’s Stock Option that is vested on the date of the Participant’s termination of Employment. Notwithstanding anything contained herein to the contrary, the Participant shall not be permitted to exercise any Stock Option at a time beyond the initial option term.

(ii) Termination for Cause. All outstanding and unexercised Stock Options, whether vested or unvested, as of the time the Participant is notified that his or her Employment is terminated for Cause or at the time the Participant voluntarily terminates employment within ninety (90) days after the occurrence of an event that would be grounds for a termination for Cause, will be cancelled immediately.

Section 6. Restricted Shares

The Committee shall determine the Participants to whom and the time or times at which grants of Restricted Shares will be awarded, the number of shares to be awarded to any Participant, the purchase price, the conditions for vesting, the time or times within which such Awards may be subject to cancellation, repurchase and restrictions on transfer and any other terms and conditions of the Awards (including provisions (i) relating to placing legends on certificates representing Restricted Shares, (ii) permitting the Company to require that Restricted Shares be held in custody by the Company with a share transfer certificate from the owner thereof until restrictions lapse and (iii) relating to any rights to repurchase Restricted Shares on the part of the Company), in addition to those contained in the Management Shareholders’ Agreement, if the Participant is a party to the Management Shareholders’ Agreement. Each Participant receiving Restricted Shares shall be issued a share certificate in respect of such Restricted Shares, unless the Committee elects to u-;e another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Shares. Unless otherwise specified in the Restricted Share Agreement, upon a Participant’s termination for any reason during the relevant restriction period, all unvested Restricted Shares will be forfeited to the Company, without compensation.

Furthermore, in addition to the foregoing restrictions, Restricted Shares held by an officer, director or consultant of the Company or one of its Affiliate may be subject to additional or greater restrictions and any restrictions set forth in the Company’s Articles of Association. The terms and conditions of Restricted Share Awards shall be set forth in a Restricted Share Agreement, which shall include such terms and provisions as the Committee may determine from time to time, and which shall be duly executed and delivered by the Company to the Participant and become effective upon execution and delivery by the Participant to the Company. Except as provided in this Section 6, the Restricted Share Agreement, the Management Shareholders’ Agreement and any other relevant agreements, the Participant shall have, with respect to the Restricted Shares, all of the rights of a shareholder of the Company holding the class or series of Ordinary Shares that is the subject of the Restricted Share Award, including, if applicable, the right to vote the shares and, subject to the following sentence, the right to receive any cash dividends or distributions (but, subject to the third paragraph of Section 3, not the right to receive non-cash dividends or distributions). If so determined by the Committee in the applicable Restricted Share Agreement, cash dividends and distributions on the class or series of Ordinary Shares that is the subject of the Restricted Share Award shall be automatically deferred and reinvested in additional Restricted Shares, held subject to the vesting of the underlying Restricted Shares, or held subject to meeting conditions applicable only to dividends and distributions.

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Section 7. Other Share-Based Awards

The Committee is authorized to grant to Participants Other Share-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Ordinary Shares, including but not limited to, Ordinary Shares awarded purely as a bonus and not subject to any restrictions or conditions, Ordinary Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or a Subsidiary, share appreciation rights (either separately or in tandem with Options), share equivalent units, and Awards valued by reference to book value of Ordinary Shares.

Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of Ordinary Shares to be awarded pursuant to or referenced by such Awards, and all other conditions of the Awards. Grants of Other Share-Based Awards may be subject to such conditions, restrictions and contingencies as the Committee may determine which may include, but are not limited to, continuous service with the Company or an Affiliate and/or the achievement of Performance Goals. Except as provided in the last sentence of this paragraph, the criteria that may be used by the Committee in granting Other Share-Based Awards contingent on Performance Goals shall consist of the attainment of one or more of the Performance Goals. The Committee may select one or more Performance Goals for measuring performance and the measuring may be stated in absolute terms or relative to comparable companies. The measurements used in Performance Goals set under the Plan shall be determined in accordance with Generally Accepted Accounting Principles (“GAAP”), except, to the extent that any objective Performance Goals are used, if any measurements require deviation from GAAP, such deviation shall be at the discretion of the Committee at the time the Performance Goals are set or at such later time to the extent permitted under Section 162(m) of the Code. Other Performance Goals may be used to the extent such goals satisfy Section 162(m) of the Code or the Other-Share Based Award is not intended to satisfy the requirements of Section 162(m) of the Code.

Other Share-Based Awards made pursuant to this Section 7 are subject to the following terms and conditions:

(a) Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award agreement and this Plan, the recipient of an Award under this Section 7 shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of Ordinary Shares covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion.

(b) Vesting. Any Award under this Section 7 and any Ordinary Shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee, in its sole discretion.

(c) Waiver of Limitation. In the event of the Participant’s Retirement, Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article.

(d) Purchase Price. Ordinary Shares issued on a bonus basis under this Section 7 may be issued for no cash consideration; Ordinary Shares purchased pursuant to a purchase right awarded under this Section 7 shall be priced as determined by the Committee.

(e) Committee Certification. At the expiration of the Performance Period, the Committee shall determine and certify in writing the extent to which the Performance Goals have been achieved.

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Section 8. Term, Amendment and Termination

This Plan will expire on February 10, 2019, five years from its adoption by the Board of Directors of the Company. Awards outstanding as of such date shall not be affected or impaired by the expiration of the Plan and shall be subject to the terms of the Plan.

The Board or the Committee may at any time amend, suspend, or terminate the Plan, prospectively or retroactively;provided, however, that, unless otherwise required by law or specifically provided herein, no amendment, suspension or termination shall be made that is adverse to the rights of a Participant under an Award theretofore granted without such Participant’s consent; provided, further, without the approval of the shareholders of the Company in accordance with applicable law, to the extent required by the applicable provisions of Rule 16b-3 or Section 162(m) of the Code or the rules of any exchange or system on which the Ordinary Shares are listed or traded, or, with regard to Incentive Stock Options, Section 422 of the Code, no amendment may be made which would (i) increase the aggregate number of Ordinary Shares that may be issued under this Plan or the maximum individual Participant limitations under Section 3; (ii) change the classification of Participants eligible to receive Awards under this Plan; (iii) extend the maximum Stock Option period or (iv) require shareholder approval in order for the Plan to continue to comply with the applicable provisions of Rule 16b-3 or Section 162(m) of the Code, or, with regard to Incentive Stock Options, Section 422 of the Code.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall be made that is adverse to the rights of the Participant thereunder without the Participant’ consent.

Section 9. Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Ordinary Shares or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 10. General Provisions

(a) Awards and Certificates. Shares of Restricted Shares and Ordinary Shares issuable upon the exercise of a Stock Option (together, “Plan Shares”) shall be evidenced in such manner as the Committee may deem appropriate, including book entry registration or issuance of one or more share certificates. Any certificate issued in respect of Plan Shares shall be registered in the name of such Participant and shall bear appropriate legends referring to the terms, conditions, and restrictions applicable to such Award. Such Plan Shares may bear other legends to the extent the Committee or the Board determines it to be necessary or appropriate, including any required by the Management Shareholders’ Agreement. If and when all restrictions expire without a prior cancellation of the Plan Shares theretofore subject to such restrictions, upon surrender of legended certificates representing such shares new certificates for such shares shall be delivered to the Participant without the second legend listed above.

(b) Representations and Warranties. The Committee may require each Person purchasing or receiving Plan Shares to (i) represent to and agree with the Company in writing that such Person is acquiring the shares without a view to the distribution thereof and (ii) make any other representations and warranties that the Committee deems appropriate.

(c) Additional Compensation. Nothing contained in the Plan shall prevent the Company or any of its Affiliates from adopting other or additional compensation arrangements for its employees.

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(d) No Right of Employment. Adoption of the Plan or grant of any Award shall not confer upon any employee or any other individual any right to continued Employment, nor shall it interfere in any way with the right of the Company or any of its Affiliates to terminate the Employment of any eligible Participant at any time.

(e) Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for income tax purposes or subject to Federal Insurance Contributions Act withholdings with respect to any Award, including, without limitation, upon exercise of any Stock Option, under the Plan, such Participant shall pay to the Company or, if appropriate, one of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. If approved by the Committee, minimum required statutory withholding obligations may be settled with Ordinary Shares, including Ordinary Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Ordinary Shares.

(f) Beneficiaries. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid or by whom any rights of the Participant, after the Participant’s death, may be exercised.

(g) Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

(h) Compliance with Laws. If any law or any regulation of any governmental body, commission or agency having jurisdiction shall require the Company or a Participant seeking to exercise Stock Options to take any action with respect to the Plan Shares to be issued upon the exercise of Stock Options then the date upon which the Company shall issue or cause to be issued the Plan Shares or the rights associated therewith shall be postponed until full compliance (as determined by the Committee in its sole discretion) has been made with all such requirements of law or regulation; provided, that the Company shall use its reasonable efforts to take all necessary action to comply with such requirements of law or regulation. Moreover, in the event that the Company shall determine that, in compliance with the Securities Act or other applicable statutes or regulations (including state “Blue Sky” or other securities laws), it is necessary to register any of the Plan Shares with respect to which an exercise of a Stock Option has been made, or to qualify any such Plan Shares (or the Company) for exemption from any of the requirements of the Securities Act or any other applicable statute or regulation, no Stock Options may be exercised and no Plan Shares shall be issued to the exercising Participant until the required action has been completed; provided, that the Company shall use its reasonable efforts to take all necessary action to comply with such requirements of law or regulation. Notwithstanding anything to the contrary contained herein, neither the Board nor the members of the Committee owes a fiduciary duty to any Participant in his or her capacity as such.

(i) Fractional Shares. No fractional shares shall be issued under the Plan and no cash settlements shall be made with respect to fractional shares eliminated by rounding.

(j) Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal or foreign law and the rules of any stock exchange upon which the Company’s Ordinary Shares are listed, quoted or actively traded.

(k) Information to Participants. The Company shall provide, not less frequently than annually, copies of annual financial statements to each individual who acquires Ordinary Shares pursuant to the Plan while such individual owns such Ordinary Shares. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

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(l) Shareholders’ Agreement and Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of Plan Shares, to the extent required by the Committee, the Participant shall execute and deliver a shareholders’ agreement or such other documentation which shall set forth certain restrictions on transferability of the Plan Shares, a right of first refusal of the Company with respect to Plan Shares, the right of the Company to purchase Plan Shares and such other terms as the Board or Committee shall from time to time establish. Such shareholders’ agreement shall apply to all Plan Shares acquired under the Plan. The Company may require, as a condition of grant or exercise of any Award, the Participant to become a party to any other existing shareholders’ agreement.

(m) Section 409A. Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments or deliveries of shares in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment or delivery of shares on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. In the case of a Participant who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), payments and/or deliveries of shares in respect of any Award subject to Section 409A of the Code that are linked to the date of the Participant’s separation from service shall not be made prior to the date which is six (6) months after the date of such Participant’s separation from service from the Company and its affiliates, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder. The Company shall use commercially reasonable efforts to implement the provisions of this Section 10(m) in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 10(m).

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APPENDIX A

PERFORMANCE CRITERIA

Performance Goals established for purposes of an Award of Performance-Based Awards intended to comply with Section 162(m) of the Code shall be based on one or more of the following performance criteria (“Performance Criteria”): (i)the attainment of certain target levels of, or a specified percentage increase in, revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on shareholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company’s Ordinary Shares; (x) the growth in the value of an investment in the Company’s Ordinary Shares assuming the reinvestment of dividends; (xi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs or a reduction of the loss ratio, expense ratio, or combined ratio; (xii) achievement of certain targets with respect to the Company’s book value, assets or liabilities. For purposes of item (i) above, “extraordinary items” shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.

In addition, such Performance Criteria may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. Furthermore, such Performance Criteria may be supplemented by reference to per share determinations. To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including. without limitation, compliance with any requirements for shareholder approval), the Committee may: (i) designate additional business criteria on which the Performance Criteria may be based or (ii) adjust, modify or amend the aforementioned business criteria.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends you vote FOR Proposals 1 – 8.

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1. Election of Directors:

		For	Against	Abstain		For	Against	Abstain			For	Against	Abstain
	1a. Saul A. Fox	☐	☐	☐	1e. John H. Howes	☐	☐	☐	3.	To authorize Global Indemnity plc and/or any of its subsidiaries to make open market purchases of Global Indemnity plc A ordinary shares.	☐	☐	☐

	1b. Stephen A. Cozen	☐	☐	☐	1f. Larry N. Port	☐	☐	☐	4.	To authorize the reissue price range of A ordinary shares that Global Indemnity plc holds as treasury shares.	☐	☐	☐
	1c. James W. Crystal	☐	☐	☐	1g. Cynthia Y. Valko	☐	☐	☐

	1d. Seth J. Gersch	☐	☐	☐					5.	To authorize holding the 2016 Annual General Meeting of shareholders of Global Indemnity plc at a location outside of Ireland.	☐	☐	☐

2.	Matter concerning Global Indemnity Reinsurance Company, Ltd. and to authorize Global Indemnity plc to vote, as proxy on such matter.								6.	To renew the Board of Directors’ authority to issue ordinary shares.	☐	☐	☐

	Elections of directors and alternate directors of Global Indemnity Reinsurance Company, Ltd.:

		For	Against	Abstain		For	Against	Abstain	7.	To renew the Board of Directors’ authority to issue shares for cash, for other property, or for services without first offering shares to existing shareholders.	☐	☐	☐
.	2a. Alan Bossin	☐	☐	☐	2e. Marie-Joelle Chapleau (Alternate Director)	☐	☐	☐

.	2b. Stephen Green	☐	☐	☐	2f. Janita Burke (Alternate Director)	☐	☐	☐	8.	To amend the Global Indemnity plc Share Incentive Plan.	☐	☐	☐

	2c. Terrence Power	☐	☐	☐	2g. Grainne Richmond (Alternate Director)	☐	☐	☐

	2d. Cynthia Y. Valko	☐	☐	☐

IF YOU PLAN TO ATTEND THE 2015 ANNUAL GENERAL MEETING, PLEASE BRING,

IN ADDITION TO THIS ADMISSION TICKET, A FORM OF PHOTO IDENTIFICATION.

ADMISSION TICKET

GLOBAL INDEMNITY PLC

2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 27, 2015, 1:00 P.M., Bermuda Time

Global Indemnity Reinsurance Company, Ltd.

141 Front Street

Hamilton HM19

Bermuda

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER.

FOR DIRECTIONS TO THE 2015 ANNUAL GENERAL MEETING, PLEASE CALL +1(441)294-3962

NOTE: NO CAMERAS, RECORDING EQUIPMENT, ELECTRONIC DEVICES, LARGE BAGS,

BRIEFCASES OR PACKAGES WILL BE PERMITTED IN THE ANNUAL GENERAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2014 Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Notice of Annual General Meeting and Proxy Statement are available and the Irish Statutory Accounts with be available on or about April 30, 2015, at https://www.envisionreports.com/GBLI.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

GLOBAL INDEMNITY 2015 Annual General Meeting of Shareholders May 27, 2015, 1:00 P.M. Bermuda Time This proxy is solicited by the Board of Directors	+

The shareholder(s) hereby appoint(s) Thomas M. McGechan and Stephen W. Ries, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of A and Class B ordinary shares of GLOBAL INDEMNITY PLC that the shareholder(s) is/are entitled to vote at the 2015 Annual General Meeting of shareholder(s) to be held at 1:00 P.M., Bermuda Time on 27 May 2015, at Global Indemnity Reinsurance Company, Ltd. 141 Front Street, Hamilton HM19, Bermuda, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof, including adjournment and postponement of the Annual General Meeting and any other matters incident to the conduct of the Annual General Meeting. Any prior proxy is herby revoked by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation on all matters set forth in the Proxy Statement and in the discretion of the proxies upon such other matters as may properly come before the 2015 Annual General Meeting of Shareholders and any adjournment or postponement thereof.

Continued on reverse side.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

	Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢		+